    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1997.
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          FPA MEDICAL MANAGEMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          8049                         33-0604264
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                                3636 NOBEL DRIVE
                                   SUITE 200
                          SAN DIEGO, CALIFORNIA 92122
                                 (619) 453-1000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            JAMES A. LEBOVITZ, ESQ.
                         SENIOR VICE PRESIDENT, GENERAL
                             COUNSEL AND SECRETARY
                                3636 NOBEL DRIVE
                                   SUITE 200
                          SAN DIEGO, CALIFORNIA 92122
                                 (619) 453-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

            DAVID R. SNYDER, ESQ.                              BRUCE D. MEYER, ESQ.
        PILLSBURY MADISON & SUTRO LLP                      GIBSON, DUNN & CRUTCHER LLP
        101 WEST BROADWAY, SUITE 1800                         333 SOUTH GRAND AVENUE
         SAN DIEGO, CALIFORNIA 92101                    LOS ANGELES, CALIFORNIA 90071-3197
                (619) 234-5000                                    (213) 229-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger (the "Merger") of FPA Acquisition Corp., a wholly owned subsidiary of FPA Medical Management, Inc., with and into Health Partners, Inc. as described in the Agreement and Plan of Merger dated as of July 1, 1997 (the "Merger Agreement"), attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and are in compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
TITLE OF EACH CLASS OF                        AMOUNT TO BE         OFFERING PRICE         AGGREGATE          REGISTRATION
SECURITIES TO BE REGISTERED                   REGISTERED(1)          PER SHARE        OFFERING PRICE(2)         FEE(2)
------------------------------------------------------------------------------------------------------------------------
Common Stock ($.002 par value)...........   6,388,889 shares            N/A              $41,433,000          $12,555.45
========================================================================================================================

(1) Represents the maximum number of shares of FPA Medical Management, Inc. Common Stock, par value $.002 per share, to be issued pursuant to the Merger Agreement in exchange for all of the issued and outstanding shares of Common Stock of Health Partners, Inc.

(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the book value of the Common Stock of Health Partners, Inc. to be exchanged in the Merger as of March 31, 1997, the latest practicable date prior to the date of filing of this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          FPA MEDICAL MANAGEMENT, INC.

                             CROSS-REFERENCE SHEET
                  (Pursuant to Item 501(b) of Regulation S-K)

FORM S-4
ITEM NO.                  CAPTION                      LOCATION IN PROXY STATEMENT/PROSPECTUS
-------- ------------------------------------------  ------------------------------------------
 A. INFORMATION ABOUT THE TRANSACTION.
   1.    Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus....  Facing Page; Cross-Reference Sheet;
                                                     Outside Front Cover Page
   2.    Inside Front and Outside Back Cover Pages
         of Prospectus.............................  Available Information; Incorporation of
                                                     Certain Documents by Reference; Table of
                                                     Contents
   3.    Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information.............  Summary; Risk Factors
   4.    Terms of the Transaction..................  Summary; The Merger; The Merger Agreement;
                                                     Comparison of Rights of Holders of HPI and
                                                     FPA Common Stock
   5.    Pro Forma Financial Information...........  Summary; Selected Historical and Pro Forma
                                                     Information; Selected Historical Financial
                                                     Data -- FPA
   6.    Material Contracts with the Company Being
         Acquired..................................  Summary; The Merger; The Merger Agreement
   7.    Additional Information Required for
         Reoffering by Persons and Parties Deemed
         to be Underwriters........................  *
   8.    Interests of Named Experts and Counsel....  *
   9.    Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities...............................  *
 B. INFORMATION ABOUT THE REGISTRANT.
  10.    Information With Respect to S-3
         Registrants...............................  Available Information; Incorporation of
                                                     Certain Documents by Reference; Summary
  11.    Incorporation of Certain Information by
         Reference.................................  Incorporation of Certain Documents by
                                                     Reference
  12.    Information With Respect to S-2 or S-3
         Registrants...............................  *
  13.    Incorporation of Certain Information by
         Reference.................................  *
  14.    Information With Respect to Registrants
         Other Than S-2 or S-3 Registrants.........  *
 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED.
  15.    Information With Respect to S-3
         Companies.................................  *
  16.    Information With Respect to S-2 or S-3
         Companies.................................  *
  17.    Information With Respect to Companies
         Other Than S-2 or S-3 Companies...........  Summary; Selected Consolidated Financial
                                                     Data -- HPI; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations -- HPI; Business of
                                                     HPI; Security Ownership of Certain HPI
                                                     Beneficial Owners and Management;
                                                     Executive Officers of HPI; HPI Executive
                                                     Officer and Director Compensation; Index
                                                     to HPI's Consolidated Financial Statements
 D. VOTING AND MANAGEMENT INFORMATION.
  18.    Information if Proxies, Consents or
         Authorizations are to be Solicited........  Summary; The Merger; The HPI Special
                                                     Meeting
  19.    Information if Proxies, Consents or
         Authorizations are not be to Solicited or
         in an Exchange Offer......................  *

---------------

* Not Applicable.

                             HEALTH PARTNERS, INC.
                             800 CONNECTICUT AVENUE
                          NORWALK, CONNECTICUT, 06854

                                                                   [insert date]

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Health Partners, Inc. ("HPI"), which will be held at 10:00 a.m., local time, on
            , 1997 at HPI's corporate headquarters, 800 Connecticut Avenue, Norwalk, Connecticut, and any adjournments or postponements thereof (the "HPI Special Meeting").

     At the HPI Special Meeting, holders of HPI's common stock and preferred stock will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of July 1, 1997 (the "Merger Agreement") by and among FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Merger Sub"), and HPI. A copy of the Merger Agreement is included as Appendix A to the attached Proxy Statement/Prospectus. On the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into HPI (the "Merger"), and HPI will continue in existence as a wholly owned subsidiary of FPA.

     THE BOARD OF DIRECTORS OF HPI, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HPI AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     At the HPI Special Meeting, you will also be asked to consider and vote upon a proposal to approve certain payments and benefits (the "Payments") to be paid to or received by the undersigned. The Board of Directors of HPI has approved the Payments (with the undersigned abstaining) and recommends that you vote FOR approval of the Payments.

     Upon consummation of the Merger, each outstanding share of HPI common stock will be converted into the right to receive a number of shares of FPA common stock equal to the Exchange Ratio, which is based on a formula set forth in the Merger Agreement and described in the attached Proxy Statement/Prospectus. Based on such formula, management of HPI believes that the Exchange Ratio will fall between .43 and .55 shares of FPA common stock for each share of HPI common stock.

     PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR USE AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. If you do attend the HPI Special Meeting and wish to vote in person, you may revoke your proxy at that time.

                                          Very truly yours,

                                          Charles G. Berg
                                          President and Chief Executive Officer

                             HEALTH PARTNERS, INC.
                             800 CONNECTICUT AVENUE
                          NORWALK, CONNECTICUT, 06854

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 1997

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Health Partners, Inc., a Delaware corporation ("HPI"), will be held at 10:00 a.m., local time, at HPI's corporate headquarters, 800 Connecticut Avenue, Norwalk, Connecticut, and any adjournments or postponements thereof (the "HPI Special Meeting"). The HPI Special Meeting is called for the purpose of considering and voting upon:

     1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1997 (the "Merger Agreement"), by and among FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp. ("Merger Sub") and HPI. Pursuant to the Merger Agreement (i) Merger Sub will be merged with and into HPI, with HPI as the surviving corporation and (ii) each outstanding share of HPI common stock (subject to the exceptions and limitations set forth in the Merger Agreement and including shares of HPI common stock issued upon conversion of HPI preferred stock) at the Effective Time (as defined herein) will be converted into the right to receive a number of shares of FPA common stock as set forth in the Merger Agreement and as described in the attached Proxy Statement/Prospectus. A copy of the Merger Agreement is included as Appendix A to the attached Proxy Statement/Prospectus. The proposed merger and other related matters are more fully described in the attached Proxy Statement/Prospectus and the Appendices thereto.

     2. A proposal to approve certain payments and benefits to the President and Chief Executive Officer of HPI.

     3. To transact such other business as may properly come before the HPI Special Meeting.

     The close of business on           has been fixed as the record date for
determination of stockholders entitled to notice of, and to vote at, the HPI Special Meeting. Only stockholders of record at the close of business on the record date are entitled to vote at the HPI Special Meeting.

     In connection with the proposed merger, dissenters' rights will be available to those stockholders of HPI who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "Delaware Act"), a copy of which is attached as Appendix C to the attached Proxy
Statement/Prospectus. Reference is made to the section entitled "THE
MERGER -- Rights of Dissenting Stockholders" in the attached Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting dissenters' rights in connection with the proposed merger under
Section 262 of the Delaware Act.

     PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY EVEN IF YOU ARE PLANNING ON ATTENDING THE HPI SPECIAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR USE AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. If you do attend the HPI Special Meeting and wish to vote in person, you may revoke your proxy at that time.

     In accordance with the Delaware Act, a complete list of the stockholders of HPI entitled to vote at the HPI Special Meeting will be open to examination, during ordinary business hours at HPI's executive offices for 10 days preceding the HPI Special Meeting by any HPI stockholder for any purpose germane to the HPI Special Meeting.

                                          By Order of the Board of Directors,

                                          Secretary
[date]

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                          FPA MEDICAL MANAGEMENT, INC.
             HEALTH PARTNERS, INC.                                 PROSPECTUS
                PROXY STATEMENT                                 6,388,889 SHARES
                                                                  COMMON STOCK

    This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the stockholders of Health Partners, Inc., a Delaware Corporation ("HPI"), in connection with the solicitation of proxies by the Board of Directors of HPI (the "HPI Board") for use at a Special Meeting of stockholders to be held at HPI's corporate headquarters, 800 Connecticut Avenue, Norwalk,
Connecticut on            , 1997, at 10:00 a.m. local time (the "HPI Special
Meeting") to (i) approve the Agreement and Plan of Merger dated as of July 1, 1997 (the "Merger Agreement") by and among HPI, FPA Medical Management, Inc., a Delaware corporation ("FPA"), and FPA Acquisition Corp., a Delaware corporation and wholly owned subsidiary of FPA ("Merger Sub"), relating to the merger ("Merger") of Merger Sub with and into HPI and (ii) approve certain payments and benefits (the "Payments") to Charles G. Berg, President and Chief Executive Officer of HPI. APPROVAL OF THE PAYMENTS IS NOT A CONDITION TO THE CONSUMMATION OF THE MERGER. As a result of the Merger, HPI will become a wholly owned subsidiary of FPA. In connection with the Merger, each outstanding share of HPI Common Stock, par value $.001 per share ("HPI Common Stock"), will be exchanged for the right to receive a number of shares of FPA Common Stock, par value $.002 per share ("FPA Common Stock"), equal to the "Exchange Ratio." The holders of HPI Preferred Stock have agreed to convert their shares of HPI Preferred Stock to HPI Common Stock prior to the Effective Time. See "THE MERGER
AGREEMENT -- The Merger."

    The Exchange Ratio depends on the relationship among (i) the total issued and outstanding shares of HPI Common Stock (the "Outstanding HPI Stock") immediately prior to the time at which the Merger becomes effective (the "Effective Time") (including the total number of shares of HPI Common Stock issued or issuable pursuant to the Roll-up Transactions (as described in this Proxy Statement/Prospectus) and the conversion of all of the shares of HPI Preferred Stock), (ii) the fair value of vested and unvested options to purchase HPI Common Stock (the "HPI Options") outstanding immediately prior to the Effective Time (including HPI Options issued in the Roll-up Transactions) which will be converted in the Merger into fully paid shares of FPA Common Stock (the "FPA Option Shares"), (iii) the presumed transaction value of $115 million and
(iv) the FPA Value. The FPA Value will be the average of the closing prices of FPA Common Stock on the Nasdaq National Market System ("Nasdaq") for the ten consecutive trading days ending on the date that is two trading days prior to the date of consummation of the Merger (the "Closing Date"). The "Adjusted FPA Value" will equal the FPA Value, except that if the FPA Value is less than $18, the Adjusted FPA Value will be $18 and if the FPA Value is greater than $22, the Adjusted FPA Value will be $22. Consequently, the Adjusted FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the HPI Special Meeting, the Closing Date or the date the HPI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. See "THE MERGER -- Merger Consideration," "THE MERGER AGREEMENT -- Roll-Up Transactions" and "-- Treatment of Stock Options."

    The Exchange Ratio can be represented by the following formula:

Exchange Ratio =    ($115 Million / Adjusted FPA Value) - FPA Option Shares
                   ---------------------------------------------------------
                                     Outstanding HPI Stock

    HPI believes that the Exchange Ratio will likely fall between .43 and .55 resulting in the issuance of between 5,227,273 and 6,388,889 shares of FPA Common Stock (assuming a range of FPA Value of $15.65 to $25.00, respectively). If the FPA Value is less than $15.65, HPI may terminate the Merger Agreement. Except as more fully described in the accompanying Proxy Statement/Prospectus, in no event will the number of shares of FPA Common Stock issuable in the Merger exceed 6,388,889. The calculation of the Exchange Ratio is described more fully in the accompanying Proxy Statement/Prospectus. See "THE MERGER -- Merger Consideration" and "-- Adjustments to Merger Consideration."

    Shares of FPA Common Stock are traded on Nasdaq under the symbol "FPAM." On
           , 1997, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale price of FPA Common Stock was
$         per share. This Proxy Statement/Prospectus and the accompanying forms
of proxy are first being mailed to stockholders of HPI on or about            ,
1997.

    The Payments will be made to Mr. Berg pursuant to his current employment agreement (the "HPI Employment Agreement") with HPI which will be terminated at the Effective Time. Stockholder approval of the Payments is required for such payments to be tax deductible expenses of HPI and to avoid a 20% nondeductible excise tax to Mr. Berg on such Payments. See "THE PAYMENTS" and "THE
MERGER -- Interests of Certain Persons in the Merger."

    A copy of the Merger Agreement is included in the Proxy Statement/Prospectus as Appendix A.

    In addition, this Proxy Statement/Prospectus also constitutes the Prospectus of FPA filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of FPA Common Stock to be issued to stockholders of HPI in the Merger.

    SEE "RISK FACTORS" BEGINNING AT PAGE 22 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN EVALUATING THE MERGER AND FPA.

    No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by FPA or HPI. This Proxy Statement/Prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of FPA or HPI since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. All information herein with respect to FPA and Merger Sub has been furnished by FPA, and all information herein with respect to HPI has been furnished by HPI.
 THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS            , 1997.

                             AVAILABLE INFORMATION

     FPA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or from the Commission's Internet Web site at http://www.sec.gov. Shares of FPA Common Stock are traded on the Nasdaq National Market System under the symbol FPAM.

     FPA has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 with respect to the securities offered hereby. This Proxy Statement/Prospectus also constitutes the Prospectus of FPA filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above.

     All information contained in this Proxy Statement/Prospectus relating to FPA has been supplied by FPA, and all information relating to HPI has been supplied by HPI.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by FPA (File No. 0-24276) with the Commission pursuant to the Exchange Act, are incorporated by reference in this Proxy Statement/Prospectus:

     1. FPA's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on March 31, 1997, as amended by Form 10-K/A filed with the Commission on April 29, 1997.

     2. FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission on May 15, 1997.

     3. FPA's Current Report on Form 8-K dated March 17, 1997 filed with the Commission on May 16, 1997, as amended by Form 8-K/A filed with the Commission on May 30, 1997.

     4. FPA's Current Report on Form 8-K dated July 31, 1997 filed with the Commission on July 31, 1997.

     5. The description of the FPA Common Stock contained in FPA's Registration Statement on Form 8-A dated October 20, 1994.

     All documents and reports subsequently filed by FPA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Effective Time of the Merger shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or with respect to FPA in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Proxy Statement/Prospectus.

     THE PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHICH THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST DIRECTED TO FPA MEDICAL MANAGEMENT, INC., 3636 NOBEL DRIVE, SUITE 200, SAN DIEGO, CALIFORNIA 92122, ATTENTION: JAMES A. LEBOVITZ (TELEPHONE NUMBER
(619) 453-1000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY
REQUEST SHOULD BE MADE BY             , 1997, THE DATE WHICH IS FIVE BUSINESS
DAYS PRIOR TO THE DATE OF THE HPI SPECIAL MEETING.

     Some of the information presented in this Proxy Statement/Prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although FPA and HPI believe that their expectations are based on reasonable assumptions within the bounds of their knowledge of their respective businesses and operations, there can be no assurance that actual results of FPA's or HPI's operations will not differ materially from expectations. Factors which could cause actual results to differ from expectations include, among others, FPA's ability to successfully integrate acquisitions, FPA's ability to manage growth, the difficulty of controlling health care costs, the reliance of FPA on capitated revenue and FPA's ability to comply with governmental and other regulations, laws and licenses. Specific reference is made to the risks and uncertainties described under "RISK FACTORS."

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
AVAILABLE INFORMATION.................................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................      2
GLOSSARY OF CERTAIN DEFINED TERMS.....................................................      6
SUMMARY...............................................................................      8
  FPA MEDICAL MANAGEMENT, INC.........................................................      8
  HEALTH PARTNERS, INC................................................................     10
  THE MERGER..........................................................................     11
  THE HPI SPECIAL MEETING.............................................................     18
  FPA AND HPI COMPARATIVE PER SHARE DATA..............................................     20
  MARKET PRICE AND DIVIDEND DATA......................................................     21
RISK FACTORS..........................................................................     22
  Risks Relating to FPA...............................................................     22
  Risks Relating to the Merger........................................................     32
THE HPI SPECIAL MEETING...............................................................     34
  Date, Time and Place................................................................     34
  Purpose of the HPI Special Meeting..................................................     34
  Revocation of Proxies...............................................................     34
  Quorum..............................................................................     34
  Vote Required.......................................................................     34
  Record Date; Stock Entitled to Vote.................................................     35
  Voting of Proxies...................................................................     35
  Solicitation of Proxies.............................................................     35
  Stockholders' Right of Appraisal....................................................     35
  Security Ownership of Certain HPI Owners and Management.............................     36
THE MERGER............................................................................     37
  Effects of the Merger...............................................................     37
  Merger Consideration................................................................     37
  Adjustments to Merger Consideration.................................................     37
  Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares....     38
  Nasdaq Listing......................................................................     38
  Background of the Merger............................................................     38
  Recommendation of the HPI Board of Directors and Reasons for the Merger.............     39
  Opinion of HPI's Financial Advisor..................................................     40
  Effective Time of the Merger........................................................     42
  Interests of Certain Persons in the Merger..........................................     42
  Certain Federal Income Tax Consequences.............................................     45
  Accounting Treatment................................................................     47
  Resale of FPA Common Stock by Affiliates............................................     47
  Certain Regulatory Matters..........................................................     48
  Rights of Dissenting Stockholders...................................................     48
THE PAYMENTS..........................................................................     50
BOARD OF DIRECTORS AND MANAGEMENT OF FPA FOLLOWING THE MERGER.........................     51

                                                                                        PAGE
                                                                                        -----
COMPARISON OF RIGHTS OF HOLDERS OF HPI AND FPA COMMON STOCK...........................     51
  Preferred Stock.....................................................................     51
  Board of Directors..................................................................     52
  Bylaws..............................................................................     52
  Stockholder Meetings................................................................     53
  Indemnification.....................................................................     53
  Stockholder Voting Requirements.....................................................     54
  Action by Consent...................................................................     54
THE MERGER AGREEMENT..................................................................     55
  The Merger..........................................................................     55
  Effective Time......................................................................     55
  Fractional Shares...................................................................     56
  Surrender and Payment...............................................................     56
  Treatment of Stock Options..........................................................     56
  Certain Representations and Warranties..............................................     56
  Conduct of Business Pending the Merger..............................................     57
  Certain Additional Agreements.......................................................     58
  Roll-up Transactions................................................................     61
  Conditions to Consummation of the Merger............................................     61
  Termination.........................................................................     62
  Effect of Termination...............................................................     63
  Amendment...........................................................................     63
  Waiver..............................................................................     63
SELECTED HISTORICAL AND PRO FORMA INFORMATION.........................................     64
SELECTED HISTORICAL FINANCIAL DATA -- FPA.............................................     73
SELECTED CONSOLIDATED FINANCIAL DATA -- HPI...........................................     74
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS -- HPI........................................................     75
  Overview............................................................................     75
  Results of Operations...............................................................     77
  Liquidity and Capital Resources.....................................................     79
BUSINESS OF HPI.......................................................................     80
SECURITY OWNERSHIP OF CERTAIN HPI BENEFICIAL OWNERS AND MANAGEMENT....................     82
EXECUTIVE OFFICERS OF HPI.............................................................     83
HPI EXECUTIVE OFFICER AND DIRECTOR COMPENSATION.......................................     84
  Executive Officer Compensation......................................................     84
  Director Compensation...............................................................     85
LEGAL MATTERS.........................................................................     85
ADDITIONAL INFORMATION................................................................     85
EXPERTS...............................................................................     86
INDEX TO HPI'S CONSOLIDATED FINANCIAL STATEMENTS......................................    F-1
APPENDIX A -- AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 1, 1997 BY AND AMONG FPA,
              MERGER SUB AND HPI......................................................    A-1
APPENDIX B -- OPINION OF SMITH BARNEY INC.............................................    B-1
APPENDIX C -- DELAWARE GENERAL CORPORATION LAW SECTION 262............................    C-1

                       GLOSSARY OF CERTAIN DEFINED TERMS

Adjusted FPA Value.................  The FPA Value as adjusted pursuant to the terms of the
                                     Merger Agreement and used in determining the Exchange
                                     Ratio.
APB No. 16.........................  Accounting Principles Board Opinion No. 16, as amended.
Capitation.........................  A per enrollee per month amount paid pursuant to Payor contracts in exchange for which the PPM or physician
                                     group is financially responsible to provide the enrollee
                                     with all necessary medical care specified by the
                                     capitation arrangement.
Certificate of Merger..............  The Certificate of Merger to be filed with the Secretary of State of Delaware in connection with the Merger.
Closing............................  The closing of the Merger.
Closing Date.......................  The date on which the Closing occurs.
Code...............................  The Internal Revenue Code of 1986, as amended.
Commission.........................  The Securities and Exchange Commission.
Delaware Act.......................  Delaware General Corporation Law.
Department.........................  The California Department of Corporations.
DOJ................................  The United States Department of Justice.
Effective Time.....................  The time at which the Merger will become effective as provided for in the Certificate of Merger or such other
                                     time as to which FPA, HPI and Merger Sub shall agree.
Exchange Act.......................  Securities Exchange Act of 1934, as amended.
Exchange Agent.....................  American Stock Transfer & Trust Company or another bank or trust company designated by FPA acting as an exchange
                                     agent.
Exchange Ratio.....................  The number of shares of FPA Common Stock issuable in exchange for each share of HPI Common Stock in
                                     connection with the Merger.
FPA................................  FPA Medical Management, Inc.
FPA Board..........................  The Board of Directors of FPA Medical Management, Inc.
FPA Common Stock...................  FPA Medical Management, Inc. Common Stock, par value
                                     $.002 per share.
FPA Network........................  Professional Corporations, other providers of medical services and Payors affiliated with FPA.
FPA Option Shares..................  The number of fully paid shares of FPA Common Stock to be issued in respect of HPI Options.
FPA Value..........................  The average closing price of FPA Common Stock as reported on Nasdaq for the ten consecutive trading days
                                     ending on the date that is two trading days prior to the
                                     Closing Date.
Global Capitation..................  A capitation arrangement whereby the PPM or physician group is financially responsible to provide enrollees
                                     with all necessary inpatient and outpatient medical
                                     care.
HMO................................  Health Maintenance Organization.
HPI................................  Health Partners, Inc.
HPI Board..........................  The Board of Directors of Health Partners, Inc.
HPI Common Stock...................  Health Partners, Inc. Common Stock, $.001 par value per share.
HPI Options........................  Options to purchase shares of HPI Common Stock.
HPI Preferred Stock................  Health Partners, Inc. Series A Convertible Preferred
                                     Stock, $.001 par value per share, and Health Partners,
                                     Inc. Series B Convertible Preferred Stock, $.001 par
                                     value per share.

HPI Special Meeting................  The Special Meeting of stockholders of HPI to be held on at 10:00 a.m. local time at 800 Connecticut
                                     Avenue, Norwalk, Connecticut, as the same may be
                                     adjourned or postponed.
HPI Subsidiaries...................  Direct subsidiaries of HPI.
HPI Voting Securities..............  The outstanding shares of HPI Common Stock and HPI
                                     Preferred Stock.
HSR Act............................  Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
                                     amended.
IPA................................  Independent practice association.
Merger.............................  The merger of Merger Sub and HPI.
Merger Agreement...................  The Agreement and Plan of Merger dated as of July 1,
                                     1997 by and among FPA, Merger Sub and HPI.
Merger Consideration...............  The aggregate consideration to be issued to HPI stockholders in the Merger.
Merger Sub.........................  FPA Acquisition Corp.
Nasdaq.............................  The Nasdaq National Market System.
1994 Securities Purchase             The Securities Purchase Agreement by and among HPI,
  Agreement........................  Foxfield Venture, Inc. (now WellPoint), Oxford and
                                     certain individual investors dated as of May 18, 1994.
Outstanding HPI Stock..............  The total number of issued and outstanding shares of HPI
                                     Common Stock (including the total number of shares of
                                     HPI Common Stock issued or issuable in the Roll-up
                                     Transactions and the conversion of all of the shares of
                                     HPI Preferred Stock).
Oxford.............................  Oxford Health Plans, Inc.
PPM................................  Physician practice management company.
Payments...........................  Certain payments and benefits to be paid to or received by Mr. Berg in connection with the Merger.
Payors.............................  HMOs and other prepaid health insurance plans which provide physician and related health care services to
                                     enrollees.
Professional Corporations..........  Professional corporations affiliated with FPA.
Proxy Statement/Prospectus.........  This proxy statement/prospectus relating to the Merger and the Payments.
Record Date........................  , 1997
Registration Statement.............  The registration statement filed under the Securities
                                     Act of 1933 of which this Proxy Statement/Prospectus
                                     forms a part.
Roll-up Transactions...............  The acquisition by HPI of the minority interests in its subsidiaries which will occur immediately prior to the
                                     Effective Time.
Rule 144...........................  Rule 144 promulgated under the Securities Act.
Rule 145...........................  Rule 145 promulgated under the Securities Act.
Securities Act.....................  Securities Act of 1933, as amended.
Smith Barney.......................  Smith Barney Inc., financial advisor to HPI with respect to the Merger.
Surviving Corporation..............  HPI after the Merger.
WellPoint..........................  WellPoint Development Company, Inc.
WellPoint Parent...................  WellPoint Health Networks, Inc., the ultimate corporate parent of WellPoint.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus and the documents incorporated herein by reference.

                          FPA MEDICAL MANAGEMENT, INC.

     FPA is a national physician practice management company which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. FPA provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to Payor contracts. Including the effects of the Merger, FPA will be affiliated with approximately 7,580 primary care physicians (including obstetrician-gynecologists who contract with HealthCap, Inc. ("HealthCap") as primary care physicians, the "ob-gyn physicians") and 15,322 specialty care physicians (excluding specialists who contract with HealthCap), who provide services to approximately 1,316,800 enrollees (including HealthCap ob-gyn direct access enrollees) of 42 health maintenance organizations ("HMOs") or other prepaid health insurance plans (collectively, "Payors") in 27 states. FPA, through its subsidiary Sterling Healthcare Group, Inc. ("Sterling"), is also affiliated with approximately 1,300 emergency department physicians and manages the emergency departments of 107 hospitals in 20 states.

     FPA's strategy is to increase enrollment by adding new Payor relationships and new providers to the existing FPA Network and by expanding the FPA Network into new geographic areas where the penetration of managed healthcare is growing. FPA believes new Payor and provider relationships are possible because of its ability to manage the cost of health care without sacrificing quality. FPA seeks to control the two "gatekeeping" points of entry into the managed health care delivery system -- the primary care physician's office and the emergency room -- thereby giving FPA a platform for coordinating all aspects of patient care under global capitation Payor contracts. FPA is also pursuing state and national Payor contracts, which facilitate more rapid development of provider networks in new markets and thus should enable FPA to increase enrollment in an accelerated manner. FPA has recently entered into, or agreed to negotiate, national Payor contracts with Aetna/U.S. Healthcare, Inc., PacifiCare Health Systems and Foundation Health Systems, Inc.

     FPA's relationships with its subsidiaries and affiliated professional corporations (the "Professional Corporations"), other providers of medical services and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. FPA enhances physician practice operations by assuming administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services, including professional, ancillary and medical management services, and is entitled to amounts received from Payors in excess of such costs. FPA believes that its management model is appealing to physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.

     Agreements with Payors and providers are entered into with, and approved by, either a subsidiary of FPA or one of the Professional Corporations, depending on applicable state law. Pursuant to administrative services agreements with such subsidiaries or the Professional Corporations, payments received from Payors are assigned to FPA.

     The FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to pre-authorization guidelines and are provided through contracts negotiated by FPA for the subsidiaries and Professional Corporations based on discounted fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost-effective health care. Because FPA is obligated to provide medical services, some of the costs of which are variable, for fixed capitation fees, its profitability may vary based on the ability of FPA and its affiliated providers to control such health care costs.

     FPA recruits physicians and contracts for their services to provide staffing of emergency departments. FPA also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation as well as billing and record keeping. In addition, FPA has expanded its hospital-based services to include the management of anesthesiology departments, correctional institutional health facilities and rural health care clinics.

     The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     FPA is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. There can be no assurance that FPA will acquire any additional businesses.

     The health care industry is subject to extensive federal and state legislation and regulation. Changes in the regulations or interpretations of existing regulations could significantly affect the business of FPA.

     FPA's executive offices are located at 3636 Nobel Drive, Suite 200, San Diego, California 92122 and its telephone number is (619) 453-1000.

     FPA Recent Developments. On June 30, 1997, FPA acquired HealthCap in a stock-for-stock merger accounted for as a pooling of interests in which 2,300,000 shares of FPA Common Stock were issued in exchange for all of the outstanding shares of HealthCap (including shares covered by HealthCap vested options and outstanding warrants at the closing of the merger) and FPA assumed certain outstanding HealthCap options. HealthCap is a physician practice management company ("PPM") that provides management services to physician networks, including IPAs and professional corporations, which are paid pursuant to capitation arrangements. HealthCap operates in California, Florida, Georgia, Missouri and Nevada. As of March 31, 1997, HealthCap had a network of approximately 1,540 primary care physicians which provided health care services to approximately 50,000 HMO enrollees under 12 Payor contracts.

     On March 17, 1997, FPA acquired AHI Healthcare Systems, Inc. ("AHI") in a stock-for-stock merger accounted for as a pooling of interests in which 5,678,509 shares of FPA Common Stock were issued in exchange for all of the outstanding shares of AHI. AHI develops integrated health care delivery networks and provides managed care infrastructure services primarily in California, Florida and Texas. As of March 17, 1997, AHI had approximately 9,000 affiliated physicians (including both primary care and specialist physicians) in 51 operational and 40 developing networks, which provided health care services to approximately 200,000 enrollees under approximately 22 Payor contracts.

     FPA's operating revenues for the second quarter ended June 30, 1997 increased 92.3% to $244.5 million compared to $127.2 million in the same period last year, including the operations of HealthCap, recently merged into FPA, accounted for as a pooling of interests. Net income for the second quarter was $8.1 million or $0.24 per share (excluding a non-recurring charge of $5.4 million related to costs associated with the merger of HealthCap) compared to a net loss of $4.6 million or $0.16 per share for the same period last year. Weighted average shares of FPA Common Stock outstanding were 34,259,107 and 28,317,866 for the second quarters of 1997 and 1996, respectively.

     For the six months ended June 30, 1997, FPA's operating revenue increased 100% to $474.6 million compared to $237.2 million in the same period last year. Net income for the first six months of 1997 was $11.0 million or $0.32 per share (excluding non-recurring charges of $38.0 million related to costs associated with the HealthCap and AHI mergers) compared to a net loss of $3.6 million or $0.13 per share for the same period last year. Weighted average shares of FPA Common Stock outstanding were 34,510,257 and 27,660,452 for the first six months periods of 1997 and 1996, respectively.

                             HEALTH PARTNERS, INC.

     HPI is a physician practice management company which invests in and manages multi-specialty physician medical groups and IPAs. HPI or its affiliated medical groups or IPAs contracts with HMOs and other Payors on a capitated or global fee basis in selected metropolitan markets. HPI's strategy is to affiliate with physicians who are seeking a partner to assist the medical group or network in transitioning from a fee-for-service oriented health care system to a managed care system. In each market, HPI seeks to affiliate with a locally prominent medical group or IPA and assist the medical group or IPA in building a managed care infrastructure and developing a high quality, geographically strong network of physicians. The network is designed to increase the number of available primary care physicians, which provides an opportunity to increase the number of patients served under a capitated or global fee contract. HPI believes this approach enables physicians to provide high-quality, cost-effective health care, is highly desirable to both Payors and patients and is more likely to assist physicians in successfully adapting to a managed care environment. HPI has targeted major metropolitan markets with lower HMO penetration. HPI should benefit as managed health care grows in these geographic markets by an increase in new Payor and physician relationships.

     Since its inception in September 1993, HPI has affiliated with eight physician group practices and six IPAs representing approximately 1,722 physicians in five geographic markets including the New York City metropolitan area, northern Virginia, Washington, D.C., northern Kentucky and San Antonio, Texas. HPI's affiliated medical groups and IPAs currently serve approximately 138,000 patients under capitated or global fee arrangements. HPI believes it is the New York metropolitan area's largest PPM with approximately 1,331 affiliated physicians and approximately 104,000 patients under capitated or global fee arrangements.

     HPI's executive offices are located at 800 Connecticut Ave, Norwalk, Connecticut 06854 and its telephone number is (203) 851-2600.

                                   THE MERGER

Effects of the Merger......  Pursuant to the Merger, Merger Sub will merge with and into HPI, HPI will continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") and HPI will become a wholly owned subsidiary of FPA. At the Effective Time (as defined below): (i) each outstanding share of HPI Common Stock, except as provided below, will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the Exchange Ratio; (ii) each share of HPI Common Stock and HPI Preferred Stock held in HPI's treasury will be canceled and extinguished and will cease to exist and no consideration will be delivered with respect thereto; (iii) if applicable, each outstanding share of HPI Common Stock and HPI Preferred Stock, the holder of which is eligible for dissenters' rights to appraisal in accordance with the Delaware General Corporation Law ("Delaware Act"), will not be converted into a right to receive shares of FPA Common Stock, but such holder will be entitled to only such rights as are granted under the applicable provisions of the Delaware Act (see "THE MERGER -- Rights of Dissenting Stockholders"); and
                             (iv) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of the Surviving Corporation.

                             The Exchange Ratio will depend on the relationship among (i) the total issued and outstanding shares of HPI Common Stock (the "Outstanding HPI Stock") immediately prior to the Effective Time (including the 8,000,025 shares of HPI Common Stock to be issued upon conversion of the HPI Preferred Stock
                             and the             shares of HPI Common Stock to
                             be issued in the Roll-up Transactions), (ii) the fair value of options to purchase HPI Common Stock (the "HPI Options") immediately prior to the Effective Time (including HPI Options issued in the Roll-up Transactions) which will be converted in the Merger into shares of FPA Common Stock (the "FPA Option Shares"), (iii) the presumed transaction value of $115 million and (iv) the FPA Value. The FPA Value will be the average of the closing prices of FPA Common Stock on Nasdaq for the ten consecutive trading days ending on the date that is two trading days prior to the Closing Date. The "Adjusted FPA Value" will equal the FPA Value, except that if the FPA Value is less than $18, the Adjusted FPA Value will be $18 and if the FPA Value is greater than $22, the Adjusted FPA Value will be $22. Consequently, the Adjusted FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the HPI Special Meeting, the date of consummation of the Merger (the "Closing Date") or the date the HPI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. See "THE MERGER -- Merger Consideration," "THE MERGER AGREEMENT -- Roll Up Transactions" and
                             "-- Treatment of Stock Options."

                             The Exchange Ratio can be represented by the following formula:

                                       Exchange Ratio =      ($115 Million / Adjusted FPA Value) -- FPA Option Shares
                                                             ---------------------------------------------------------
                                                             Outstanding HPI Stock

                             HPI believes that the Exchange Ratio will fall between .43 and .55 (assuming a range of FPA Value of $15.65 to $25.00, respectively).

                             Except as more fully described in the accompanying Proxy Statement/ Prospectus, in no event will the number of shares of FPA Common Stock issuable in the Merger exceed 6,388,889. The adjustments to the Exchange Ratio are described more fully in this Proxy Statement/ Prospectus. IF THE FPA VALUE IS LESS THAN $15.65, HPI MAY TERMINATE THE MERGER AGREEMENT. See "THE MERGER AGREEMENT -- Termination."

                             The actual market price of the FPA Common Stock may vary, which may cause a change in the Exchange Ratio and the aggregate Merger Consideration. Each HPI stockholder is urged to obtain updated FPA market information.

                             No fractional shares of FPA Common Stock will be issued in connection with the Merger and, in lieu of any such fractional share, each holder of HPI Common Stock who would otherwise have been entitled to a fraction of a share of FPA Common Stock will be entitled to receive a cash payment equal to such fraction multiplied by the FPA Value.

Recommendation of HPI's
Board of Directors.........  The HPI Board believes that the terms of the Merger are fair to and in the best interests of the holders of the HPI Common Stock and HPI Preferred Stock and has unanimously approved the Merger Agreement and the related transactions. The HPI Board unanimously recommends that HPI stockholders approve the Merger Agreement. See "THE
                             MERGER -- Recommendation of the HPI Board of
                             Directors and Reasons for the Merger."

Opinion of HPI's Financial
Advisor....................  Smith Barney Inc. ("Smith Barney") has acted as financial advisor to HPI in connection with the Merger and has delivered to the HPI Board a written opinion dated July 1, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of HPI Common Stock. The full text of the written opinion of Smith Barney dated July 1, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/ Prospectus and should be read carefully in its entirety. The opinion of Smith Barney was directed to the HPI Board and relates only to the fairness of the Merger Consideration from a financial point of view; it does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the HPI Special Meeting. See "THE MERGER -- Opinion of Financial Advisor to HPI."

Effective Time of the
Merger.....................  The Merger will become effective at the time (the
                             "Effective Time") specified in the Certificate of Merger (the "Certificate of Merger") to be filed with the Secretary of State of Delaware. The filing will be made on or as soon as practicable after the closing of the Merger (the "Closing"). The Closing will occur on the second business day immediately following the date on which the last of the conditions required to consummate the Merger is fulfilled or waived, or as otherwise agreed by the parties.

Conditions to the Merger...  The obligations of FPA and HPI to consummate the
                             Merger are subject to certain conditions including
                             (i) obtaining the approval of the
                             stockholders of HPI, (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part, (iii) the approval for inclusion on Nasdaq of the FPA Common Stock to be issued in connection with the Merger, (iv) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) the absence of any preliminary or permanent injunction or other order or decree prevents the consummation of the Merger, (vi) the receipt by each party of various legal opinions and other certificates, consents, reports and approvals from the other parties to the Merger and from third parties, including assurances relating to the treatment of the Merger as a "pooling of interests" for financial and accounting purposes and the treatment of the Merger as a tax-free reorganization, and (vii) the accuracy in all material respects of the representations and warranties of each party and performance in all material respects of all agreements, covenants and obligations by each party. Additionally, the obligation of HPI to consummate the Merger is subject to the conditions that (i) FPA shall have entered into an agreement to provide registration rights to certain HPI stockholders, (ii) FPA shall have entered into certain employment agreements and have taken certain employee-related actions and
                             (iii) the FPA Value shall be not less than $15.65. The obligation of FPA to consummate the Merger is subject to the conditions that (i) the resignation of the directors of HPI immediately prior to the Effective Time shall have occurred, (ii) HPI and Oxford Health Plans, Inc. shall have entered into a Master Strategic Agreement pursuant to which the parties shall have agreed to certain strategic principles for ongoing relationships between Oxford's health plan subsidiaries and HPI's subsidiaries and professional corporations, (iii) FPA and WellPoint Health Networks, Inc. ("Wellpoint Parent") shall have entered into a Memorandum of Understanding pursuant to which the parties shall have agreed to develop a strategic relationship to further the delivery of quality cost-effective health care to enrollees of WellPoint Parent's health plan subsidiaries, (iv) there shall be no HPI Preferred Stock outstanding as of the Effective Time, (v) stock option acknowledgments shall have been executed by holders representing no less than 80% of the shares of HPI Common Stock issuable upon exercise of all HPI stock options and (vi) each Roll-up Transaction shall be complete or the parties thereto shall have entered into escrow agreements which will set aside an agreed upon maximum number of shares of FPA Common Stock which may be issued in the Roll-up Transactions. Either FPA or HPI may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations. To the extent material provisions or conditions are waived, including, among others, the condition that the Merger be treated as a "pooling of interests" for accounting and financial reporting purposes and that the Merger qualify as a tax-free reorganization, FPA and HPI will amend this Proxy Statement/Prospectus and resolicit stockholder votes to the extent required by applicable law. In the event the FPA Value is less than $15.65, HPI's decision to complete the Merger will depend upon the HPI Board's reconsideration of, among other things, the factors set forth under "THE MERGER -- Recommendations of the HPI Board of Directors and Reasons for the Merger." See "THE

                             MERGER -- Certain Regulatory Matters" and "THE MERGER AGREEMENT -- Conditions to the Merger."

Termination, Amendment and
Waiver.....................  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of FPA and HPI, or, generally, by either party if, among other things, (i) the Merger shall not have been completed by October 28, 1997, (ii) HPI does not obtain stockholder approval, (iii) any required governmental or regulatory approval is not obtained, (iv) either party materially breaches any of its representations, warranties or covenants under the Merger Agreement or (v) the Merger is prohibited by court order. In addition, HPI may terminate the Merger Agreement if the FPA Value is less than $15.65 or FPA has not received the consent of its senior lender on or before August 15, 1997. Each of FPA and HPI may terminate the Merger Agreement if the respective conditions to each such party's obligations have not been satisfied or waived on the Closing Date. See "THE MERGER AGREEMENT -- Termination," "-- Amendment" and "-- Waiver."

Rights of HPI
Stockholders...............  Both FPA and HPI are Delaware corporations and the rights of their respective stockholders are governed by the Delaware Act and their respective Certificates of Incorporation and Bylaws. In addition, the rights of the HPI stockholders are affected by a Securities Purchase Agreement among HPI, Foxfield Ventures, Inc. (now WellPoint), Oxford and certain management investors dated as of May 18, 1994 ("1994 Securities Purchase Agreement"). If the Merger is consummated, HPI's stockholders will become stockholders of FPA, and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA. There are certain material differences between stockholders' rights under HPI's Certificate of Incorporation and Bylaws and FPA's Certificate of Incorporation and Bylaws. The material differences include certain supermajority stockholder approval requirements contained in HPI's Bylaws and the procedure for nomination of directors contained in the 1994 Securities Purchase Agreement. See "COMPARISON OF RIGHTS OF HOLDERS OF HPI AND FPA COMMON STOCK."

Treatment of Stock
Options....................  Pursuant to the Merger Agreement, each HPI Option, whether or not vested, shall be canceled at the Effective Time in exchange for a number of shares of fully paid FPA Common Stock with a market value equal to the fair value of such HPI Option as determined by applying a variation of the Black-Scholes option pricing model by an investment banking firm. See "THE MERGER
                             AGREEMENT -- Treatment of Stock Options." The HPI Options will include HPI Options issued in the Roll-up Transactions in exchange for options to acquire Minority Shares (as defined herein) in HPI subsidiaries. See "THE MERGER AGREEMENT -- Roll-up Transactions."

Roll-up Transactions.......  HPI has affiliated with group practices and IPAs through subsidiaries (the "HPI Subsidiaries"). The physician-owners of the group practices or IPAs own shares in HPI Subsidiaries with which they contract to provide health care services. In each case, such shares represent less than a 30% interest in such subsidiary. Such physician-owners and other employees also have been granted stock options in HPI Subsidiaries (the "Minority Options"). HPI has the right to exchange the Minority Shares and Minority Options for HPI Common Stock and HPI Options of equal value (the "Roll-up Transactions"). HPI has exercised its right in connection with the Merger. Pursuant to the Roll-up
                             Transactions,           shares of HPI Common Stock
                             will be issued and                options to
                             purchase HPI Common Stock will be issued immediately prior to the Effective Time. "THE MERGER AGREEMENT -- Roll-up Transactions."

                             Following the Roll-up Transactions, the holders of such newly issued HPI Common Stock and HPI Options will have the right to receive shares of FPA Common Stock on the same terms and conditions as other holders of HPI Common Stock and HPI Options at the Effective Time. See "THE MERGER -- Merger Consideration" and "THE MERGER
                             AGREEMENT -- Treatment of Stock Options."

Dissenters' Rights.........  Holders of HPI Common Stock and HPI Preferred Stock
                             who exercise dissenters' rights with respect to the Merger in accordance with the procedures prescribed in the Delaware Act will be entitled to receive cash for their stock if such stockholders (i) do not vote in favor the Merger, (ii) perfect such holders' rights to an appraisal of such shares in accordance with the applicable provisions of the Delaware Act and (iii) have not effectively withdrawn or lost such rights to an appraisal. A copy of the section of the Delaware Act relating to dissenters' rights is attached to this Proxy Statement/Prospectus as Appendix C. See "THE
                             MERGER -- Rights of Dissenting Stockholders."

HSR Act Filing.............  FPA and HPI made their respective filings under the
                             HSR Act with the Federal Trade Commission ("FTC") on July 29, 1997. FPA and HPI have received written
                             notification dated             , 1997, that early
                             termination of the waiting period of their respective HSR Act filings has been granted. Notwithstanding the termination of the waiting period of the HSR Act filings, the FTC, DOJ or others could take action under the antitrust laws, including after the Effective Time, seeking the divestiture by FPA of all or any part of the assets of HPI acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Although no assurance can be given, FPA and HPI believe that the Merger can be effected in compliance with all federal and state regulations. See "THE MERGER -- Certain Regulatory Matters."

Material Federal Income Tax
Consequences...............  The Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1996 (the "Code"). Assuming the Merger so qualifies as a reorganization within the meaning of
                             Section 368(a) of the Code, in general, no gain or loss will be recognized by holders of HPI Common Stock with respect thereto on the surrender of their HPI Common Stock in exchange for FPA Common Stock, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by FPA or HPI. Under the Merger Agreement, it is a condition precedent to the respective obligations of FPA and HPI to consummate the Merger that each of FPA and HPI will have received an opinion of its respective counsel, dated the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Sec-tion 368(a) of the Code and that each of HPI, FPA and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. For a further discussion of the federal income tax consequences of the Merger see "THE MERGER -- Certain Federal Income Tax Consequences." EACH HPI STOCKHOLDER IS URGED TO CONSULT HIS OR HER PERSONAL TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH HOLDER'S PARTICULAR FACTS AND CIRCUMSTANCES.

Accounting Treatment.......  The Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes. See "THE MERGER -- Accounting Treatment."

Interests of Certain
Persons in the Merger;
Possible Conflicts of
Interest...................  In considering the recommendations of the HPI Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, HPI stockholders should be aware that certain members of HPI management and the Board of Directors have interests in the Merger that are in addition to the interests of the stockholders of HPI generally. These interests arise from, among other things, certain employment agreements, management retention programs, indemnification arrangements, registration rights and other matters which FPA will assume or has agreed to provide after the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

Risk Factors...............  Certain factors to be considered in connection with an investment in FPA Common Stock and approval of the Merger Agreement are set forth under "RISK FACTORS." Risks relating to FPA include no assurance of successful integration of acquisitions, expanded service offering; risks of financial leverage; growth strategy, difficulty in maintaining growth; risks related to intangible assets; difficulty in controlling health care costs, capitated nature of revenue; risks related to full risk capitation and fee-for-service contracts; dependence on government and other third party payors; reliance on certain payors; terminability of Payor contracts; dependence on primary care physicians and emergency medicine physicians; risks related to classification of physicians as independent contractors; state laws regarding prohibition of corporate practice of medicine; possible negative effects of prospective health care reform; possible negative effects of governmental regulations; antitrust regulation; competitive market forces; potential liabilities; fluctuations in quarterly results; possible volatility of stock price; dependence upon key personnel, employment contracts; risk of dilution and additional capital needs; shares eligible for future sale; and anti-takeover effect of certain charter provisions. Risks relating to the Merger include the impact on FPA's financial statements; no assurance of successful integration of certain operations; exchange ratio may not fully reflect changes in the price of FPA Common Stock; need for additional capital; possible loss of business; rights of HPI stockholders following the Merger; and federal income tax consequences.

Surrender of
Certificates...............  Promptly after the Effective Date, FPA's exchange agent will mail a transmittal form and exchange instructions to each holder of record of HPI Common Stock. CERTIFICATES FOR SHARES OF HPI

                             COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL SUCH TRANSMITTAL FORM AND EXCHANGE INSTRUCTIONS ARE RECEIVED.

Resale Restrictions........  All shares of FPA Common Stock received by HPI stockholders will be freely tradeable, except that shares of FPA Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in the Securities Act) of HPI or FPA at the time of the Special Meeting may be resold by them only in certain permitted circumstances under the Securities Act, other applicable securities laws and rules related to "pooling of interests" accounting treatment. See "THE MERGER -- Resale of FPA Common Stock by Affiliates."

Payments...................  In connection with the termination of his employment agreement with HPI which will occur at the Effective Time, Charles G. Berg, the President and Chief Executive Officer of HPI, will receive certain payments and benefits (the "Payments") which could be considered "parachute payments" under Section 280G of the Code. Based on Section 280G of the Code and the proposed regulations thereto ("Section 280G"), unless stockholders representing 75% or more of the HPI Common Stock and HPI Preferred Stock (other than securities owned or controlled by Mr. Berg and certain of his family members) approve the Payments, HPI may not be able to deduct all or a portion of the Payments and Mr. Berg may be subject to a nondeductible 20% excise tax with respect thereto. THE HPI BOARD (WITH MR. BERG ABSTAINING) HAS APPROVED THE PAYMENTS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE PAYMENTS. SEE "THE PAYMENTS."

                            THE HPI SPECIAL MEETING
Special Stockholder
Meeting....................  The special meeting of stockholders of HPI (the
                             "HPI Special Meeting") will be held on
                               , 1997 at 10:00 a.m. local time at 800
                             Connecticut Avenue, Norwalk, Connecticut 06854.
Matters to be Considered at
the Special Meeting........  At the HPI Special Meeting, stockholders will be asked (i) to approve and adopt the Merger Agreement and (ii) to approve the Payments to the President and Chief Executive Officer of HPI.
                             HPI'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL.
Quorum; Vote Required......  The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of HPI Common Stock and HPI Preferred Stock (the "HPI Voting Securities") at the HPI Special Meeting is necessary to constitute a quorum at the meeting. For purpose of constituting a quorum and for all matters to be voted upon at the HPI Special Meeting, the HPI Preferred Stock shall be treated on an as-converted basis. Approval of the Merger Agreement requires the affirmative vote of 60% of the HPI Voting Securities. Approval of the possible adjournment or postponement of the HPI Special Meeting requires the affirmative vote of a majority of the HPI Voting Securities present either in person or by proxy at the HPI Special Meeting. Approval of the Payments requires the affirmative vote of at least 75% of the HPI Voting Securities, excluding shares that are owned by the President and Chief Executive Officer of HPI and certain of his family members. See "THE HPI SPECIAL
                             MEETING -- Vote Required" and "THE MERGER
                             AGREEMENT -- Conditions to the Merger."
Record Date; Outstanding
HPI Stock..................  Only stockholders of record of HPI Common Stock and
                             HPI Preferred Stock at the close of business on
                                         , 1997 are entitled to notice of and to
                             vote at the HPI Special Meeting. On that date, there were 1,673,500 shares of HPI Common Stock outstanding, 25,000 shares of HPI Series A Preferred Stock outstanding and 25,000 shares of HPI Series B Preferred Stock outstanding, with each share of HPI Common Stock entitled to one vote per share, each share of HPI Series A Convertible Preferred Stock entitled to 132 votes per share and each share of HPI Series B Convertible Preferred Stock entitled to 188 votes per share, with respect to all matters to be considered at the HPI Special Meeting.
Security Ownership of HPI
  Management...............  As of the record date, the directors and named executive officers of HPI as a group owned approximately 10.60% of the voting power represented by the HPI Voting Securities. Stockholders of HPI with the collective power to vote approximately 82.70% of the HPI Voting Securities have entered into voting agreements and given their irrevocable proxies to FPA, providing that their shares shall be voted in favor of the Merger Agreement. Accordingly, approval of the Merger by the HPI stockholders is assured. See "THE MERGER -- Interests of Certain Persons in the Merger" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- HPI."

Reasons for the Merger.....  The Board of Directors of HPI, after careful consideration, has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger is fair to, and in the best interests of, HPI and its stockholders and recommends a vote FOR the approval and adoption of the Merger Agreement.

                             The HPI Board believes the Merger offers HPI an attractive opportunity to strengthen its competitive position and enhance its profile with physicians and Payors. Furthermore, the Merger will allow HPI to align with a leading PPM in a consolidating industry while at the same time affording stockholders enhanced liquidity due to the developed market for FPA's publicly traded shares. Disadvantages include the possibility that FPA will not be able to integrate successfully recent acquisitions, the possibility that FPA will not be able to sustain its growth strategy and FPA's leveraged balance sheet. See "THE MERGER -- Recommendation of the HPI Board of Directors and Reasons for the Merger."

                     FPA AND HPI COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of FPA and combined per share data of FPA and HPI on an unaudited pro forma basis, based on the assumption that the Merger occurred at the beginning of the earliest period presented and was accounted for as a pooling of interests. Historical financial data of FPA has been restated to include the effects of the October 1996 merger with Sterling and the March 1997 merger with AHI, both of which were accounted for as a "pooling of interests." Historical net earnings per common share of HPI have not been presented as HPI is a nonpublic company. The pro forma comparative per share data gives effect to the Merger assuming the issuance of 5,227,273 shares of FPA Common Stock in the Merger. See "THE MERGER -- Adjustments to Merger Consideration."

HISTORICAL EARNINGS PER SHARE DATA

                                                 YEARS ENDED DECEMBER 31,
                                                --------------------------       THREE MONTHS ENDED
                                                1994      1995       1996          MARCH 31, 1997
                                                -----     -----     ------       ------------------
  FPA                                           $0.29     $0.04     $(3.84)            $(0.59)

FPA AND HPI PRO FORMA COMBINED EARNINGS PER SHARE DATA

                                                YEARS ENDED DECEMBER 31,
                                              ----------------------------       THREE MONTHS ENDED
                                               1994       1995       1996          MARCH 31, 1997
                                              ------     ------     ------       ------------------
  Pro forma combined per FPA share            $(0.08)    $(0.30)    $(3.61)            $(0.52)
  Pro forma equivalent per HPI share           (0.04)     (0.14)     (1.69)             (0.24)

BOOK VALUE PER COMMON SHARE

                                                                    DECEMBER 31,
                                                                        1996           MARCH 31, 1997
                                                                    ------------       --------------
  FPA -- Historical                                                    $ 4.39              $ 3.78
  HPI -- Historical(1)                                                   2.73                2.82
  Pro forma combined per FPA share                                                           4.36
  Pro forma equivalent per HPI share                                                         2.04

(1) Assumes the conversion of HPI Preferred Stock into HPI Common Stock as of March 31, 1997.

                         MARKET PRICE AND DIVIDEND DATA

     FPA Common Stock is listed on Nasdaq under the symbol "FPAM." The HPI Common Stock and HPI Preferred Stock are not traded on any securities market or exchange.

     The range of high and low bid prices, as reported on Nasdaq, for FPA Common Stock for the periods indicated, is as follows:

                                                                 HIGH       LOW
                                                                 -----     -----
            1995
              First Quarter(1)................................. $11 1/4    $6
              Second Quarter...................................  12 1/2     7 7/8
              Third Quarter....................................  12 1/8     8 7/8
              Fourth Quarter...................................   9 3/4     5 7/8
            1996
              First Quarter....................................  13 1/4     8 5/8
              Second Quarter...................................  20 1/8    12 1/8
              Third Quarter....................................  27 1/8    12 1/2
              Fourth Quarter...................................  29 1/2    16 3/8
            1997
              First Quarter....................................  28 1/2    18 1/4
              Second Quarter...................................  24 1/2    14 7/8
              Third Quarter (through July 29, 1997)............  28        22 7/8

---------------

(1) Prices have been adjusted to reflect a 100% stock dividend of FPA Common Stock effected April 1995.

     The closing price of FPA Common Stock on the Nasdaq on July 1, 1997, the last full trading day prior to the public announcement of the Merger Agreement,
was $23.875 and on             , 1997 was $          .

     FPA declared no dividends during 1995, 1996 or 1997 and has no plans to declare cash dividends in the foreseeable future. FPA's Credit Agreement with Lehman Commercial Paper, Inc. and the lenders parties thereto and FPA's 6 1/2% Convertible Subordinated Debentures limit the ability of FPA to pay cash dividends.

     As of the HPI record date, there were 17 holders of record of HPI Common Stock, one holder of record of HPI's Series A Convertible Preferred Stock and one holder of record of HPI's Series B Convertible Preferred Stock.

     HPI declared and paid a dividend on its Series A Convertible Preferred Stock in May 1994 in connection with its exchange into Series B Convertible Preferred Stock. Also, HPI had a stock split distributed as a dividend to its common stockholders in May 1994. See Note 9 of Notes to HPI's Consolidated Financial Statements contained elsewhere in this Proxy Statement/Prospectus.

                                  RISK FACTORS

     In addition to other information in this Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the proposals to be voted on at the HPI Special Meeting.

RISKS RELATING TO FPA

     No Assurance of Successful Integration of Acquisitions; Expanded Service Offering. Over the last two and one-half years, FPA has pursued an aggressive growth strategy. FPA's growth has been achieved primarily through acquisitions, several of which have been completed during the last six months. Several of these acquisitions are large transactions which involve significant risks and uncertainties for FPA. FPA intends to continue to pursue growth through acquisitions. The success of past and future acquisitions is largely dependent on the ability of FPA to integrate the operations of the acquired companies into FPA's operations in an efficient and effective manner. The process of integrating management services, which includes management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to FPA's management. In addition, integration must be carried out so that FPA is able to control medical and administrative costs. The ability to control such costs is key to the successful future operations of FPA. There can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions, including cost savings, will be realized. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. FPA will encounter similar uncertainties and risks with respect to any future acquisitions it may make. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition.

     Certain of the companies recently acquired by FPA have recently or historically operated at a loss. Other acquired companies have experienced fluctuations in quarter-to-quarter operating results. See "Fluctuations in Quarterly Results." FPA has commenced the institution of certain measures intended to reduce these losses and quarterly fluctuations and to operate the acquired businesses profitably. However, there can be no assurance that FPA will reverse these trends or operate these entities profitably. If there are continuing operating losses at the acquired companies, FPA may need additional capital to fund its business, and there can be no assurance that such additional capital can be obtained or, if obtained, it will be on terms acceptable to FPA.

     FPA is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. No assurance can be given as to FPA's ability to compete successfully at favorable prices for available acquisition candidates or to complete future acquisitions, or as to the financial effect on FPA of any acquired business. Future acquisitions by FPA may involve the issuance of additional shares of common stock, which could have a dilutive effect on earnings per share, or could involve significant cash expenditures and may result in increased indebtedness and interest and amortization expenses or decreased operating income, which could have an adverse impact on FPA's future operating results.

     The integration of acquired entities also requires the dedication of management resources, which may distract the attention of management from the day-to-day business of the combined companies. Furthermore, new acquisitions may expose the FPA Network to new Payors and providers with which it has had no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. Also, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect FPA's operating results.

     In addition, as a result of the acquisition of Sterling, FPA offers new services, specifically the management and support of hospital-based emergency departments. The addition of these new services presents certain risks and uncertainties due to FPA's relative unfamiliarity with these types of services and the market for such services. There can be no assurance that FPA will be successful in developing and integrating Sterling's operations and services.

     Risks of Financial Leverage. FPA's indebtedness is significant in relation to its stockholders' equity. On a pro forma basis (excluding the effects of the Merger) giving effect to amounts drawn down pursuant to FPA's $275 Million Credit Agreement (including the term loan) with Lehman Commercial Paper, Inc., as Administrative Agent for the Lenders parties thereto dated June 30, 1997 (the "Credit Agreement") and the issuance of FPA's 6 1/2% Convertible Subordinated Debentures due 2001 (the "Debentures") in December 1996, FPA's indebtedness accounts for approximately 240% of FPA's stockholders' equity as of June 30, 1997. While FPA believes it will be able to service its debt, there can be no assurance to that effect. The degree to which FPA is leveraged could affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of certain business opportunities or obtain additional financing. Unexpected declines in FPA's future business, or the inability to obtain additional financing on terms acceptable to FPA, if required, could impair FPA's ability to meet its debt service obligations or fund acquisitions and, therefore, could materially adversely affect FPA's business and future prospects.

     Growth Strategy; Difficulty in Maintaining Growth. The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the subsidiaries and Professional Corporations will be able to contract with new Payors. In addition, there can be no assurance that FPA's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

     Risks Related to Intangible Assets. As a result of FPA's various acquisition transactions, intangible assets of approximately $301 million have been recorded as of March 31, 1997 on FPA's balance sheet. Such intangible assets totaled approximately 258% of FPA's stockholders' equity as of March 31, 1997. Using amortization periods ranging from four to 30 years (with an average amortization period of approximately 29 years), amortization expense relating to such intangible assets will be approximately $10 million per year. Further acquisitions that result in the recognition of additional intangible assets would cause amortization expense to further increase. A portion of the amortization generated by these intangible assets is not deductible for tax purposes.

     At the time of, or following each acquisition, FPA evaluates each acquisition and establishes an appropriate amortization period based on the underlying facts and circumstances. Subsequent to such initial evaluation, FPA periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by FPA. In the past, FPA has recorded charges for impairment of goodwill, including (i) in 1995, $434,000 related to the sale and closing of primary care centers and (ii) in 1996, $4.1 million as a result of a 1995 acquisition in Arizona and $14.8 million related to termination of emergency room department contracts. Although at March 31, 1997 the net unamortized balance of intangible assets acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on FPA's results of operations.

     Difficulty in Controlling Health Care Costs; Capitated Nature of
Revenue. Agreements with Payors typically provide for the Professional Corporations to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the subsidiaries and Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network, including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high quality, cost-effective health care to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by FPA, thereby reducing FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network, such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees require more specialty care than anticipated or have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services per year, at which substantially all financial exposure for inpatient services of an enrollee beyond such threshold is contractually shifted to the insurer up to a specified level (generally $1 million for inpatient services), at which point the risk of loss returns to FPA. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity. There can be no assurance that FPA will be able to negotiate favorable attachment points in the future.

     Risks Related to Full Risk Capitation. Under capitation contracts generally, Professional Corporations accept capitation payments and, as a result, accept the financial risk for the provision of health care services, including those not normally performed and provided by professional corporations comprised of primary care physicians under payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the subsidiaries and Professional Corporations accept the financial risk for the provision of outpatient medical services ("fully delegated" contracts). Under certain Payor contracts, a Professional Corporation also accepts the financial risk for hospital services. Approximately 26% of FPA's total operating revenue for the year ended December 31, 1996 was generated from contracts in which the subsidiaries and Professional Corporation accepted the financial risk for outpatient medical and hospital services. In the event that (i) FPA is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the subsidiaries and Professional Corporations, (ii) a significant number of enrollees require services up to the stoploss insurance "attachment points" or (iii) the subsidiaries and Professional Corporations are unable to control effectively the utilization of these services, FPA could experience material adverse effects on its results of operations.

     Risks Related to Fee-for-Service Contracts. FPA's subsidiary, Sterling, provides physician practice management services to hospitals under fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenue is derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, payor mix and third party reimbursement rates. Any change in reimbursement policies and practices, payor mix, patient volume or covered services could materially adversely affect the operations of FPA, particularly under fee-for-service contracts. Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on FPA.

     Dependence on Government and Other Third Party Payors. As a result of the Sterling acquisition, a significant portion of FPA's operating revenue will be derived from payments made by government-sponsored health care programs as well as from other third party payors. For the year ended December 31, 1996, giving effect to the Sterling and AHI mergers, approximately 34% of FPA's revenue was derived from government Payors. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While FPA seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that FPA would be found to be in compliance with such regulations should it be subject to audit. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. In recent years, the U.S. Congress has considered various budget proposals intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. Congress passed a fiscal year 1996 budget reconciliation bill, which, although ultimately vetoed by the President, called for reductions in the rate of spending increases in the Medicare and Medicaid programs over the next seven years. Currently pending in Congress is proposed Medicare legislation which includes provisions that would
(i) increase the age of eligibility for Medicare benefits, (ii) raise Medicare premiums to those Medicare beneficiaries with incomes above a certain level and
(iii) reduce payments to physicians and hospitals. FPA cannot predict the effect that current and future proposals regarding government funded programs would have on its operations. Additionally, Resource Based Relative Value Scale ("RBRVS"), a system of reimbursement designed to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and has been phased in over a four year period. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures may be reduced in some circumstances. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the results of operations of FPA.

     Reliance on Certain Payors. For the years ended December 31, 1994 and 1995, CareAmerica of Southern California, Inc. ("CareAmerica") accounted for 11.3% and 26.2% of FPA's operating revenue, respectively. For the year ended December 31, 1996, CareAmerica and Foundation Health Systems, Inc. ("Foundation") accounted for 16.1% and 11.3%, respectively, of FPA's operating revenue.

     Terminability of Payor Contracts. Contracts with Payors generally provide for terms of one to thirty years, may be terminated earlier without cause, upon notice and upon renewal or in a number of other circumstances and are subject to negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. Agreements with hospitals to provide contract management services generally have terms of one or two years and are renewable automatically unless either party gives written notice of its intent not to renew at least 90 days prior to the end of the term. Many of these agreements provide for termination by the hospital without cause on relatively short notice. There can be no assurance that any of such contracts will not be terminated early, will be renewed or that they will contain favorable terms. Since January 1994, a number of Sterling's hospital services agreements have been terminated as a result of nonrenewal, termination by the hospital, termination by Sterling or hospital closure. Future consolidation in the health care industry may result in future hospital services agreements being terminated. The loss of any Payor or hospital contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships or hospital contracts could have a material adverse effect on FPA's results of operations.

     As of June 30, 1997, approximately 33% of FPA's membership was pursuant to Payor agreements with Foundation. The terms of these Payor agreements are thirty years with automatic five-year renewal periods. These agreements commit certain Professional Corporations, among other things, to contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, to keep care centers open given specified levels of patients and to agree to certain pricing and contracting parameters with Foundation. The agreements may be terminated in a number of circumstances, including the event of a material breach or a violation of applicable laws, rules or regulations. The termination of such agreements would have a material adverse effect on FPA's results of operations.

     Dependence on Primary Care Physicians and Emergency Medicine
Physicians. Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation or fee-for-service payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation or fee-for-service payments to physicians are increased, FPA's results of operations may be materially adversely affected. In order to provide management services to hospital emergency departments, FPA must recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and FPA competes with many types of health care providers, as well as teaching, research and governmental institutions, for the services of such physicians. An inability to recruit and retain emergency medicine physicians could adversely affect FPA's adding new and retaining existing hospital clients.

     On December 5, 1996, the Thomas-Davis Medical Centers, P.C. ("TDMC") physicians located in Tucson, Arizona voted to be represented by the Federation of Physicians and Dentists. On February 13, 1997, the TDMC employees located in Tucson voted to be represented by the Union of Health and Hospital Care Employees. TDMC and FPA are in the process of appealing certain aspects related to such representation; however, there can be no assurance as to the outcome of such appeals. Although FPA does not expect union affiliations of its Arizona employees to have a material adverse effect on its results of operations or financial condition, there can be no assurance that future affiliations and/or collective bargaining arrangements will not have a material adverse effect on FPA's results of operations.

     Risks Related to Classification of Physicians as Independent
Contractors. FPA's subsidiary, Sterling, generally contracts with emergency room physicians as independent contractors to provide services to its hospital clients. These independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, independent contractor physicians do not share in the profit derived by FPA from FPA's operations. Because FPA regards its contracted physicians as independent contractors and not as employees, FPA does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge the classification of such independent contractor physicians and determine that such physicians should be classified as employees. In the event that the physicians under contract with FPA are determined to be employees, FPA's results of operations will be materially and adversely affected and may be subject to retroactive taxes and penalties.

     State Laws Regarding Prohibition of Corporate Practice of Medicine. In certain states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a general business corporation. As stated in the Notes to its Consolidated Financial Statements incorporated herein by reference, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated Professional Corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged in such states as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organization modifications of such organization or arrangements may be required, which could have an adverse effect on FPA.

     Because certain state laws prohibit general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if made by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and results of operations.

     Possible Negative Effects of Prospective Health Care Reform. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in health care spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to health care providers. Any plan to control health care costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount ultimately received by FPA and, accordingly, may have a material adverse effect on FPA's business and results of operations.

     In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets any applicable membership criteria. Such laws could limit the flexibility of managed care organizations to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

     Possible Negative Effects of Governmental Regulations. The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under the Medicare and Medicaid programs. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to certain entities in which they have an ownership interest or compensation arrangement for health care services, including clinical laboratory services. With respect to the self-referral prohibitions, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable anti-kickback and anti-referral laws. In addition, health care reforms may expand existing anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect health care provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

     Furthermore, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

     Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

     Although under the laws of most states the business of insurance generally is defined to include the acceptance of financial risk and has not extended to physician networks, the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"), a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the California Department of Corporations (the "Department"). The Department has determined that physician management companies like FPA must apply for and operate under a restricted Knox-Keene license. FPA's restricted license application was approved by the Department in December 1996. The loss or revocation of such license would have a material adverse effect on FPA's business and results of operations.

     In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of FPA.

     The National Association of Insurance Commissioners ("NAIC") recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers and establish requirements for written agreements between health carriers offering managed care plans, participating providers and intermediaries, like FPA, which negotiate provider contracts, regarding the standards, terms and provisions under which a participating provider will provide services to covered persons. An NAIC model insurance act does not carry the force of law unless it is adopted by applicable state legislatures. FPA does not know which states, if any, will adopt the Model Act. There can be no assurance that FPA will be able to comply with the Model Act if it is adopted in any state in which FPA does business.

     Antitrust Regulation. FPA's affiliated IPAs and Professional Corporations are separate legal entities due to legal and regulatory requirements; if they are deemed to be competitors in specified markets, they may be subject to various laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. Alternatively, if FPA's affiliated IPAs and Professional Corporations, although separate entities, are deemed to be part of a single entity or system, they may be subject to laws that prohibit anti-competitive combinations or activities if the number of affiliated physicians in specified markets exceeds certain thresholds. FPA believes that it is in compliance with the antitrust laws, but there can be no assurance that FPA's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as FPA grows and matures and as further regulations and interpretations are promulgated.

     Competitive Market Forces. The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid health care plans because of health care reform or for other reasons, increased participation by physicians in group practices and other factors may attract entrants into the physician practice management services segment of the managed care industry and result in increased competition for FPA. In addition, local physician groups and hospitals are also trying to combine their services into integrated delivery networks. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing physician practice management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to continue to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

     In addition, as a result of consolidations among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain Payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such Payors are paying providers. To date, none of the Payors has deleted shared risk arrangements from its contract with any Professional Corporations. If Payors negotiate cost reductions with such Professional Corporations or eliminate shared risk arrangements in which the Professional Corporations are currently participating, such actions could have a material adverse effect on FPA's results of operations.

     Potential Liabilities. In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice as well as claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. FPA is named in such lawsuits and claims and will likely be named as a party in similar suits and claims in the future. FPA maintains an errors and omissions policy relating to its utilization review activities and is included as a named or additional insured on the policies of the Professional Corporations. Insurance coverage for lawsuits brought or which may be brought against FPA may not be sufficient to cover FPA's expenses or losses. There can be no assurance that insurance coverage will be sufficient and, if insufficient, that such suits or claims will not have a material adverse effect on FPA. Furthermore, FPA could be held liable for the negligence of a contracted health care professional if such health care professional were regarded as an employee or agent of FPA in the practice of medicine. In addition to any potential tort liability of FPA, FPA's emergency department contracts with hospitals generally contain provisions under which FPA agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians.

     An increasing number of health care providers and other entities are parties to lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally an employee or former employee of the health care provider or other entity) to assert the rights of the government by initiating a qui tam action against a health care provider or other entity if such person has or purports to have information that the health care provider or other entity falsely and fraudulently submitted a claim to the government for payment. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. If a qui tam action is successfully prosecuted, no assurance can be made that such event would not have a material adverse effect on FPA and its operations.

     AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors, and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's Payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (i) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (ii) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California. FPA intends to vigorously defend this lawsuit and does not expect that the outcome of this lawsuit will have a material adverse effect on FPA's results of operation.

     Fluctuations in Quarterly Results. FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by certain FPA subsidiaries and the Professional Corporations to FPA and paid by Payors based upon hospital utilization ("shared risk revenues"). Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, certain FPA subsidiaries and the Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements in the second or third quarter of each year. In the event that certain FPA subsidiaries and the Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. To the extent that the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's quarterly results not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs. Fluctuations in FPA's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price of FPA Common Stock.

     Possible Volatility of Stock Price. Recently, there has been significant volatility in the market prices of securities of companies in the health care industry, including the price of FPA Common Stock. Many factors, including announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in FPA Common Stock and general economic and market conditions, may influence the trading price of FPA Common Stock. Accordingly, there can be no assurance as to the price at which FPA Common Stock will trade in the future.

     Dependence Upon Key Personnel; Employment Contracts. FPA depends on the active participation of its executive officers and directors, particularly Dr. Sol Lizerbram, Chairman of the Board, Dr. Seth Flam, President and Chief Executive Officer and Dr. Stephen Dresnick, President of Sterling. The loss of the services of Drs. Lizerbram, Flam or Dresnick could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of Drs. Lizerbram, Flam and Dresnick. FPA has not purchased key-man life insurance on any of its key personnel.

     Risk of Dilution and Additional Capital Needs. FPA's expansion strategy includes acquisitions of, and affiliations with, individual and group physician practices as well as organizations that provide management services to such practices. Such acquisitions or affiliations may be consummated using newly issued shares of common stock, or securities convertible into or exercisable for the purchase of FPA Common Stock, as consideration. The issuance of additional shares of FPA Common Stock may have a dilutive effect on the net tangible book value or earnings per share following such issuance.

     FPA's expansion strategy also requires substantial capital investments. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. In the event that FPA Common Stock does not maintain sufficient valuation, or potential acquisition candidates are unwilling to accept FPA Common Stock as part of the consideration for the sale of the assets of their businesses, FPA may be required to utilize more of its cash resources. There can be no assurance that FPA will have sufficient cash resources or will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to FPA. Furthermore, an inability to obtain additional capital through subsequent debt or equity financings may negatively affect FPA's existing operations and its future growth.

     Shares Eligible for Future Sale. Sales of substantial amounts of FPA Common Stock in the public market, after conversion of the Debentures, or otherwise, or the perception that such sales could occur, may adversely affect prevailing
market prices of the FPA Common Stock. As of             , 1997,      shares of
FPA Common Stock were issued and outstanding. In addition, as of             ,
1997, FPA has granted options or warrants to purchase, or securities (excluding
the Debentures) convertible into, approximately      shares of FPA Common Stock
and 3,107,900 shares of FPA Common Stock are issuable upon conversion of the Debentures. In addition to the registration rights to be granted to certain stockholders of HPI in connection with the Merger covering approximately
     shares of FPA Common Stock (assuming an FPA Value of $          ) and
assuming the effectiveness of FPA's Registration Statement on Form S-3 to register for resale 1,940,960 shares of FPA Common Stock issued in connection with the HealthCap acquisition, approximately 600,000 shares of outstanding FPA Common Stock are subject to registration rights agreements which obligate FPA to register such shares. In addition, FPA has granted registration rights to certain former AHI stockholders in the event that such stockholders are unable to sell a specified number of shares in accordance with the provisions of Rule 144, although FPA does not believe a registration statement regarding such shares will need to be filed. All remaining FPA shares are freely tradeable, without restriction under the Securities Act.

     Anti-Takeover Effect of Certain Charter Provisions. FPA's Certificate of Incorporation, as amended, and Bylaws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the FPA Board without the approval of the stockholders to issue preferred stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding Common Stock. There are no shares of preferred stock presently outstanding and FPA has no present plans to issue any shares of preferred stock.

     Under FPA's Credit Agreement, a merger, consolidation or Acquisition (as defined therein), other than certain Permitted Acquisitions (as defined therein), by FPA constitutes an event of default. These provisions of FPA's Credit Agreement could serve to impede or prevent a change of control or have a depressive effect on the price of FPA Common Stock. Pursuant to the Merger Agreement, FPA has agreed to use its best efforts to receive a consent from the relevant bank on or before August 15, 1997, to avoid such event of default as a result of the Merger.

RISKS RELATING TO THE MERGER

     Impact on FPA's Financial Statements. FPA expects to incur non-recurring costs in connection with the Merger aggregating approximately $15.5 million relating primarily to certain employee termination costs, financial advisory fees, professional fees and restructuring costs, which costs will be expensed in the first quarter after the Closing. See "SELECTED HISTORICAL AND PRO FORMA INFORMATION."

     No Assurance of Successful Integration of Certain Operations. FPA and HPI have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits for the combined company. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' business is achieved in an efficient and effective manner. There can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of the companies' sales and marketing efforts and operations. There can be no assurance that integration will be accomplished on a timely basis, or at all. The difficulties of such integration may be increased by the necessity of consolidating geographically separated organizations in order to achieve economies of scale. The integration of certain operations following the Merger will require the dedication of management resources which may distract attention from the day-to-day business of the combined company. In particular, the management services provided by FPA to physicians, hospitals and Payors in the FPA Network, which include management information systems, claims administration and billing services, utilization management of medical services, care, coordination and case management, quality and cost monitoring and physician recruitment, will have to be extended to new members of the FPA Network. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on FPA results of operations and financial condition.

     Exchange Ratio May Not Fully Reflect Changes in FPA Stock Price. The FPA Value at the Effective Time may vary significantly from the FPA stock price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of FPA, market assessments of the likelihood that the Merger will be consummated and the timing thereof and general market and economic conditions. Since the actual number of shares of FPA Common Stock issuable to HPI stockholders in the Merger depends on the FPA Value, the fair value of the HPI Options and the issuance of HPI Common Stock in the Roll-up Transactions, there is no guarantee as to the number of shares or value of the FPA Common Stock that HPI stockholders will receive. Each HPI stockholder is urged to obtain updated FPA market information. See "THE
MERGER -- Adjustments to Merger Consideration."

     Need for Additional Capital. Upon consummation of the Merger, FPA will be a larger company and may therefore require additional capital in order to continue to expand its operations. Failure to secure additional financing could have an adverse effect on FPA's operations. There can be no assurance that FPA will be able to obtain such additional financing, or if available it will be on terms acceptable to FPA.

     Possible Loss of Business. Despite the efforts of each of FPA and HPI, current key independent contractor physicians, employees or clients of HPI may not continue to contract with HPI or FPA following the Merger. The loss of a material number of independent contractor physicians, employees or clients could adversely affect the operations of HPI and FPA. As of March 31, 1997, Oxford represented 69% of HPI's revenue and on a combined pro forma basis would have represented approximately 12% of FPA's revenue as of such date. The termination of the Oxford agreement or a significant reduction in revenues from Oxford could adversely affect the results of operations of FPA after the Merger.

     Rights of HPI Stockholders Following the Merger. Following the Merger, holders of HPI Common Stock and HPI Preferred Stock will become holders of FPA Common Stock. Certain differences exist between the rights of the HPI stockholders under the HPI Certificate of Incorporation and Bylaws and the 1994 Securities Purchase Agreement, and the rights of FPA stockholders under the FPA Certificate of Incorporation and Bylaws. Among other things, the differences include a classified board of directors in the case of FPA, different procedures for calling special meetings of stockholders, different procedures for nomination of directors and supermajority vote requirements for certain provisions in the case of HPI. In addition, FPA has a stockholders' rights plan and HPI does not.

     Federal Income Tax Consequences. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the Code. If for any reason the Merger does not qualify as a reorganization, then among other effects, the HPI stockholders may recognize gain or loss in such transaction. No ruling from the Internal Revenue Service has been requested regarding the federal income tax consequences of the Merger. ACCORDINGLY, ALL HPI STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING ALL TAX RAMIFICATIONS OF THE MERGER. See "THE MERGER -- Material Federal Income Tax Consequences."

                            THE HPI SPECIAL MEETING

     This Proxy Statement is being furnished to the stockholders of HPI in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the HPI Special Meeting. This Proxy Statement/Prospectus and the related form of proxy for HPI are first being mailed to HPI stockholders
on or about           , 1997.

DATE, TIME AND PLACE

     The HPI Special Meeting will be held on             , 1997 at 10:00 a.m.,
local time, at HPI's offices located at 800 Connecticut Ave., Norwalk, Connecticut.

PURPOSE OF THE HPI SPECIAL MEETING

     At the HPI Special Meeting, the stockholders of HPI will be asked to consider and vote upon the adoption and approval of the Merger Agreement under which, among other things, Merger Sub would be merged into HPI, with HPI surviving the Merger as a wholly owned subsidiary of FPA. Pursuant to the Merger, each outstanding share of HPI Common Stock will be exchanged for the right to receive a number of shares of FPA Common Stock equal to the Exchange Ratio. The Exchange Ratio will vary based on the FPA Value, the Outstanding HPI
Stock and the number of FPA Option Shares. Based upon           shares of
Outstanding HPI Stock,           FPA Option Shares and assuming an FPA Value
equal to $          , which was the closing price of FPA Common Stock on
            , 1997, the Exchange Ratio would be           . Based upon such
assumptions, HPI's stockholders and option holders would be issued an aggregate
of approximately           shares of FPA Common Stock, representing
approximately   % of the total issued and outstanding shares of FPA Common Stock after the Merger. See "THE MERGER -- Adjustments to Merger Consideration."

     The HPI Board has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement.

     At the HPI Special Meeting, the stockholders of HPI will also be asked to consider and vote upon a proposal to approve the Payments to Charles G. Berg, the President and Chief Executive Officer of HPI. The HPI Board has approved the Payments (with Mr. Berg abstaining) and recommends a vote FOR approval of the Payments. See "THE PAYMENTS."

REVOCATION OF PROXIES

     Except for those who have executed irrevocable proxies, any holder of HPI Voting Securities has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the HPI Special Meeting by (i) filing a written revocation with the Secretary of HPI prior to the voting of such proxy,
(ii) giving a duly executed proxy bearing a later date or (iii) attending the HPI Special Meeting and voting in person. Attendance by a stockholder at the HPI Special Meeting will not itself revoke his or her proxy.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the HPI Voting Securities (with the HPI Preferred Stock weighted on an as-converted basis) at the HPI Special Meeting is necessary to constitute a quorum at the HPI Special Meeting. Abstentions and non-votes will be included in determining the presence of a quorum.

VOTE REQUIRED

     For purposes of voting at the HPI Special Meeting, the shares of HPI Preferred Stock will be weighted on an as-converted basis. The affirmative vote of the holders of at least 60% of the HPI Voting Securities, voting together as a class, either in person or by proxy, at the HPI Special Meeting is required to approve the Merger Agreement. The affirmative vote of the holders of a majority of the HPI Voting Securities present, either in person or by proxy, at the HPI Special Meeting is required to approve the possible adjournment or postponement of the HPI Special Meeting.

     The affirmative vote of the holders of at least 75% of the HPI Voting Securities, voting together as a class, either in person or by proxy, excluding shares owned by Mr. Berg or certain of his family members, is required to approve the Payments. Approval of the Payments is not a condition to the Merger.

RECORD DATE; STOCK ENTITLED TO VOTE

     The HPI Board has established             , 1997 (the "Record Date") as the
date to determine those record holders of HPI Voting Securities entitled to notice of and to vote at the HPI Special Meeting. On that date, there were 1,673,500 shares of HPI Common Stock outstanding, 25,000 shares of Series A Convertible Preferred Stock outstanding and 25,000 shares of Series B Convertible Preferred Stock outstanding. Each share of HPI Common Stock is entitled to one vote, each share of Series A Convertible Preferred stock is entitled to 132 votes and each share of Series B Convertible Preferred stock is entitled to 188 votes with respect to all matters to be voted upon at the HPI Special Meeting.

     In the event the Merger is not approved and adopted by the stockholders of HPI, the Merger Agreement may be terminated in accordance with its terms. See "THE MERGER AGREEMENT -- Termination."

VOTING OF PROXIES

     At the HPI Special Meeting, abstentions and non-votes will have the effect of a vote against adoption of the Merger Agreement and against approval of the Payments. Because abstentions are treated as shares present and entitled to vote at the HPI Special Meeting, they will have the effect of a vote against approval of the possible adjournment or postponement of the HPI Special Meeting. Non-votes are not allowed to vote at the HPI Special Meeting and will have no effect on the outcome of a proposal to approve the possible adjournment or postponement of the HPI Special Meeting.

     If a holder of HPI Voting Securities does not return a signed proxy card and does not attend the meeting and vote in person, his or her shares will not be voted. Shares not voted will have the effect of a vote against the Merger Agreement and against the Payments at the HPI Special Meeting.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the HPI Special Meeting may be made in person or by mail, telephone, telecopy or telegram. HPI will conduct the solicitation of proxies for the HPI Special Meeting and will bear the cost of the solicitation of such proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of HPI may solicit proxies from HPI stockholders by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation.

STOCKHOLDERS' RIGHT OF APPRAISAL

     Holders of HPI Voting Securities as of the Record Date have the right to demand judicial appraisal of, and obtain a cash payment for, the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) pursuant to Section 262 of the Delaware Act. In order to exercise such rights, such holders of HPI Voting Securities must not vote in favor of the Merger and must comply with the procedural requirements of
Section 262 of the Delaware Act. The full text of Section 262 of the Delaware Act is attached hereto as Appendix C, and any holder of HPI Voting Securities desiring to exercise dissenters' rights of appraisal in connection with the Merger should consult with legal counsel prior to taking any action in order to ensure that the stockholder complies with the applicable statutory provision. Failure to take any of the steps required under Section 262 of the Delaware Act on a timely basis may result in the loss of appraisal rights. See "THE
MERGER -- Rights of Dissenting Stockholders" and Appendix C hereto.

SECURITY OWNERSHIP OF CERTAIN HPI OWNERS AND MANAGEMENT

     As of the Record Date, directors and executive officers of HPI named in the Summary Compensation Table had the right to vote approximately 10.60% of the HPI Voting Securities (treating the HPI Preferred Stock on an as-converted basis). As provided by the terms of the relevant Certificate of Designations, each share of HPI Series A Convertible Preferred Stock is convertible into and votes the equivalent of approximately 132 shares of HPI Common Stock and each share of HPI Series B Convertible Preferred Stock is convertible into and votes the equivalent of approximately 188 shares of HPI Common Stock. WellPoint owns all 25,000 outstanding shares of the Series A Convertible Preferred Stock, representing approximately 34.11% of the HPI Voting Securities. Oxford owns all 25,000 outstanding shares of Series B Convertible Preferred Stock, representing 48.59% of the HPI Voting Securities. On July 1, 1997, Oxford and WellPoint entered into a stockholders agreement and related proxy in which they each granted an irrevocable proxy to FPA to vote their HPI securities in favor of the Merger Agreement and the transactions contemplated thereby and to convert their shares of HPI Preferred Stock into shares of HPI Common Stock prior to the Effective Time. See "SECURITY OWNERSHIP OF CERTAIN HPI BENEFICIAL OWNERS AND MANAGEMENT."

                                   THE MERGER

EFFECTS OF THE MERGER

     The Merger Agreement provides that the Merger will be consummated promptly following approval by the holders of HPI Voting Securities and the satisfaction or waiver of all other conditions to consummation of the Merger. At the Effective Time, Merger Sub will be merged with and into HPI, and HPI, as the Surviving Corporation, will be a wholly owned subsidiary of FPA. Stockholders of HPI will become stockholders of FPA and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA.

MERGER CONSIDERATION

     Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into HPI and each share of HPI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of HPI Common Stock owned by HPI as treasury stock and shares of HPI Common Stock owned by FPA, Merger Sub or any wholly owned subsidiary of FPA or HPI to be cancelled in accordance with the Merger Agreement) shall be converted into the right to receive a number of shares of FPA Common Stock equal to the Exchange Ratio. The holders of HPI Preferred Stock have agreed to convert their shares of HPI Preferred Stock to HPI Common Stock prior to the Effective Time.

     The Exchange Ratio depends on the relationship among (i) the total issued and outstanding shares of HPI Common Stock (the "Outstanding HPI Stock") immediately prior to the Effective Time (including the total number of shares of HPI Common Stock issued or issuable pursuant to the Roll-up Transactions and the conversion of all of the shares of HPI Preferred Stock), (ii) the fair value of options to purchase HPI Common Stock (the "HPI Options") which will be converted in the Merger into fully paid shares of FPA Common Stock (the "FPA Option Shares"), (iii) the presumed transaction value of $115 million and (iv) the FPA Value. The FPA Value will be the average of the closing prices of FPA Common Stock on Nasdaq for the ten consecutive trading days ending on the date that is two trading days prior to the Closing Date. The "Adjusted FPA Value" will equal the FPA Value, except that if the FPA Value is less than $18, the Adjusted FPA Value will be $18 and if the FPA Value is greater than $22, the Adjusted FPA Value will be $22. Consequently, the Adjusted FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the HPI Special Meeting, the Closing Date or the date the HPI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. See "THE MERGER AGREEMENT -- Roll-up Transactions" and "-- Treatment of Stock Options."

     The Exchange Ratio can be represented by the following formula:

  Exchange Ratio =    ($115 Million (divided by) Adjusted FPA Value) -
                                      FPA Option Shares
                  ---------------------------------------------------------
                                    Outstanding HPI Stock

     On             , 1997 the closing price of FPA Common Stock was
$          . Assuming an FPA Value equal to such price,        shares of
Outstanding HPI Stock (including conversion of all outstanding shares of HPI
Preferred Stock and the        shares of HPI Common Stock to be issued in
connection with the completion of the Roll-up Transactions) and           FPA
Option Shares, the Exchange Ratio would have been           . Based upon these
assumptions, HPI's stockholders and option holders would be issued approximately
          shares of FPA Common Stock, representing approximately   % of the
total issued and outstanding shares of FPA after the Merger. The actual market price of the FPA Common Stock may vary, which may cause a change in the Exchange Ratio and the aggregate Merger Consideration. Each HPI stockholder is urged to obtain updated FPA market information.

ADJUSTMENTS TO MERGER CONSIDERATION

     The consideration to be issued to each HPI stockholder in the Merger will be that number of shares of FPA Common Stock which is determined by multiplying the Exchange Ratio by the number of shares of HPI Common Stock held by such HPI stockholder on the Closing Date (the "Merger Consideration"). As described in the previous section, the Exchange Ratio will vary based on the FPA Value. The FPA Value may differ from the actual market price of FPA Common Stock reported by Nasdaq on the date of the HPI Special

Meeting, the Closing Date or the date the HPI stockholders actually receive their shares of FPA Common Stock after the Merger is completed. The Merger Agreement may be terminated by HPI if the FPA Value is less than $15.65. If, prior to the Effective Time, the announcement of a transaction by FPA requires the amendment of the Registration Statement of which this Proxy Statement/Prospectus is a part, and, as a result of such amendment, the Closing occurs later than September 29, 1997 and the FPA Value is below $18.00, for purposes of determining the Exchange Ratio, there will be no adjustment to the FPA Value. Except as a result of events described in the previous sentence, in no event will the number of shares of FPA Common Stock issuable in the Merger exceed 6,388,889. Since the actual number of shares of FPA Common Stock issuable to HPI stockholders in the Merger depends on the FPA Value, the number of Outstanding HPI Common Stock and the number of FPA Option Shares, there is no guarantee as to the number of shares or value of the FPA Common Stock that HPI stockholders will receive.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of HPI Common Stock into the right to receive FPA Common Stock will occur automatically at the Effective Time.

     As soon as practicable after the Effective Time, American Stock Transfer & Trust Company or another bank or trust company designated by FPA and reasonably acceptable to HPI, in its capacity as exchange agent (the "Exchange Agent"), will send a transmittal form to each HPI stockholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing HPI Common Stock to be exchanged for FPA Common Stock.

     HPI STOCKHOLDERS SHOULD NOT FORWARD HPI STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. HPI STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Until the certificates representing HPI Common Stock are surrendered for exchange after the consummation of the Merger, holders of such certificates will not be paid dividends on the FPA Common Stock into which such shares have been exchanged. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of HPI Common Stock at the Effective Time will be deemed to evidence ownership of the shares of FPA Common Stock into which those shares are entitled to be exchanged by virtue of the Merger.

     All shares of FPA Common Stock issued upon the exchange of shares of HPI Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of HPI Common Stock.

     No fractional shares of FPA Common Stock will be issued to any HPI stockholder upon consummation of the Merger. For each fractional share that would otherwise be issued, the Exchange Agent will pay by check an amount equal to such fraction multiplied by the FPA Value.

NASDAQ LISTING

     It is a condition to the Merger that the shares of FPA Common Stock to be issued in the Merger be authorized for inclusion on Nasdaq.

BACKGROUND OF THE MERGER

     FPA's strategy for enhancing long-term value for its stockholders has been to increase the number of enrollees and primary care physicians in the FPA Network and to negotiate favorable contracts with Payors to provide physician and related health care services to enrollees who select FPA primary care physicians. The FPA Board believes that by doing so, FPA can enhance revenues and earnings. FPA has grown significantly as a result of several recent acquisitions. The FPA Board periodically reviews various strategic opportunities to enhance profitability and increase stockholder value. In this regard, the FPA Board continually evaluates the acquisition of other entities and medical practices and has considered longer term acquisition opportunities and other strategic alternatives. The FPA Board determined that the Merger would enhance FPA by extending its geographic coverage, especially to the New York metropolitan area, and by the strategic relationships with Oxford and WellPoint Parent being developed as a result of the Merger and the transactions contemplated thereby.

     HPI raised $50.0 million under the 1994 Securities Purchase Agreement, which proceeds were utilized to fund HPI's business plan. In July 1996, HPI began exploring an initial public offering of its common stock to raise additional capital to fund its acquisition and growth plans. In November 1996, HPI decided not to pursue an initial public offering of its stock due to adverse market conditions in the PPM sector and retained Smith Barney to assist HPI in exploring other strategic alternatives. At the direction of HPI, Smith Barney initially contacted five potential buyers, four publicly traded strategic buyers and one financial sponsor as a potential partner. Each of the parties contacted entered into a confidentiality agreement and received a confidential memorandum relating to HPI. Three publicly traded strategic buyers submitted preliminary indications of interest and conducted due diligence on HPI. After completing due diligence, two parties submitted offers and senior management of HPI and its legal and financial advisors negotiated with both parties to reach mutually acceptable terms for a transaction. During this period, HPI's senior management held numerous discussions about potential transactions with representatives of HPI's institutional investors, members of HPI's Board and HPI's legal and financial advisors.

     Upon review of the two negotiated transactions, HPI's management determined that HPI's stockholders would receive greater value from a transaction with FPA due to its strategic fit, its complementary business plan and FPA's market capitalization and liquidity. On June 27, 1997, the HPI Board met to consider approval of the Merger Agreement and the transactions contemplated thereby. At this meeting, Smith Barney rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated July 1, 1997, the date of execution of the Merger Agreement, to the effect that, as of such date and based upon and subject to certain matters described in its written opinion, the Merger Consideration was fair from a financial point of view to the holders of HPI Common Stock. See "THE MERGER -- Opinion of HPI's Financial Advisor." The HPI Board unanimously concluded in its June 27, 1997 meeting that the transaction was fair and in the best interests of HPI's stockholders and unanimously approved the transaction. Negotiations were completed and the Merger Agreement was signed on July 1, 1997.

RECOMMENDATION OF THE HPI BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     On June 27, 1997, the HPI Board unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interest of, HPI and its stockholders. In reaching its decision to recommend and approve the Merger Agreement, the HPI Board consulted with management, as well as its financial, accounting and legal advisors, and considered the following factors to be material and favorable in its determination to unanimously approve the Merger Agreement and the transactions contemplated thereby:

          (i) the attractive opportunity to strengthen HPI's competitive position and enhance its profile among physicians and Payors;

          (ii) the increasing competitive pressures within the managed care sector of the health care industry, including the trend toward consolidation among Payors, providers and physician practice management companies;

          (iii) the belief that there were strategic benefits which could be attained by combining FPA's and HPI's operations including, but not limited to, forming one of the largest physician practice management companies in the nation and thereby providing the combined company with the opportunity to operate more effectively and profitably in this dynamic and increasingly competitive environment as a result of the size, geographic scope and expertise of the combined company;

          (iv) the belief that certain synergies could be attained by spreading the costs of infrastructure over a greater membership base and by combining operations and development activities in overlapping markets, thereby reducing general and administrative expenses and contributing to the ability of the combined company to compete effectively in the future;

          (v) the opinion of Smith Barney rendered to the HPI Board on June 27, 1997 (subsequently confirmed by delivery of a written opinion dated July 1, 1997, the date of execution of the Merger Agreement), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of HPI Common Stock (See "THE
     MERGER -- Opinion of HPI's Financial Advisor");

          (vi) the terms and conditions of the Merger Agreement and related agreements and the likelihood that the conditions to the Merger would be satisfied;

          (vii) the willingness of management to support the Merger; and

          (viii) the liquidity desire of the HPI stockholders and the trading volume of FPA Common Stock and its effect on such liquidity.

     In addition to the foregoing factors, the HPI Board consulted with management, as well as its financial, accounting and legal advisors, and considered the following factors to be material and adverse in its determination to unanimously approve the Merger Agreement and the transactions contemplated thereby:

          (i) the ability of FPA to integrate successfully HPI's operations following consummation of the Merger, particularly in light of FPA's recent acquisitions of Sterling, Foundation, AHI and HealthCap;

          (ii) the ability of FPA to sustain its growth strategy; and

          (iii) the amount of FPA's indebtedness in relation to its total stockholders' equity.

The HPI Board reviewed these adverse factors in their totality, without focusing on any one individual factor, and concluded that on balance, despite such factors, HPI would be better positioned to face those underlying risks as well as accomplish its business plan if it combined with FPA. The HPI Board also believes that FPA is capable of addressing the issues raised by the integration of HPI operations following consummation of the Merger.

     The foregoing discussion of the information and factors considered is not intended to be exhaustive, but it does include the material factors, favorable, neutral and adverse, considered by the HPI Board in the evaluation of the Merger. The HPI Board reviewed the foregoing factors in their totality, without focusing on any one individual factor. Without giving relative weights to the respective factors, favorable, neutral and adverse, and without drawing a correlation among the factors, the HPI Board determined that the factors adverse to the Merger were not sufficient to negate the incentives for pursuing and potential benefits of, the Merger. The HPI Board unanimously determined that the Merger was fair to and in the best interest of the HPI stockholders and that HPI should proceed with the Merger.

     ACCORDINGLY, THE HPI BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HPI VOTE "FOR" APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE HPI BOARD AND MANAGEMENT HAVE CERTAIN INTERESTS IN THE MERGER THAT MAY CONFLICT WITH AND ARE IN ADDITION TO THOSE OF OTHER HPI STOCKHOLDERS. SEE "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

OPINION OF HPI'S FINANCIAL ADVISOR

     Smith Barney was retained by HPI to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, HPI requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of HPI Common Stock of the consideration to be received by such holders in the Merger. On June 27, 1997, at a meeting of the Board of Directors of HPI held to evaluate the proposed Merger, Smith Barney delivered to the Board of Directors of HPI an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated July 1, 1997, the date of execution of the

Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of HPI Common Stock.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of HPI and certain senior officers and other representatives of FPA concerning the business, operations and prospects of HPI and FPA. Smith Barney examined certain business and financial information relating to HPI and certain publicly available business and financial information relating to FPA as well as certain financial forecasts and other information and data for HPI and FPA which were provided to or otherwise discussed with Smith Barney by the respective managements of HPI and FPA, including information relating to certain strategic implications and operations benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of FPA Common Stock; the historical and projected earnings and other operating data of HPI and FPA; and the capitalization and financial condition of HPI and FPA. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of HPI and FPA. Smith Barney also evaluated the potential pro forma financial impact of the Merger on FPA. In connection with its engagement, Smith Barney was requested to approach on a limited basis, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of HPI as described in "THE MERGER -- Background of the Merger." In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the managements of HPI and FPA advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the currently available estimates and judgments of the managements of HPI and FPA as to the future financial performance of HPI and FPA and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of HPI, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney also assumed, with the consent of the Board of Directors of HPI, and took into account to the extent relevant to its analysis, that prior to the consummation of the Merger all outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of HPI and outstanding minority interests in subsidiaries of HPI will be converted into shares of HPI Common Stock. Smith Barney did not express any opinion as to what the value of the FPA Common Stock actually will be when issued to HPI stockholders pursuant to the Merger or the price at which the FPA Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of HPI or FPA nor did Smith Barney make any physical inspection of the properties or assets of HPI or FPA. Although Smith Barney evaluated the Merger Consideration from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between HPI and FPA. No other limitations were imposed by HPI on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED JULY 1, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS

APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF HPI VOTING SECURITIES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE OPINION OF SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF HPI AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HPI SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Smith Barney's opinion was only one of many factors considered by the Board of Directors of HPI in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of HPI with respect to the Merger Consideration or the proposed Merger.

     Pursuant to the terms of Smith Barney's engagement, HPI has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 1.25% of the total consideration (including liabilities assumed) payable in connection with the Merger. HPI has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised HPI that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of FPA for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided investment banking services to FPA unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group, Inc. and its affiliates) may maintain relationships with HPI and FPA.

     Smith Barney is an internationally recognized investment banking firm and was selected by HPI based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

EFFECTIVE TIME OF THE MERGER

     Upon the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into HPI at the Effective Time. The Merger will become effective when the Certificate of Merger is filed with the Secretary of State of Delaware or at such time thereafter as is provided in the Certificate of Merger. The filing of the Certificate of Merger will be made as soon as practicable on or after the Closing.

     The Closing shall take place on the Closing Date, at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway, Suite 1800, San Diego, California, unless another date or place is agreed to by the parties. See "THE MERGER AGREEMENT -- Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of management as well as directors and officers of HPI have certain interests in the Merger that are in addition to their interests as stockholders in HPI generally. The HPI Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in formulating its recommendation to the stockholders of HPI that they approve the Merger Agreement and the transactions contemplated therein.

     Berg Employment Agreements. Mr. Berg is subject to an existing employment agreement dated September 1, 1993 with HPI (the "HPI Employment Agreement"). Under the HPI Employment Agreement, Mr. Berg is entitled to receive certain payments and benefits (the "Payments") following the termination of such agreement, if the termination resulted from a material alteration in Mr. Berg's duties. The HPI Board has determined that the Merger will cause such a material alteration. Therefore, at the Effective

Time, the HPI Employment Agreement will be terminated and Mr. Berg will be entitled to receive the Payments. As a result of such termination, Mr. Berg will receive from HPI a cash payment equal to $350,000 (consisting of severance and related benefits of $250,000 and $100,000 in accrued bonus) and all of his outstanding unvested HPI Options will vest. See "THE PAYMENTS." The aggregate number of shares of HPI Common Stock underlying the unvested portion of Mr. Berg's HPI Options is 239,150, of which 69,300 are scheduled to vest in 1998, 69,300 in 1999, 69,300 in 2000 and 31,250 in 2001. The exercise prices for such options range from $.001 per share to $4.25 per share.

     Upon consummation of the Merger, Mr. Berg will enter into a new employment agreement with FPA (the "FPA Employment Agreement"). The FPA Employment Agreement will have a term of three years and provide a base salary of $240,000 per year (which may be increased but not decreased at annual reviews) and an annual performance bonus opportunity of up to 50% of his then current base salary. In addition, Mr. Berg will receive a payment at the Effective Time of $300,000 (in consideration for entering into the FPA Employment Agreement). Mr. Berg is entitled to a payment of $365,000 as consideration for a covenant not to compete contained in the FPA Employment Agreement. Such amount will be paid upon expiration or termination of the FPA Employment Agreement and the commencement of the non-compete period. Mr. Berg will be granted a nonqualified option to purchase 75,000 shares of FPA Common Stock with a per share exercise price equal to the fair market value of a share of FPA Common Stock on the date of grant. The term of the option will be ten years from the date of grant unless terminated earlier pursuant to the terms of the stock option agreement. Subject to certain terms and conditions, options to purchase up to 30,000 shares of FPA Common Stock are scheduled to vest on each of the first two anniversaries of the date of grant (5,000 will vest automatically each year and up to 25,000 may vest each year if certain performance criteria are satisfied) and options to purchase 5,000 shares of FPA Common Stock are scheduled to vest (automatically) on each of the next three anniversaries of such date. Pursuant to the FPA Employment Agreement, following a termination of Mr. Berg's employment for "Cause" (as defined in the FPA Employment Agreement) or if Mr. Berg terminates his employment unrelated to a "Good Reason Event" (as defined in the FPA Employment Agreement) or if Mr. Berg terminates his employment following a Good Reason Event, Mr. Berg is entitled to his then effective base salary and benefits through such termination date. If Mr. Berg is terminated without Cause or if he terminates his employment in conjunction with a Good Reason Event, then (i) Mr. Berg will be entitled to his then effective base salary and benefits through the date of termination and for a period of eighteen months thereafter and (ii) all of Mr. Berg's outstanding options will vest and remain outstanding until the expiration of their original terms.

     Other Employment Agreements. Pursuant to the Merger Agreement and except as described with respect to Mr. Berg, all of the existing HPI employment agreements shall remain in full force and effect following the Effective Time. Messrs. Phillips and Conlin have existing employment agreements which, unless renewed, are scheduled to expire on December 31, 1998 and May 31, 1999, respectively. The employment agreements provide for base salaries for Messrs. Phillips and Conlin of $165,000 and $156,000 respectively and an annual bonus opportunity of up to fifty percent of their then current base salary. The agreements contain severance provisions which provide for payments of base salary and benefits for a period of twelve months and nine months, respectively, following a termination without Cause (as defined in the agreements). In addition, HPI has committed to pay to each of Messrs. Phillips and Conlin amounts equal to $50,000 and $25,000, respectively, as of the Effective Time.

     Treatment of Stock Options. Each of Messrs. Berg, Phillips and Conlin has executed a Stock Option Acknowledgment Agreement covering all of his respective outstanding HPI Options which provides that each option holder has agreed to the treatment of his HPI Options as set forth in the Merger Agreement and further described below. Pursuant to the Merger Agreement, such HPI Options, whether or not vested, will be canceled at the Effective Time in exchange for a number of shares of fully paid FPA Common Stock, decreased to the nearest whole share, equal to the quotient which results when the "Fair Market Value" of such HPI Options at the Effective Time is divided by the FPA Value. The Fair Market Value of the HPI Options will be determined by an investment banking firm, selected by HPI and acceptable to FPA, by applying a variation of the Black-Scholes option pricing model. See "THE MERGER AGREE-

MENT -- Treatment of Stock Options." The HPI Options held by executive officers of HPI which will be converted into FPA Common Stock are shown in the following table:

                                                      NUMBER OF SHARES OF    NUMBER OF SHARES OF         ESTIMATED
                                                        HPI COMMON STOCK       HPI COMMON STOCK     NUMBER OF SHARES OF
                                           EXERCISE   UNDERLYING UNVESTED     UNDERLYING VESTED      FPA COMMON STOCK
     EXECUTIVE           DATE OF GRANT      PRICE     PORTION OF OPTION(1)   PORTION OF OPTION(2)     TO BE ISSUED(3)
--------------------  -------------------  --------   --------------------   --------------------   -------------------
Charles G. Berg(4)    May 16, 1995          $ .001               --                  34,000
                      January 29, 1996      $ 3.25               --                 125,000
                      January 6, 1997       $ 4.25               --                 125,000
Charles D.
  Phillips(5)         September 26, 1995    $ 4.50           12,000                   3,000
                      January 29, 1996      $ 3.25           37,500                  12,500
                      January 6, 1997       $ 4.25           40,000                      --
Paul Conlin           January 29, 1996      $ 3.25           25,000                  25,000
                      January 6, 1997       $ 4.25           30,000                      --

---------------

(1) These numbers of shares were determined as of June 30, 1997, except as described in footnote 4.

(2) These numbers of shares were determined as of June 30, 1997, except as described in footnote 4.

(3) The estimated number of shares of FPA Common Stock to be issued is based on an estimate of the Fair Market Value of the HPI Options and an FPA Value of
    $      . A description of how the Fair Market Value of the HPI Options is
    calculated is described above. The actual Fair Market Value of the HPI Options will most likely differ from the estimate based on these calculations, and the number of shares of FPA Common Stock issuable in exchange for such options will depend on the actual FPA Value.

(4) Mr. Berg's HPI Options are considered vested for purposes of this table because such options will accelerate and become fully exercisable at the Effective Time as a result of the termination of the HPI Employment Agreement.

(5) The September 26, 1995 option grant to Mr. Phillips was made by a subsidiary of HPI to purchase shares in such subsidiary. These options are subject to the Roll-up Transactions. For comparative purposes, this table reflects an estimated number of HPI Options to be issued to Mr. Phillips in the Roll-up Transactions and an estimated exercise price.

     Management Retention Program. Pursuant to an agreement reached between HPI and FPA, FPA shall cause the Surviving Corporation to make payments to certain key employees of the Surviving Corporation based on their continued employment and performance during the period from the Effective Time through the first anniversary of the Effective Time. In order to be entitled to the payment, the employee must be employed by the Surviving Corporation, a subsidiary thereof or FPA at the time of the first anniversary of the Effective Time, unless such employment is earlier terminated at the request of the Surviving Corporation, a subsidiary thereof or FPA. Also, HPI and FPA have agreed that if any of the aforementioned key employees who do not have employment contracts are terminated without cause at any time prior to the first anniversary of the Effective Time, such employee will be entitled to receive six months severance and be provided with thirty days notice of termination. Under this program, Messrs. Phillips and Conlin are entitled to receive payments on the first anniversary of the Effective Time in amounts equal to $90,000 and $80,000, respectively. No payment shall be made to Mr. Berg under this program.

     Equity Incentive Plan. FPA has agreed to make available a pool of options to purchase FPA Common Stock to key employees of HPI. Option grants will be determined after the Closing and will be consistent in amount to those received by other FPA employees with similar responsibilities. Mr. Berg will recommend allocations of the pool among HPI key employees which will be approved in the same manner as other FPA option grants.

     Registration Rights Agreement. In the Merger Agreement, FPA has agreed to enter into a registration rights agreement (the "Registration Rights Agreement") with Oxford, WellPoint and Messrs. Berg, Phillips and Conlin and Stephen F. Wiggins (collectively, the "Selling Stockholders"), pursuant to which FPA will file a registration statement with the Commission as soon as practicable after the Closing Date covering the shares of FPA Common Stock received in the Merger by the Selling Stockholders and will use its reasonable efforts to cause such registration statement to be declared effective on or prior to 90 days after the Closing Date (but no earlier than 60 days following the Closing Date). FPA has agreed to use its reasonable efforts to keep the registration statement effective for the period ending two years after the Closing Date or such shorter period as necessary. See "THE MERGER AGREEMENT -- Certain Additional Agreements -- Registration Rights Agreement."

     Indemnification of Directors & Officers. FPA has agreed to indemnify, defend and hold harmless, for a period of six years commencing at the Effective Time, all current and former directors and officers of HPI and its subsidiaries against all losses, claims, damages and liabilities, costs or expenses, judgments, fines, penalties and amounts paid in settlement arising out of any acts or omissions or alleged acts or omissions by them in their capacities as such. Also, the Merger Agreement requires FPA to purchase, immediately following the Effective Time, and maintain or cause the Surviving Corporation to maintain for a period of six years thereafter directors' and officers' liability insurance covering each person who was a director or officer of HPI at any time prior to the Effective Time. See "THE MERGER AGREEMENT -- Certain Additional Agreements."

     Master Strategic Arrangement for Private Practice Partnerships. Certain health plan subsidiaries of Oxford ("Oxford health plans") and certain subsidiaries, affiliated professional corporations and an affiliated IPA of HPI ("HPI MSOs") are parties to partnership agreements which govern the relationship between the Oxford health plans and the providers, including provisions regarding the compensation payable to providers for the provision of comprehensive medical care to Oxford health plan enrollees. In connection with the Merger, Oxford and HPI have agreed to establish certain strategic principles under which they will enter into partnership agreements in the future in existing and new markets (the "Strategic Agreement"). The terms of the Strategic Agreement include, among others, (i) the partnership agreements in existence between Oxford health plans and HPI MSOs shall remain in effect in accordance with their terms; (ii) if Oxford and HPI agree that an HPI MSO should become a provider for an Oxford health plan, that provider and Oxford health plan will enter into partnership agreements containing mutually satisfactory provisions and will become subject to the Strategic Agreement; (iii) under certain delineated circumstances, the Oxford health plan may advise the HPI MSO of its intention to change the compensation level payable to providers servicing health plan enrollees; the parties have agreed to negotiate in good faith the intended compensation changes with specified remedies if agreement is not reached; (iv) HPI MSOs must meet certain specified conditions in order to add physicians to provider groups which are parties to existing partnership agreements; and (v) if HPI develops physician networks in markets where Oxford health plans operate, the parties agree to negotiate in good faith to enter into partnership agreements in such areas, which agreements will be in accordance with the terms of the Strategic Agreement. The Strategic Agreement has a term of ten years with additional five year terms upon mutual agreement of the parties and includes specified events of termination.

     WellPoint Parent Memorandum of Understanding. WellPoint Parent and FPA have agreed to develop a strategic relationship to further the delivery of quality, cost-effective health care to enrollees of WellPoint Parent's subsidiary health plans. The strategic relationship will focus on markets served by WellPoint Parent's subsidiary health plans and will include possible expansion of current contractual relationships between WellPoint Parent's health plans and FPA and entering into new contractual relationships. The memorandum of understanding contemplates various activities that WellPoint Parent and FPA may jointly pursue in meeting the objectives of the relationship. The memorandum does not obligate either party to alter any existing contractual relationship or to enter into any definitive agreement regarding the terms of the memorandum.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of HPI Common Stock hold such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, stockholders who acquired shares of HPI Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options granted under HPI's benefit plans. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Neither HPI nor FPA has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger and the opinions of counsel as to such federal income tax consequences set forth below will not be binding on the IRS.

     General. As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by FPA, HPI or Merger Sub. The respective obligations of the parties to consummate the Merger are conditioned on (i) the receipt by FPA of an opinion of Pillsbury Madison & Sutro LLP dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of FPA, HPI and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) the receipt by HPI of an opinion of Gibson, Dunn & Crutcher LLP dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of FPA, HPI and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based upon, among other things, (i) representations of HPI, FPA and certain stockholders of HPI customarily given in transactions of this type and
(ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement.

     The opinions to be delivered at the Closing of Pillsbury Madison & Sutro LLP and Gibson, Dunn & Crutcher LLP summarize the material federal income tax consequences of the Merger, assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     Consequences to HPI Stockholders. Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of HPI Common Stock with respect thereto as a result of the surrender of their shares of HPI Common Stock in exchange for shares of FPA Common Stock pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the shares of FPA Common Stock received in the Merger (including any fractional shares of FPA Common Stock deemed received) will be the same as the aggregate tax basis of the shares of HPI Common Stock surrendered in exchange therefor in the Merger. The holding period of the shares of FPA Common Stock received (including the holding period of fractional shares of FPA Common Stock deemed received) will include the holding period of shares of HPI Common Stock surrendered in exchange therefor.

     Fractional Shares. If a holder of shares of HPI Common Stock receives cash in lieu of a fractional share interest in FPA Common Stock in the Merger, such fractional share interest will be treated as having been distributed to the holder, and such cash amount will be treated as received in redemption of the fractional share interest. Under Section 302 of the Code, if such redemption is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the cash amount received for the fractional share of FPA Common Stock reduced by the portion of the holder's tax basis in shares of HPI Common Stock surrendered that is allocable to the fractional share interest in FPA Common Stock. Under these rules, a stockholder of HPI should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in FPA Common Stock. The capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional share interest is more than one year. Under recently proposed tax legislation, long-term capital gain or loss treatment would apply only if the holding period is more than eighteen months.

     Consequences to HPI, FPA and Merger Sub. None of HPI, FPA or Merger Sub will recognize gain or loss as a result of the Merger.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, HPI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Accounting Principles Board Opinion No. 16, as amended ("APB No. 16"). The "pooling of interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the separate companies. See "SELECTED HISTORICAL AND PRO FORMA INFORMATION -- PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) OF FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES." It is a condition to the Merger that each of FPA and HPI receive letters from their respective independent auditors stating that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes.

RESALE OF FPA COMMON STOCK BY AFFILIATES

     FPA Common Stock to be issued to stockholders of HPI in connection with the Merger has been registered under the Securities Act pursuant to the Registration Statement of which this Proxy Statement/Prospectus forms a part. FPA Common Stock received by the stockholders of HPI upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of HPI or FPA within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Affiliates are generally defined as persons who control, are controlled by, or are under common control with HPI or FPA at the time of the HPI Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of HPI or FPA may not sell their shares of FPA Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of FPA Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 promulgated under the Securities Act ("Rule 144"). Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of FPA Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if FPA remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, an Affiliate would be able to sell such FPA Common Stock without such manner of sale or volume limitations, provided that FPA was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of FPA. Two years after the Effective Time, an Affiliate would be able to sell such shares of FPA Common Stock without any restrictions, provided that such Affiliate has not been an Affiliate of FPA for at least three months prior thereto. In addition, under rules relating to "pooling of interests" accounting, shares of FPA Common Stock issued to affiliates of HPI may not be resold by them until combined results of operations of FPA and HPI covering at least thirty days of operations are published. In connection with the Merger, FPA has agreed to enter into a registration rights agreement with certain stockholders of HPI. See "THE MERGER AGREEMENT -- Interests of Certain Persons in the Merger."

CERTAIN REGULATORY MATTERS

     FPA and HPI believe that the Merger does not violate the federal antitrust laws and intend to resist vigorously any assertion to the contrary by the FTC, the DOJ or others. Any such resistance could delay consummation of the Merger, perhaps for a considerable period of time. FPA and HPI made their respective filings with the FTC and the DOJ with respect to the Merger on July 29, 1997.
FPA and HPI have received written notification dated             , 1997, that
early termination of the waiting period of their respective HSR filings has been granted. Notwithstanding the termination of the waiting period of the HSR filings, the FTC, DOJ or others could take action under the antitrust laws, including after the Effective Time, seeking the divestiture by FPA of all or any part of the assets of HPI acquired in the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Certain persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the federal antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also seek to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. HPI does not intend to seek any further stockholder approval or authorization of the Merger Agreement as a result of any action that it may take to resist or resolve any FTC, DOJ or other objections, unless required to do so by applicable law.

RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of HPI Voting Securities as of the Record Date (the "Record Holders") are entitled to appraisal rights under Section 262 of the Delaware Act ("Section 262") for such securities. The following discussion represents a summary of the material provisions of Section 262. For additional information, reference is made to the full text of Section 262, which is reprinted in its entirety as Appendix C to this Proxy Statement/Prospectus. A person having a beneficial interest in HPI Voting Securities as of the Record Date held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the HPI Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROXY STATEMENT/ PROSPECTUS SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF HPI COMMON STOCK AND HPI PREFERRED STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX C CAREFULLY, BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DELAWARE ACT.

     Under the Delaware Act, a Record Holder of HPI Voting Securities who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements set forth in Section 262 and who neither votes in favor of approval of the Merger Agreement and the Merger nor consents thereto in writing will be entitled to have his or her HPI Voting Securities appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as described below. Such holders are, in such circumstances, entitled to appraisal rights because they hold shares of a constituent corporation to the Merger and may be required by the Merger Agreement to accept the Merger Consideration.

     A Record Holder of HPI Voting Securities wishing to exercise his or her appraisal rights must deliver to the Secretary of HPI, before the vote on the Merger Agreement at the HPI Special Meeting, a written demand for appraisal of his or her HPI Voting Securities. Merely voting or delivering a proxy directing a vote against approval of the Merger Agreement and the Merger will not constitute a demand for appraisal. A written demand is essential. Such written demand must reasonably inform HPI of the identity of the Record Holder and that such holder intends thereby to demand appraisal of the holder's shares. All written demands for appraisal of HPI Voting Securities should be sent or delivered to HPI at 800 Connecticut Avenue, Norwalk, Connecticut 06854, Attention: Corporate Secretary. In addition, a Record Holder of HPI Voting Securities wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their HPI Voting Securities in nominee form and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their nominee to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

     Within ten days after the Effective Time of the Merger, HPI, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, any Record Holder of HPI Voting Securities who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (i) the aggregate number of shares of HPI Common Stock and HPI Preferred Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and (ii) the aggregate number of holders of such shares. Any such statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

     Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any Record Holder of HPI Voting Securities who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. The Surviving Corporation is not under any obligation to file a petition with respect to the appraisal of the "fair value" of the HPI Voting Securities and neither FPA nor HPI presently intends that the Surviving Corporation file such a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A Record Holder of HPI Voting Securities will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of HPI Voting Securities is filed within 120 days after the Effective Time.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of HPI Voting Securities entitled to appraisal rights and will appraise the "fair value" of the HPI Voting Securities, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Stockholders considering seeking appraisal should be aware that the "fair value" of their HPI Voting Securities as determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration they would have received if they did not seek appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose HPI Voting Securities have been appraised. The costs of the action may be determined by such court and taxed upon the parties as the court deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of HPI Voting Securities in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the HPI Voting Securities entitled to appraisal.

     If any Record Holder of HPI Voting Securities who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Delaware Act, the HPI Voting Securities of such stockholder will be deemed to receive Merger Consideration in accordance with the Merger Agreement. A holder may withdraw his or her demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Failure to follow the steps required by Section 262 of the Delaware Act for perfecting appraisal rights may result in the loss of such rights.

     Any Record Holder of HPI Voting Securities who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the HPI Voting Securities subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of HPI Voting Securities as of a date prior to the Effective
Time).

                                  THE PAYMENTS

     The following is a summary of certain payments and benefits (the "Payments") that will be paid to and received by Charles G. Berg, President and Chief Executive Officer of HPI, in connection with the termination at the Effective Time of the HPI Employment Agreement.

     Under the HPI Employment Agreement, Mr. Berg is entitled to receive the following Payments upon the termination of such agreement, if such termination results from a material alteration of Mr. Berg's duties, which the HPI Board has determined will occur as a result of the Merger: (a) a lump-sum cash payment of $350,000 and (b) the acceleration of the vesting of his unvested HPI Options to purchase 239,150 shares of HPI Common Stock. The value of such vesting acceleration is estimated to be approximately $460,000. See "THE
MERGER -- Interests of Certain Persons in the Merger." By voting FOR approval of the Payments, HPI stockholders will be approving the payment of all of the Payments to Mr. Berg.

     Section 280G of the Code and the proposed regulations promulgated thereunder ("Section 280G") will disallow the deduction by HPI of any portion of the Payments characterized as an "excess parachute payment" as described below. Also, Section 4999 of the Code will impose a 20% nondeductible excise tax on Mr. Berg with respect to any portion of the Payments characterized as an "excess parachute payment." To be considered parachute payments, the Payments must (i) be in the nature of compensation, (ii) be contingent on a change in ownership of HPI and (iii) have a present value, when combined with all other such payments (the "Total Payments"), that equals or exceeds three times the average annual compensation paid to Mr. Berg by HPI over the term of his employment with HPI (the "Employment Period"). The Total Payments may include all or a portion of the $300,000 payment to Mr. Berg to be made by FPA pursuant to the FPA Employment Agreement. See "THE MERGER -- Interests of Certain Persons in the Merger."

     If the Total Payments are considered parachute payments, they will be treated as "excess parachute payments" to the extent the present value of such payments exceeds the average annual compensation paid to Mr. Berg over the Employment Period.

     The Payments appear to be in the nature of compensation to Mr. Berg. A change in ownership of HPI will occur as a result of the Merger, a necessary precondition to Mr. Berg's right to receive the Payments, and the present value of the Payments, when combined with all other such payments to Mr. Berg, will exceed three times the average annual compensation paid to Mr. Berg over the Employment Period. Accordingly, a portion of the Payments may constitute excess parachute payments unless exempted in the manner described below.

     The adverse federal income tax consequences to HPI and to Mr. Berg under Sections 280G and 4999 of the Code may be avoided if the Payments are approved by a separate vote of disinterested stockholders owning in excess of 75% of the HPI Voting Securities, voting together, not held, directly or indirectly, by Mr. Berg or certain members of his family, after adequate disclosure to all such stockholders of all material facts concerning the Payments. If approved, the Payments are no longer includable in the calculation of the Total Payments and, as a result, the maximum Total Payments will be reduced to a level below the threshold such that none of the Total Payments could be considered a parachute payment. The disclosure set forth in this Proxy Statement/Prospectus is intended as adequate disclosure to all HPI stockholders of all material facts concerning the Payments.

     For purposes of the stockholder vote discussed above, any stockholder of HPI who is not an individual may exercise its vote through any person authorized by the entity to vote such shares. However, if a substantial portion of the assets of such entity consists of HPI Common Stock or HPI Preferred Stock, in general, approval of the Payments must be made by a separate vote of the persons who hold, immediately before consummation of the Merger, in excess of 75% of the voting power of such entity.

     THE BOARD OF HPI HAS APPROVED THE PAYMENTS TO MR. BERG (WITH MR. BERG ABSTAINING), SUBJECT TO STOCKHOLDER APPROVAL, AND RECOMMENDS A VOTE "FOR" THE PROPOSAL TO PAY THE PAYMENTS TO MR. BERG.

                      BOARD OF DIRECTORS AND MANAGEMENT OF
                            FPA FOLLOWING THE MERGER

BOARD OF DIRECTORS OF FPA FOLLOWING THE MERGER

     Upon consummation of the Merger, Seth Flam, Sol Lizerbram, Sheldon Derezin, Stephen J. Dresnick, Kevin Ellis, Howard Hassman and Herbert A. Wertheim, each of whom is currently a director of FPA, will continue to serve as directors of FPA.

EXECUTIVE OFFICERS OF FPA FOLLOWING THE MERGER

     The following table sets forth certain information, including age and positions, of each person who will serve as an executive officer of FPA upon consummation of the Merger:

             NAME               AGE                            POSITION
------------------------------  ----    ------------------------------------------------------
Dr. Sol Lizerbram                49     Chairman of the Board of Directors
Dr. Seth Flam                    38     President, Chief Executive Officer and Director
Dr. Stephen J. Dresnick          46     Vice Chairman of the Board of Directors and President,
                                        Sterling Healthcare Group, Inc.
Steven M. Lash                   42     Executive Vice President, Chief Financial Officer and
                                        Treasurer
James A. Lebovitz                39     Senior Vice President, General Counsel and Secretary

                     COMPARISON OF RIGHTS OF HOLDERS OF HPI
                              AND FPA COMMON STOCK

     Both FPA and HPI are Delaware corporations and the rights of their respective stockholders are governed by the Delaware Act and their Certificates of Incorporation and Bylaws. In addition, the rights of the HPI stockholders are affected by the 1994 Securities Purchase Agreement. If the Merger is consummated, HPI stockholders will become stockholders of FPA, and their rights will be governed by the Certificate of Incorporation and Bylaws of FPA. The following is a brief summary of certain differences between the rights of HPI stockholders and FPA stockholders and is qualified in its entirety by reference to the relevant provisions of the Delaware Act, FPA's Certificate of Incorporation and Bylaws, HPI's Certificate of Incorporation and Bylaws and the 1994 Securities Purchase Agreement.

PREFERRED STOCK

     The Boards of Directors of FPA and HPI are authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors providing for the issuance of such series and as permitted by the Delaware Act. FPA currently has authorized 2,000,000 shares of preferred stock, $.001 par value; HPI currently has authorized 50,000 shares of preferred stock, $.001 par value. FPA has not authorized or issued any shares of preferred stock. HPI has issued and outstanding 25,000 shares of Series A Convertible Preferred Stock and 25,000 shares of Series B Convertible Preferred Stock. A condition to the consummation of the Merger is the conversion, prior to the Effective Time, of the issued and outstanding shares of HPI Preferred Stock into HPI Common Stock, which HPI Common Stock will subsequently be converted into FPA Common Stock. Each of WellPoint and Oxford has agreed to convert its outstanding shares of HPI Preferred Stock to HPI Common Stock prior to the Effective Time. As a result of these transactions, the current holders of HPI Preferred Stock will no longer enjoy the special dividend, voting and liquidation preferences and rights set forth in the HPI Certificate of Incorporation.

BOARD OF DIRECTORS

     FPA's Certificate of Incorporation provides that the FPA Board shall have not less than three nor more than twelve members, as determined from time to time by resolution of the board. Currently, the FPA Board consists of seven (7) members. HPI's Certificate of Incorporation provides that the number of directors on the HPI Board shall be specified in HPI's Bylaws. The HPI Bylaws provide that the Board shall have one or more members as determined by a majority of the Board. Currently, the HPI Board consists of five (5) members. The 1994 Securities Purchase Agreement provides that so long as each of Oxford and WellPoint beneficially owns at least 20% of the outstanding shares of HPI Common Stock (assuming conversion of the outstanding shares of HPI Preferred Stock beneficially owned by such stockholder), each of Oxford and WellPoint will be entitled to nominate two directors to the HPI Board. In addition, for so long as certain individual investors collectively own at least 10% of the outstanding shares of HPI Common Stock, the representative of a majority in interest of the individual investors (the "Representative") shall be entitled to nominate one director to the HPI Board. Currently, each of Oxford and WellPoint beneficially owns in excess of 20%, and the individual investors collectively own in excess of 10%, of the HPI Common Stock, so that these provisions are in effect.

     FPA's and HPI's Bylaws provide that any or all directors may be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of directors. HPI's Bylaws also provide that a director may be removed for cause by vote of a majority of the HPI Board. The 1994 Securities Purchase Agreement provides that if any of Oxford, WellPoint or the Representative notifies the HPI stockholders that (i) such person or Representative wishes to remove a director nominated by it or (ii) if any of such stockholders no longer owns the requisite percentage of shares required to maintain such nomination rights, all such stockholders shall vote their shares in favor of such removal if a vote is otherwise required.

     HPI's Bylaws provide that a vacancy on the HPI Board may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. HPI's Bylaws also provide that a vacancy created by the removal of a director may be filled by a vote of the holders of a majority of the outstanding shares of capital stock of HPI entitled to vote thereon. FPA's Certificate of Incorporation provides that a vacancy on the FPA Board shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

     HPI's Bylaws provide that directors shall be elected by a plurality of votes cast at annual meetings of stockholders (and holders of HPI's Preferred Stock shall have the same right to vote as holders of HPI's Common Stock on an as-converted basis) with each director serving until the next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal or as described above pursuant to the 1994 Securities Purchase Agreement. FPA's Bylaws provide for a staggered Board of Directors, with the directors of FPA divided into three classes, as nearly equal in number as possible. Each director on the FPA Board is elected to serve a term of three years and until his successor is duly elected and qualified.

BYLAWS

     FPA's Certificate of Incorporation grants the FPA Board the power to repeal, alter, amend or rescind FPA's Bylaws. FPA's Bylaws permit FPA's stockholders to alter, amend, repeal or adopt the same. HPI's Certificate of Incorporation provides that the HPI Board may adopt, repeal, alter, amend or rescind HPI's Bylaws, subject to the right of the holders of a majority of the outstanding stock of HPI, by vote at an annual or special meeting, to amend, alter or repeal any Bylaw made by the Board.

STOCKHOLDER MEETINGS

     HPI's Bylaws provide that special meetings of stockholders may be called by the HPI Board. FPA's Bylaws provide that special meetings of stockholders may be called by the President. Furthermore, FPA's Bylaws provide that such special meeting shall be called by the President or Secretary at the request in writing of a majority of the FPA Board or stockholders owning a majority in amount of the entire capital stock of FPA issued and outstanding and entitled to vote.

     The 1994 Securities Purchase Agreement further provides that if any party to the 1994 Securities Purchase Agreement fails to vote its shares for directors as required therein, each other stockholder to such Agreement shall have an irrevocable, perpetual proxy, exercisable by any of them individually, to vote such shares of HPI securities in accordance with the 1994 Securities Purchase Agreement.

INDEMNIFICATION

     Under the Delaware Act, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (1) expenses (including attorneys' fees) and certain amounts paid in settlement and
(2) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The Delaware Act provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith.

     FPA's Certificate of Incorporation and HPI's Bylaws require indemnification for directors and officers, their legal representatives, and persons serving at the request of FPA as a director, officer, employee or agent of another corporation, partnership, or other entity ("Indemnitees") for actions undertaken in an official capacity or any other capacity.

     FPA's Certificate of Incorporation and HPI's Bylaws provide for the continuation of indemnification for Indemnitees no longer employed by the respective company (where the conduct at issue occurred while the Indemnitee was employed by such company). FPA's Certificate of Incorporation and HPI's Bylaws also provide for the benefits of indemnification to inure to the heirs, executors and administrators of the Indemnitee. Furthermore, FPA's Certificate of Incorporation and HPI's Bylaws require, as a prerequisite to indemnification in connection with a suit initiated by the Indemnitee, that the Indemnitee receive authorization from the Board prior to initiating the suit.

     FPA's Certificate of Incorporation and HPI's Bylaws grant Indemnitees the right to receive an advance of funds from their respective company to pay for anticipated legal costs in defending a lawsuit for which indemnification is sought. However, to the extent required by the Delaware Act, an Indemnitee may be required to deliver an undertaking to his respective company to the effect that the Indemnitee will repay all amounts advanced should the Indemnitee ultimately be determined not to be entitled to indemnification.

     FPA's Certificate of Incorporation provides that if an Indemnitee is not advanced funds for anticipated costs in defending a lawsuit within thirty days of FPA receiving a written request for such funds, the Indemnitee may sue FPA for the unpaid amount. If the Indemnitee has delivered to FPA an undertaking to repay such advance, FPA may not offer as a defense to such claim for indemnity that the claimant has not met the standard of conduct for indemnification under the Delaware Act. However, if no such undertaking has been delivered to FPA, FPA may offer such failure to meet the standard of conduct for indemnification as a defense. FPA may not offer as a defense to the advancement of funds that it has not yet determined whether the Indemnitee has met the appropriate standard of conduct. Neither HPI's Bylaws nor its Certificate of Incorporation contains comparable provisions.

STOCKHOLDER VOTING REQUIREMENTS

     Under the Delaware Act, unless otherwise provided for by the Delaware Act or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter.

     Neither FPA's Certificate of Incorporation nor its Bylaws contains a provision requiring a greater vote on any matter than required by the Delaware Act.

     HPI's Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least 80% or more of HPI's voting shares to amend, alter or repeal or adopt any provision inconsistent with the current provision of the Bylaws providing that HPI's directors shall not be liable to HPI or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, until there are less than 5,000 shares of HPI Preferred Stock outstanding, the approval of at least 60% of the issued and outstanding shares of HPI Common Stock and HPI Preferred Stock, voting as a class, is required to sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets, merge or consolidate with or into another corporation, voluntarily dissolve, liquidate or wind-up, authorize, create, issue or sell any class of capital stock of HPI ranking prior to or on a parity with the HPI Preferred Stock, alter or change the designations, rights and preferences of the HPI Preferred Stock in any manner or authorize any employee stock option plan or program except plans relating to not in excess of 1,450,000 shares of HPI Common Stock.

ACTION BY CONSENT

     The Delaware Act provides that, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Both FPA's and HPI's Bylaws permit action by such written consent.

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

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to this Proxy
Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the stockholders of HPI and the satisfaction or waiver of other conditions to the Merger, Merger Sub will be merged with and into HPI in accordance with the Delaware Act, whereupon the separate existence of Merger Sub will cease and HPI will be the Surviving Corporation and a wholly owned subsidiary of FPA.

     At the Effective Time:

          (i) Each issued and outstanding share of HPI Common Stock, except as provided for below, will be converted into the right to receive a number of shares of FPA Common Stock determined by the Exchange Ratio. For a discussion of the Exchange Ratio, see "THE MERGER -- Merger Consideration."

          (ii) Each share of HPI Common Stock and HPI Preferred Stock held in HPI's treasury will be canceled and extinguished and will cease to exist and no consideration will be delivered with respect thereto.

          (iii) If applicable, each outstanding share of HPI Common Stock and HPI Preferred Stock, the holder of which (i) has not voted in favor of the Merger, (ii) has perfected such holder's dissenters' rights to appraisal in accordance with the pertinent provisions of the Delaware Act and (iii) has not effectively withdrawn or lost such rights to appraisal, will not be converted into a right to receive shares of FPA Common Stock, but such holder shall be entitled only to such rights as are granted under the applicable provisions of the Delaware Act. See "THE MERGER -- Rights of Dissenting Stockholders."

          (iv) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Immediately prior to the Effective Time, HPI shall use its reasonable best efforts to cause each issued and outstanding share of HPI Preferred Stock to be converted into shares of HPI Common Stock in accordance with the provisions of the relevant Certificate of Designations for such HPI Preferred Stock, and such shares of HPI Common Stock will be converted into the right to receive shares of FPA Common Stock as described above in subparagraph (i) of this section. The holders of HPI Preferred Stock have agreed to convert their shares of HPI Preferred Stock to HPI Common Stock prior to the Effective Time.

     At the Effective Time, present holders of HPI Common Stock and HPI Preferred Stock will cease to have any rights as holders of such shares, other than, if applicable, dissenters' rights to appraisal, but will have the right to receive shares of FPA Common Stock and cash in lieu of any fractional shares of FPA Common Stock.

     The Certificate of Incorporation and Bylaws of Merger Sub will be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of Merger Sub serving immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

EFFECTIVE TIME

     The Merger will become effective on such date as the duly prepared and executed Certificate of Merger is filed with the Secretary of State of Delaware in accordance with the Delaware Act. The filing of the Certificate of Merger will be made simultaneously with or as soon as practicable after the second business day

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

immediately following the date on which all conditions contemplated by the Merger Agreement have been fulfilled or waived or such other time as agreed between the parties.

FRACTIONAL SHARES

     No certificates or scrip for fractional shares of FPA Common Stock will be issued in connection with the Merger. In lieu of any such fractional share, each holder of HPI Common Stock who would otherwise have been entitled to a fraction of a share of FPA Common Stock upon surrender of certificates for exchange will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the FPA Value.

SURRENDER AND PAYMENT

     From and after the Effective Time, as required by the Merger Agreement, FPA will make available to the Exchange Agent certificates representing the appropriate number of shares of FPA Common Stock and cash to be paid in lieu of fractional shares of FPA Common Stock issuable in connection with the Merger. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of a certificate or certificates that immediately prior to the Effective Time represented HPI Common Stock ("HPI Certificates") a letter of transmittal and instructions for surrendering the HPI Certificates, and each holder thereof will be entitled to receive, upon surrender to the Exchange Agent of one or more HPI Certificates, certificates representing the number of whole shares of FPA Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares of FPA Common Stock, as described above.

TREATMENT OF STOCK OPTIONS

     At the Effective Time, each of the outstanding options to purchase shares of HPI Common Stock ("HPI Options") granted under the HPI 1994 Stock Option Plan (the "HPI Option Plan"), whether or not vested, including the HPI Options granted to holders of Minority Options in the Roll-up Transactions, will be canceled in exchange for a number of Shares of fully paid FPA Common Stock (the "FPA Option Shares"), decreased to the nearest whole share, equal to the quotient which results when the "Fair Market Value" of such option at the Effective Time is divided by the FPA Value (the "Option Exchange"). The Fair Market Value of the HPI Options will be determined by an investment banking firm, selected by HPI and acceptable to FPA, by applying a variation of the Black-Scholes option pricing model. HPI estimates that an aggregate of
          FPA Option Shares will be issued in the Merger.

     HPI and FPA believe that HPI has the right under the HPI Option Plan to undertake the Option Exchange without seeking the consent of the holders of HPI Options. However, HPI has agreed to use its reasonable best efforts to cause the holders of HPI Options to execute prior to the Closing Date a form of acknowledgement reasonably acceptable to FPA regarding their acceptance of the treatment of HPI Options set forth in the Merger Agreement and described above (the "Stock Option Acknowledgements"). FPA can terminate the agreement if HPI does not enter into Stock Option Acknowledgment Agreements with holders of HPI Options representing at least 80% of the total number of HPI Options. As of the date of this Proxy Statement/Prospectus, HPI has received Stock Option
Acknowledgements with respect to     % of the total number of HPI Options.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of each of FPA, Merger Sub and HPI (which are subject, in certain cases, to specified exceptions, and all of which terminate at the Effective
Time) relating to, among other things, the following: (i) organization and qualification to do business; (ii) capitalization; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement and the transactions contemplated thereunder; (iv) the absence of any conflict, breach or default of any corporate charter documents or applicable law in connection with entering into the Merger Agreement; (v) the absence of any governmental or regulatory consent or approval required to enter into the Merger Agreement and to consummate the transactions contemplated thereby; (vi) the accuracy of certain documents and reports filed by FPA with the Commission and the accuracy of the financial information contained therein; (vii) the absence of certain changes or events; (viii) the absence of undisclosed liabilities; (ix) the absence of pending or threatened legal proceedings; (x) the accuracy of the information each party has supplied with respect to the filings required with the Commission in order to consummate the Merger and the transactions contemplated by the Merger Agreement; (xi) certain tax matters; (xii) matters concerning employee benefit plans and ERISA; (xiii) HPI's stockholders' vote to approve the Merger;
(xiv) accounting matters relating to "pooling of interests;" (xv) title to assets; and (xvi) permits.

CONDUCT OF BUSINESS PENDING THE MERGER

     At all times from and after the date of the Merger Agreement until the Effective Time, HPI covenants and agrees as to itself and its subsidiaries (unless expressly provided for in the Merger Agreement or to the extent that the other party shall otherwise consent in writing) to: (i) conduct its business only in the ordinary course consistent with past practice; (ii) use its reasonable best efforts to keep available the services of its key officers and employees; (iii) maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses consistent with past practice; and (iv) preserve its relationships with customers and others having business dealings with them.

     At all times from and after the date of the Merger Agreement until the Effective Time, each of FPA, Merger Sub and HPI has agreed that it will not permit any of its respective subsidiaries (unless expressly provided for in the Merger Agreement, or to the extent that the other party shall otherwise consent in writing) to: (i) amend or propose to amend its certificate or articles of incorporation or bylaws; (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock; (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except in the case of FPA with respect to certain potential acquisitions as disclosed to HPI; (v) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto; (vi) issue, deliver, sell or exchange, or authorize or propose the issuance, delivery, sale or exchange of, any shares of its capital stock or any options with respect thereto, other than
(A) HPI may grant options to the extent required to be granted automatically under the HPI Option Plans or pursuant to written employment agreements, may issue shares of HPI Common Stock upon conversion of HPI Preferred Stock and may issue shares of HPI Common Stock and HPI Options to effect the Roll-up Transactions and (B) FPA may issue shares upon exercise of options or upon conversion of the FPA Debentures and in connection with potential acquisitions as disclosed to HPI; (vii) (A) permit any material change in (y) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (z) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (B) make any material tax election or settle or compromise any material income tax liability with any governmental or regulatory authority;
(viii) incur (which shall not be deemed to include entering into credit agreement, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 with respect to HPI and its subsidiaries and $300,000,000 with respect to FPA and its subsidiaries (in each case net of any amounts of any such indebtedness discharged during such period); (ix) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 with respect to HPI and its subsidiaries and $300,000,000 with respect to FPA and its subsidiaries; (x) with respect to HPI, enter into, adopt or amend (except as may be required by applicable law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree or enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers

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

or key employees, except in the ordinary course and consistent with past; (xi) with respect to HPI, make any acquisitions of assets in excess of $250,000 and with respect to FPA and its subsidiaries, make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice;
(xii) knowingly take or fail to take any action which action or failure to take action would cause HPI or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger; (xiii) knowingly take any action which would jeopardize the treatment of the Merger as a pooling of interests; or (xiv) fail to use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation.

     At all times from and after the date of the Merger Agreement until the Effective Time, each of FPA and HPI has further agreed that prior to the Effective Time as to itself and its subsidiaries that (unless expressly provided for in the Merger Agreement, or to the extent that the other party shall otherwise consent in writing) each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly give notice to the other and use their respective best efforts to prevent or promptly remedy, (A) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties to be untrue or inaccurate in any material respect and (B) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it.

CERTAIN ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, FPA and HPI have made the following additional agreements.

     Access to Information. Each of FPA and HPI shall, and shall cause each of its subsidiaries, throughout the period commencing on the date of the Merger Agreement and ending at the Effective Time, to: (i) provide the other party and its legal and financial advisors, accountants and any other agents and representatives (collectively, "Advisors") with full access, upon reasonable prior notice and during normal business hours, to their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of FPA and HPI, as the case may be, and its subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by FPA or HPI, as the case may be, or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority, and (y) all other information and data concerning the business and operations of FPA or HPI, as the case may be, and its subsidiaries as the other party or any of such other persons reasonably may request.

     In the event that the Merger Agreement is terminated without the transactions contemplated thereby having been consummated, upon the request of FPA or HPI, as the case may be, the other party will, and will cause its Advisors to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by FPA or HPI, as the case may be, or its Advisors to such party and its Advisors in connection with the Merger Agreement or the transactions contemplated thereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by FPA or HPI, as the case may be, or its Advisors.

     Inclusion of Shares on Nasdaq. FPA agreed to use its best efforts to cause the shares of FPA Common Stock to be issued in the Merger in accordance with the Merger Agreement to be approved for inclusion on Nasdaq.

     Regulatory and Other Approvals. Subject to the terms and conditions of the Merger Agreement, each of HPI and FPA agreed to proceed diligently and in good faith and to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or any other public or private third parties required of FPA, HPI or any of their subsidiaries to consummate the Merger and the other matters contemplated hereby and (ii) provide such other information and communications to such governmental or regulatory authorities or other public or private third parties as the other party or such governmental or regulatory authorities or other public or private third parties may

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

reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties agreed to (x) take promptly all actions necessary to make the filings required of FPA and HPI or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the FTC or the DOJ pursuant to the HSR Act and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by the Merger Agreement commenced by the FTC, the DOJ or any state attorney general.

     Employee Benefit Plans. In the Merger Agreement, FPA agreed that, for one year after the Effective Time, FPA shall, or shall cause the Surviving Corporation to, provide employee benefit plans and programs for the benefit of employees and former employees of HPI ("HPI Employees"), which, in the aggregate, are no less favorable than the HPI employee benefit plans and programs in effect immediately prior to the Effective Time. FPA further agreed that, for the two year period beginning on the date one year following the Effective Time, FPA shall, or shall cause the Surviving Corporation to, provide HPI Employees with employee benefit plans and programs that are no less favorable in the aggregate to those provided from time to time to FPA employees of comparable status and seniority. Except as specified in the Merger Agreement, with respect to such benefits, past service, compensation and expense credits of such HPI Employees shall be recognized, whenever reasonably possible, consistent with the terms of such plans and programs, for all purposes under such plans and each employee or fringe benefit plan or program available to HPI Employees as contemplated hereby shall be applied to such HPI Employees.

     FPA agreed to honor, and agreed to cause the Surviving Corporation to honor, without modification, all existing employment, severance, consulting and salary continuation agreements between HPI and any current or former officer, director, employee or consultant to HPI.

     Directors' and Officers' Indemnification and Insurance. FPA agreed to purchase and maintain, for a period of six years following the Effective Time, policies of directors' and officers' liability insurance covering current and former directors, officers and employers of HPI with respect to claims arising from facts or events that occurred on or prior to the Effective Time, providing at least the same coverage and amounts and containing terms that are no less advantageous to the insured parties as those in effect immediately prior to the Effective Time for officers and directors of FPA. FPA agreed to indemnify all past or present directors, officers, employees, trustees and agents of HPI against any liability or losses (including attorney's fees for counsel who are reasonably acceptable to FPA) any of them may incur because of any claim brought against them prior to or within six years from the Effective Time as officers, directors, employees, trustees or agents of HPI, and in connection therewith, agreed to advance attorney's fees to them to defend any such claim; provided that FPA shall be entitled to cooperate in the defense of any such matter; and provided, further, that FPA shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that FPA shall not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. FPA may obtain directors' and officers' liability insurance covering its obligations under this Section.

     Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense.

     Pooling of Interests. FPA and HPI agreed that from and after the date of the Merger Agreement and until the Effective Time, neither FPA nor HPI nor any of their respective subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of FPA's acquisition of HPI as a "pooling of interests" for accounting purposes. Following the Effective Time, FPA shall use its best efforts to conduct the business of the Surviving Corporation, and shall cause the Surviving Corporation to use its best efforts to conduct its business, in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

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

     Brokers or Finders. Each of FPA and HPI represented that no broker, finder or investment banker is entitled to any broker's, finder's or other fee or commission in connection with any of the transactions contemplated by the Merger Agreement, except Smith Barney, whose fees and expenses will be paid by HPI in accordance with HPI's agreement with such firm.

     Fulfillment of Conditions. Subject to the terms and conditions of the Merger Agreement, each of FPA and HPI agreed to take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement, and further agreed that neither FPA nor HPI will, nor will it permit any of its subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     No Solicitations. Prior to the Effective Time, HPI agreed that (a) neither it nor any of its subsidiaries shall, and it shall use its best efforts to cause its respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including HPI or any of its subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any portion of the assets of HPI and its subsidiaries taken as a whole, (ii) any of the outstanding shares of HPI Common Stock or Preferred Stock or (iii) any of the outstanding shares of the capital stock of any subsidiary of HPI (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by the Merger Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal and (b) it will notify FPA immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group except for the Roll-up Transactions.

     HPI Stockholder Agreements. FPA, HPI, Oxford and WellPoint are parties to a Stockholder Agreement whereby Oxford and WellPoint have delivered irrevocable proxies to FPA to vote all of their HPI Voting Securities for the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     FPA and HPI Affiliates. Each of FPA and HPI have delivered a letter to the other identifying all persons who may be deemed to be affiliates for purposes of Accounting Series Release 135 ("ASR 135"). On or prior to a date that is five days prior to the Closing Date, (i) HPI will deliver a letter to FPA identifying all persons who may be deemed affiliates of HPI under Rule 145, including, without limitation, all directors and executive officers of HPI, and (ii) it shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Each of FPA and HPI agreed to use its reasonable best efforts to obtain as soon as practicable after the date of the Merger Agreement from affiliates of FPA and HPI an agreement that such persons will comply with the provisions of ASR 135 and in any event not later than July 31, 1997, an agreement not to sell shares of FPA Common Stock or HPI Common Stock and Preferred Stock in an amount which would contravene the provisions of ASR 135 until combined results of operations of FPA and HPI covering at least 30 days of combined operations are made public. Oxford and WellPoint have agreed to provide such agreements. FPA has agreed to keep current its filings under the Exchange Act for purposes of reliance upon the resale provisions of Rule 145.

     Registration Rights Agreement. In the Merger Agreement, FPA agreed to enter into a registration rights agreement with Oxford, WellPoint, and Messrs. Berg, Phillips, Conlin and Wiggins (the "Selling Stockholders") pursuant to which FPA will file a registration statement with the Commission as soon as practicable after the Closing Date covering the shares received in the Merger by the Selling Stockholders (and no other shares of FPA Common Stock) and use its reasonable efforts to cause such registration statement to be declared effective on or prior to 90 days after the Closing Date (but no earlier than 60 days following the Closing Date). FPA has agreed to use its reasonable efforts to keep the registration statement effective for the period ending two years after the Closing Date or such shorter period as may be necessary in order for the

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

Selling Stockholders to freely sell the registered shares. In no event shall FPA be obligated to file more than one registration statement pursuant to the terms of the registration rights agreement.

ROLL-UP TRANSACTIONS

     HPI has affiliated with group practices and IPAs through subsidiaries (the "HPI Subsidiaries"). The physician-owners of the group practices and IPAs own shares in HPI Subsidiaries with which they contract to provide health care services. In each case, the physician-owners own less than a 30% interest in such subsidiary (the "Minority Shares"). Each of the HPI Subsidiaries has also granted stock options to purchase shares of common stock of the HPI Subsidiary to certain of its employees (the "Minority Options"). Holders of Minority Shares and/or Minority Options are referred to herein as "Minority Holders." Shareholder agreements with the physician-owners and the stock option plans for each HPI Subsidiary grant HPI the right to exchange the Minority Shares and Minority Options for HPI Common Stock and HPI Options, respectively, of equal value (the "Roll-up Transactions").

     In the Merger Agreement, HPI agreed to exercise its right and deliver roll-up notices to each of the Minority Holders, which notices serve to inform the Minority Holders of HPI's intention to undertake the Roll-up Transactions. The Roll-up Transactions contemplate the exchange, immediately prior to the Effective Time, of the Minority Shares and Minority Options with respect to each HPI Subsidiary for HPI Common Stock and HPI Options based on the fair value of such stock and options (the "Subsidiary Value"). HPI has delivered such notices and has reached agreement with the Minority Holders of each HPI Subsidiary with regard to the Subsidiary Value. As a result of such valuations, HPI will issue in connection with the Roll-up Transactions, immediately prior to the Effective
Time,           shares of HPI Common Stock and HPI Options to purchase
          shares of HPI Common Stock.

     At the Effective Time, holders of such newly issued shares of HPI Common Stock and HPI Options will have the right to receive shares of FPA Common Stock on the same terms and conditions as other holders of HPI Common Stock and HPI Options at the Effective Time. See "THE MERGER -- Merger Consideration" and "THE MERGER AGREEMENT -- Treatment of Stock Options."

CONDITIONS TO CONSUMMATION OF THE MERGER

     In addition to the approval and adoption of the Merger Agreement by the stockholders of HPI, the obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, or where legally permissible, the waiver, of various conditions, including: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending such effectiveness or any proceedings for that purpose being pending or threatened;
(ii) the receipt of all state securities or "Blue Sky" permits and other authorizations necessary to issue the FPA Common Stock; (iii) the shares of FPA Common Stock issuable to HPI's stockholders in the Merger shall have been approved for inclusion on Nasdaq; (iv) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act; (v) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted); (vi) the receipt of letters from Deloitte & Touche LLP and KPMG Peat Marwick LLP, each dated not more than two business days prior to the Effective Time and addressed to FPA and HPI, respectively, stating that the Merger will qualify as a "pooling of interests" transaction under APB No. 16; (vii) the delivery by HPI to FPA on or prior to the date which is five days prior to the Closing Date of a letter identifying all persons who may be deemed affiliates of HPI under Rule 145, including, without limitation, all directors and executive officers of HPI; (viii) the delivery by HPI to each of the persons identified in the letter referred to in subsection (vii) above, a notice of the resale restrictions imposed by applicable securities laws; and
(ix) the receipt of all consents, approvals and notices from governmental or regulatory authorities or any other public or private third parties required to consummate the Merger.

     The obligation of FPA and Merger Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by FPA or Merger Sub in their sole discretion): (i) HPI shall have performed in all material respects each agreement, covenant and obligation required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date and the representations and warranties of HPI in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a referral to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and as of the Closing Date as though made on and as of the Closing and HPI shall have delivered to FPA a certificate, dated the Closing Date and executed on behalf of HPI by its President and Chief Executive Officer or a Vice President, to such effect; (ii) HPI and its subsidiaries shall have received all consents (or, in lieu thereof, waivers) from parties to each contract disclosed in the HPI Disclosure Letter;
(iii) FPA shall have received the opinion of counsel to HPI dated the Closing Date; (iv) FPA shall have received opinions from Pillsbury Madison & Sutro LLP on the Closing Date stating that the Merger will be treated for federal income tax purposes as a tax-free reorganization; (v) FPA shall have received the resignations of the members of the board of directors of HPI; (vi) FPA and Oxford shall have executed the Master Strategic Agreement; (vii) FPA and WellPoint shall have executed the Memorandum of Understanding; (viii) there shall be no HPI Preferred Stock outstanding; (ix) Stock Option Acknowledgments shall have been executed and delivered by the holders of no less than 80% of the HPI Options; (x) each Roll-up Transaction shall either be complete by the Effective Time or escrow agreements shall have been executed; and (xi) FPA shall have received the Denominator Certificate from HPI.

     The obligation of HPI to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by HPI in its sole discretion): (i) FPA and Merger Sub shall have performed in all material respects each agreement, covenant and obligation required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date and the representations and warranties of FPA and Merger Sub in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a referral to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and on and as of the Closing Date as though made on and as of the Closing and each of FPA and Merger Sub shall have delivered to HPI certificates, dated the Closing Date and executed on behalf of FPA by its Chairman of the Board and Chief Executive Officer, the President or a Vice President of FPA and of the President and Chief Executive Officer or a Vice President of Merger Sub, to such effect; (ii) FPA shall have delivered a registration rights agreement to the Selling Stockholders; (iii) HPI shall have received opinions from Gibson, Dunn & Crutcher LLP on the Closing Date stating that the Merger will be treated for federal income tax purposes as a tax-free reorganization; (iv) the Smith Barney opinion shall not have been withdrawn; (v) FPA shall have entered into employment agreements and have taken such other employee related matters as agreed to by the parties to the Merger Agreement; (vi) FPA shall have received the consent of its senior lender on or before August 15, 1997 with respect to the transactions contemplated by the Merger Agreement; (vii) the FPA Value shall not be below $15.65; and (viii) HPI shall have received the opinion of counsel to FPA dated the Closing Date.

TERMINATION

     The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned whether prior to or after the approval of the stockholders of HPI: (i) by either FPA or HPI upon written notice to the non-terminating party by the terminating party at any time after October 28, 1997, if the Merger has not been consummated on or prior to such date otherwise than on account of delay or default on the part of the terminating party, except that the non-terminating party may extend such date for an additional 30 days if all required statutory approvals have not been obtained and, in the event FPA is the non-terminating party, if the Roll-up Transactions have not been concluded;
(ii) if any condition to closing the Merger is not satisfied, other than as a result of the conduct of the party whose obligation it was to obtain such condition; (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement, which breach has not been cured within 30 days following receipt by the non-terminating party of notice of such breach from the terminating party; (iv) if the Merger is enjoined by a final, unappealable court order not entered at the request of or with the support of FPA or any of its 5% stockholders, in the case of FPA, or HPI or any or its 5% stockholders, in the case of

HPI; (v) HPI may terminate the Merger Agreement if the FPA Value is less than $15.65; and (vi) HPI may terminate the Merger Agreement if the consent of FPA's senior lender is not obtained on or before August 15, 1997.

EFFECT OF TERMINATION

     If the Merger Agreement is validly terminated by either HPI or FPA pursuant to the Merger Agreement, the Merger Agreement will forthwith become void and there will be no further obligation on the part of either HPI or FPA (or any of their respective Representatives or affiliates), except (i) that certain provisions of the Merger Agreement will continue to apply following any such termination and (ii) that nothing contained therein shall relieve any party thereto from liability for willful breach or a knowing violation by such party of its representations, warranties, covenants or agreements contained in the Merger Agreement.

AMENDMENT

     The Merger Agreement may not be amended except by action taken by or on behalf of the respective boards of directors of the parties thereto or duly authorized committees thereof and then only by a written instrument duly executed by or on behalf of each party thereto and in compliance with applicable law.

WAIVER

     At any time prior to the Effective Time, any party to the Merger Agreement, by action taken by or on behalf of its board of directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of the other parties thereto contained therein or in any document delivered pursuant thereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties thereto contained therein, except that after the vote of HPI stockholders with respect to the Merger Agreement, the formula for determining the Exchange Ratio shall not be changed from that provided in the Merger Agreement. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance.

                 SELECTED HISTORICAL AND PRO FORMA INFORMATION

                        PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS (UNAUDITED) OF
                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

     The following pro forma condensed consolidated balance sheet of FPA as of March 31, 1997 and the pro forma condensed consolidated statements of operations for the three years in the period ended December 31, 1996 and the three months ended March 31, 1997 give effect, to the extent set forth below, to the following consummated and probable transactions.

  Consummated Transactions:

     (1) The acquisition of Physicians First, Inc. ("PFI") (effective June 1,
1996).

     (2) The acquisition of Foundation Health Medical Services and Affiliates ("FHMS") (effective November 29, 1996).

  Probable Transaction:

     (1) The proposed merger of FPA and HPI (the "Merger").

     The Merger is reflected as of March 31, 1997 for the pro forma condensed consolidated balance sheet. The Consummated Transactions are reflected as of January 1, 1996 in the pro forma condensed consolidated statements of operations. The Roll-up Transactions and the conversion of HPI Preferred Stock into HPI Common Stock are reflected as of January 1, 1996 in the pro forma condensed consolidated statements of operations and as of March 31, 1997 in the pro forma condensed consolidated balance sheet. The Merger is reflected as of January 1, 1994 in the pro forma condensed consolidated statements of operations. The pro forma information is based on the respective historical financial statements of the companies involved in the Consummated Transactions and the Merger, giving effect to the Merger under the pooling of interests method of accounting and the Consummated Transactions under the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the pro forma condensed consolidated financial statements.

     The pro forma condensed consolidated financial statements have been prepared by the management of FPA based upon the unaudited financial statements of FPA and HPI as of March 31, 1997 and for the three months then ended, the audited financial statements of FPA and HPI as of December 31, 1996 and for each of the three years in the period then ended, and the unaudited results of operations for PFI and FHMS up to their respective acquisition dates.

     Management of FPA does not believe that the pro forma condensed consolidated financial statements are indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of FPA, HPI, PFI and FHMS.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                 MARCH 31, 1997

                                     ASSETS

                                                             HEALTH
                                                           PARTNERS,                                               FPA MEDICAL
                                                              INC.                 HEALTH                        MANAGEMENT, INC.
                        FPA MEDICAL          HEALTH        PRO FORMA           PARTNERS, INC.    PRO FORMA          PRO FORMA
                      MANAGEMENT, INC.   PARTNERS, INC.   ADJUSTMENTS            PRO FORMA      ADJUSTMENTS        CONSOLIDATED
                      ----------------   --------------   ------------         --------------   ------------     ----------------
Current assets:
  Cash and cash
    equivalents.....    $ 20,135,507      $ 11,037,000                          $ 11,037,000                      $   31,172,507
  Marketable
    securities......      15,060,856                                                                                  15,060,856
  Accounts
receivable -- net...     158,782,789        15,603,000                            15,603,000                         174,385,789
  Prepaid expenses
    and other
    assets..........       6,740,990         1,682,000                             1,682,000                           8,422,990
  Capitation
    deposit.........      20,947,369                                                                                  20,947,369
  Deferred income
    tax asset.......      12,043,116                                                                                  12,043,116
                        ------------       -----------    ------------           -----------    ------------        ------------
        Total
          current
          assets....     233,710,627        28,322,000                            28,322,000                         262,032,627
Property and
 equipment -- net...      41,714,485         8,515,000                             8,515,000                          50,229,485
Restricted cash and
  deposits..........         500,000                                                                                     500,000
Goodwill and
intangibles -- net...    306,814,345        23,155,000    $ 14,187,000(I)         37,342,000                         344,156,345
Investments in
  GLHP..............       4,994,900                                                                                   4,994,900
Deferred income tax
  asset.............       2,736,327                                                                                   2,736,327
Deposits and other
  assets............       8,452,417           912,000                               912,000                           9,364,417
                        ------------       -----------    ------------           -----------    ------------        ------------
        Total.......    $598,923,101      $ 60,904,000    $ 14,187,000          $ 75,091,000    $                 $  674,014,101
                        ============       ===========    ============           ===========    ============        ============
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable
    and accrued
    expenses........    $ 90,290,699      $ 10,491,000                          $ 10,491,000    $ 15,500,000(A)   $  116,281,699
  Claims payable,
    including
    incurred but not
    reported
    claims..........     127,286,239        13,959,000                            13,959,000                         141,245,239
  Long-term
    debt -- current
    portion.........      74,731,037         2,040,000                             2,040,000                          76,771,037
  Current portion of
    accrued
    liability for
    professional
    liability
    claims..........       1,147,878                                                                                   1,147,878
  Other
    liabilities.....      13,099,616         2,116,000                             2,116,000                          15,215,616
                        ------------       -----------    ------------           -----------    ------------        ------------
        Total
          current
      liabilities...     306,555,469        28,606,000                            28,606,000      15,500,000         350,661,469
                        ------------       -----------    ------------           -----------    ------------        ------------
  Long-term
    debt -- net of
    current
    portion.........     171,775,894         4,028,000                             4,028,000                         175,803,894
  Accrued liability
    for professional
    liability
    claims, net of
    current
    portion.........       3,597,000                                                                                   3,597,000
  Other long-term
    liabilities.....         350,793           210,000                               210,000                             560,793
  Minority
    interests.......                           813,000        (813,000)(I)
  Stockholders'
    equity:
    Preferred
      stock.........                        50,000,000     (50,000,000)(J)
    Common stock....          61,712             2,000          23,000(I)(J)          25,000         (25,000)(F)          72,167
                                                                                                      10,455(F)
    Additional paid
      in capital....     202,477,595                        64,977,000(I)(J)      64,977,000     (64,977,000)(F)     267,469,140
                                                                                                  64,991,545(F)
    Stock payable...         534,600                                                                                     534,600
    Accumulated
      deficit.......     (86,028,962)      (22,755,000)                         (22,755,000)     (15,500,000)(A)    (124,283,962)
    Less: Due from
     stockholders...        (401,000)                                                                                   (401,000)
                        ------------       -----------    ------------           -----------    ------------        ------------
    Total
      stockholders'
      equity........     116,643,945        27,247,000      15,000,000            42,247,000     (15,500,000)        143,390,945
                        ------------       -----------    ------------           -----------    ------------        ------------
        Total.......    $598,923,101      $ 60,904,000    $ 14,187,000          $ 75,091,000    $                 $  674,014,101
                        ============       ===========    ============           ===========    ============        ============

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                       THREE MONTHS ENDED MARCH 31, 1997

                                                                          HEALTH
                                                                         PARTNERS,                              FPA MEDICAL
                                                                           INC.                               MANAGEMENT, INC.
                                   FPA MEDICAL           HEALTH          PRO FORMA    HEALTH PARTNERS, INC.      PRO FORMA
                                 MANAGEMENT, INC.   PARTNERS, INC.(H)   ADJUSTMENTS         PRO FORMA           CONSOLIDATED
                                 ----------------   -----------------   -----------   ---------------------   ----------------
Managed care revenue...........    $157,314,519        $28,479,000                         $28,479,000          $185,793,519
Fee-for-service revenue........      65,525,095          6,471,000                           6,471,000            71,996,095
                                   ------------        -----------        --------        ------------          ------------
          Total operating
            revenue............     222,839,614         34,950,000                          34,950,000           257,789,614
                                   ------------        -----------        --------        ------------          ------------
Expenses:
  Medical services.............     158,105,080         27,401,000                          27,401,000           185,506,080
  General and administrative...      51,705,602          8,216,000       $ 125,000(K)        8,341,000            60,046,602
  Merger, restructuring and
     other unusual charges.....      36,833,586                                                                   36,833,586
                                   ------------        -----------        --------        ------------          ------------
          Total expenses.......     246,644,268         35,617,000         125,000          35,742,000           282,386,268
                                   ------------        -----------        --------        ------------          ------------
Loss from operations...........     (23,804,654)          (667,000)       (125,000)           (792,000)          (24,596,654)
Other income (expense):
  Interest and other income....         934,664            341,000        (102,000)(L)          239,000            1,173,664
  Interest expense.............      (4,166,767)          (124,000)                           (124,000)           (4,290,767)
                                   ------------        -----------        --------        ------------          ------------
          Total other income
            (expense)..........      (3,232,103)           217,000        (102,000)            115,000            (3,117,103)
                                   ------------        -----------        --------        ------------          ------------
Loss before income taxes.......     (27,036,757)          (450,000)       (227,000)           (677,000)          (27,713,757)
Income tax benefit.............       8,111,027                                                                    8,111,027
                                   ------------        -----------        --------        ------------          ------------
Net loss.......................    $(18,925,730)       $  (450,000)      $(227,000)        $  (677,000)         $(19,602,730)
                                   ------------        -----------        --------        ------------          ------------
Pro forma net loss per share...    $      (0.59)                                                                $      (0.52)
Weighted average shares(G).....      32,288,183                                                                   37,515,456

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

                                                        FOUNDATION                     FPA MEDICAL
                                                          HEALTH                       MANAGEMENT,
                                                         MEDICAL                        INC. AND
                                                        SERVICES,                      CONSUMMATED
                          FPA MEDICAL    PHYSICIANS        INC.                       TRANSACTIONS
                          MANAGEMENT,      FIRST,          AND         PRO FORMA        PRO FORMA          HEALTH
                              INC.         INC.(B)      AFFILIATES    ADJUSTMENTS     CONSOLIDATED    PARTNERS, INC.(H)
                          ------------   -----------   ------------   -----------     -------------   -----------------
Managed care revenue....  $386,427,917   $14,870,833   $121,214,187                   $ 522,512,937     $  57,798,000
Fee-for-service
  revenue...............  172,676,696      4,176,018     19,251,147                     196,103,861        16,769,000
                          ------------   -----------   ------------   -----------     -------------      ------------
        Total operating
          revenue.......  559,104,613     19,046,851    140,465,334                     718,616,798        74,567,000
                          ------------   -----------   ------------   -----------     -------------      ------------
Expenses:
  Medical services......  431,617,608     16,128,269    166,950,333                     614,696,210        57,112,000
  General and
    administrative......  139,646,319      2,811,904     44,210,000   $6,510,814 (C)    193,179,037        27,745,000
  Merger, restructuring
    and other unusual
    charges.............   52,571,868                                                    52,571,868
                          ------------   -----------   ------------   -----------     -------------      ------------
        Total
          expenses......  623,835,795     18,940,173    211,160,333    6,510,814        860,447,115        84,857,000
                          ------------   -----------   ------------   -----------     -------------      ------------
Income (loss) from
  operations............  (64,731,182)       106,678    (70,694,999)  (6,510,814)      (141,830,317)      (10,290,000)
Other income (expense):
  Interest and other
    income..............    1,991,288         83,940      6,168,667                       8,243,895         1,543,000
  Interest expense......   (6,164,532)       (15,382)    (8,619,667)  (2,406,837) (D)   (17,206,418)         (539,000)
  Other expense.........                                 (2,757,000)                     (2,757,000)
                          ------------   -----------   ------------   -----------     -------------      ------------
        Total other
          income
          (expense).....   (4,173,244)        68,558     (5,208,000)  (2,406,837)       (11,719,523)        1,004,000
                          ------------   -----------   ------------   -----------     -------------      ------------
Income (loss) before
  income taxes..........  (68,904,426)       175,236    (75,902,999)  (8,917,651)      (153,549,840)       (9,286,000)
Income tax (expense)
  benefit...............   (1,080,000)       (73,922)    16,362,667   17,565,593 (E)     32,774,338          (185,000)
                          ------------   -----------   ------------   -----------     -------------      ------------
Net income (loss).......  $(69,984,426)  $   101,314   $(59,540,332)  $8,647,942      $(120,775,502)    $  (9,471,000)
                          ============   ===========   ============   ===========     =============      ============
Pro forma net loss per
  share.................  $     (2.56)                                                $       (3.84)
Weighted average
  shares(G).............   27,381,279                                                    31,423,942


                                                                        FPA
                                                                      MEDICAL
                              HEALTH                                MANAGEMENT
                          PARTNERS, INC.                               INC.
                            PRO FORMA      HEALTH PARTNERS, INC.     PRO FORMA
                           ADJUSTMENTS           PRO FORMA         CONSOLIDATED
                          --------------   ---------------------   -------------
Managed care revenue....                       $  57,798,000       $ 580,310,937
Fee-for-service
  revenue...............                          16,769,000         212,872,861
                             -----------        ------------       -------------
        Total operating
          revenue.......                          74,567,000         793,183,798
                             -----------        ------------       -------------
Expenses:
  Medical services......                          57,112,000         671,808,210
  General and
    administrative......   $     450,000(K)        28,195,000        221,374,037
  Merger, restructuring
    and other unusual
    charges.............                                              52,571,868
                             -----------        ------------       -------------
        Total
          expenses......         450,000          85,307,000         945,754,115
                             -----------        ------------       -------------
Income (loss) from
  operations............        (450,000)        (10,740,000)       (152,570,317)
Other income (expense):
  Interest and other
    income..............        (866,000)(L)           677,000         8,920,895
  Interest expense......                            (539,000)        (17,745,418)
  Other expense.........                                              (2,757,000)
                             -----------        ------------       -------------
        Total other
          income
          (expense).....        (866,000)            138,000         (11,581,523)
                             -----------        ------------       -------------
Income (loss) before
  income taxes..........      (1,316,000)        (10,602,000)       (164,151,840)
Income tax (expense)
  benefit...............                            (185,000)         32,589,338
                             -----------        ------------       -------------
Net income (loss).......   $  (1,316,000)      $ (10,787,000)      $(131,562,502)
                             ===========        ============       =============
Pro forma net loss per
  share.................                                           $       (3.61)
Weighted average
  shares(G).............                                              36,440,693

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

                                                                                            FPA MEDICAL
                                  FPA MEDICAL                                             MANAGEMENT, INC.
                                  MANAGEMENT,            HEALTH            PRO FORMA         PRO FORMA
                                      INC.         PARTNERS, INC.(H)      ADJUSTMENTS       CONSOLIDATED
                                  ------------     ------------------     -----------     ----------------
Managed care revenue............. $164,164,875        $ 29,624,000                          $193,788,875
Fee-for-service revenue..........  118,470,607           6,308,000                           124,778,607
                                  ------------         -----------        -----------       ------------
          Total operating
            revenue..............  282,635,482          35,932,000                           318,567,482
                                  ------------         -----------        -----------       ------------
Expenses:
  Medical services...............  202,739,878          24,062,000                           226,801,878
  General and administrative.....   74,489,765          19,820,000                            94,309,765
  Merger, restructuring and other
     unusual charges.............    1,589,908                                                 1,589,908
                                  ------------         -----------        -----------       ------------
          Total expenses.........  278,819,551          43,882,000                           322,701,551
                                  ------------         -----------        -----------       ------------
Income (loss) from operations....    3,815,931          (7,950,000)                           (4,134,069)
Other income (expense):
  Interest and other income......    1,129,297           1,070,000                             2,199,297
  Interest expense...............   (2,707,943)           (116,000)                           (2,823,943)
                                  ------------         -----------        -----------       ------------
          Total other income
            (expense)............   (1,578,646)            954,000                              (624,646)
                                  ------------         -----------        -----------       ------------
Income (loss) before income
  taxes..........................    2,237,285          (6,996,000)                           (4,758,715)
Income tax expense...............   (1,504,320)           (175,000)                           (1,679,320)
                                  ------------         -----------        -----------       ------------
Net income (loss)................ $    732,965        $ (7,171,000)       $                 $ (6,438,035)
                                  ============         ===========        ===========       ============
Pro forma net income (loss) per
  share.......................... $       0.07                                              $      (0.30)
Weighted average shares(G).......   18,306,992                                                21,277,698

See accompanying notes to pro forma condensed consolidated financial statements.

                 FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994

                                                                                                FPA MEDICAL
                                                                                              MANAGEMENT, INC.
                                    FPA MEDICAL              HEALTH            PRO FORMA         PRO FORMA
                                  MANAGEMENT, INC.     PARTNERS, INC. (H)     ADJUSTMENTS       CONSOLIDATED
                                  ----------------     ------------------     -----------     ----------------
Managed care revenue............    $ 78,939,286          $  9,765,000                          $ 88,704,286
Fee-for-service revenue.........      39,498,164             1,200,000                            40,698,164
                                    ------------           -----------          --------        ------------
          Total operating
            revenue.............     118,437,450            10,965,000                           129,402,450
                                    ------------           -----------          --------        ------------
Expenses:
  Medical services..............      84,816,105             5,404,000                            90,220,105
  General and administrative....      28,850,073            10,469,000                            39,319,073
                                    ------------           -----------          --------        ------------
          Total expenses........     113,666,178            15,873,000                           129,539,178
                                    ------------           -----------          --------        ------------
Income (loss) from operations...       4,771,272            (4,908,000)                             (136,728)
Other income (expense):
  Interest and other income.....         633,955               813,000                             1,446,955
  Interest expense..............        (397,364)             (254,000)                             (651,364)
                                    ------------           -----------          --------        ------------
          Total other income....         236,591               559,000                               795,591
                                    ------------           -----------          --------        ------------
Income (loss) before income
  taxes.........................       5,007,863            (4,349,000)                              658,863
Income tax expense..............      (1,667,025)              (40,000)                           (1,707,025)
                                    ------------           -----------          --------        ------------
Net income (loss)...............    $  3,340,838          $ (4,389,000)        $                $ (1,048,162)
                                    ============           ===========          ========        ============
Pro forma net income (loss) per
  share.........................    $       0.29                                                $      (0.08)
Weighted average shares(G)......      11,271,046                                                  13,343,522

See accompanying notes to pro forma condensed consolidated financial statements.

               FPA NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

     FPA consummated the purchase of PFI effective June 1, 1996 for $21,591,541 consisting of cash, FPA Common Stock and debt; and the purchase of FHMS for $111,000,000 consisting of cash, FPA Common Stock and debt. These completed acquisitions by FPA were accounted for under the purchase method. The merger of Sterling with FPA was consummated in October 1996 and the merger of AHI with FPA was consummated in March 1997. Both of these mergers were accounted for as a pooling of interests and FPA's financial statements have been restated to take into account financial information and data of Sterling and AHI for all periods presented. Additionally, FPA proposes to merge with HPI by issuing FPA common stock in exchange for all of the outstanding common stock of HPI. It is contemplated that the Merger will be accounted for as a pooling of interests. The following adjustments are necessary to reflect the pro forma effects of the FPA consummated and probable transactions.

     Certain of the entities included in the pro forma condensed consolidated financial statements are professional corporations in which FPA is unable to own a majority interest due to certain state laws which prohibit the corporate practice of medicine. Such entities are included in the pro forma condensed consolidated financial statements due to the fact FPA consolidates these professional corporations in the consolidated financial statements of FPA. These professional corporations are consolidated by FPA because FPA has direct or indirect unilateral and perpetual control over the assets and operations of the professional corporations, other than by means of owning the majority of the voting stock of the professional corporations. The shareholder/director of each of these professional corporations which are affiliated with FPA has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock if such shareholder/director is terminated from FPA. This ensures unilateral and perpetual control over these professional corporations by FPA. As such, due to the parent-subsidiary relationship under generally accepted accounting principles, FPA consolidates the financial statements of these professional corporations. FPA believes that consolidation of the financial statements of these professional corporations is necessary to present fairly the financial position and results of operations of FPA.

     (A) Nonrecurring costs estimated to be $15,500,000 will be recorded in connection with the Merger. These costs consist primarily of certain employee termination costs, financial advisory fees, professional fees and restructuring costs. Because such costs are nonrecurring, they have not been recorded in the accompanying unaudited pro forma condensed consolidated statements of operations. However, such costs will be expensed in the first period following the consummation of the Merger.

     (B) As a result of FPA's acquisition, PFI receives fully delegated capitation revenue from Physicians Corporation of America, the seller, based on the acquisition agreement with FPA, rather than only primary care capitation as is reflected in this historical statement of operations of PFI. The incremental revenue which PFI would have received under this fully delegated contract was approximately $31,000,000 for the five months ended May 31, 1996 (date of acquisition). Additionally, there would have been a corresponding increase in medical services expense and general and administrative expense for the provision of hospital and specialty care services under this fully delegated contract.

     (C) For the purpose of determining the pro forma effects of the acquisitions of PFI and FHMS on FPA's statement of operations, the following adjustments to increase (decrease) income have been made:

                                                     YEAR ENDED DECEMBER 31, 1996
                                               -----------------------------------------
                                                  PFI           FHMS            TOTAL
                                               ---------     -----------     -----------
        Amortization over 4-15 years of
          intangible assets(1)(2)............  $(100,419)    $  (751,667)    $  (852,086)
        Amortization over 30 years of cost in
          excess of net assets acquired
          (goodwill)(2)(3)...................   (177,957)     (5,599,013)     (5,776,970)
        Depreciation of additional purchase
          cost assigned to property and
          equipment..........................    118,242                         118,242
                                               ---------     -----------       ---------
                                               $(160,134)    $(6,350,680)    $(6,510,814)
                                               =========     ===========       =========

        -----------------------

        (1) The amortization period of the identifiable intangible assets is based on the period of estimated future economic benefit as determined by FPA in conjunction with independent valuation analyses.

        (2) The total balance of the goodwill and intangibles at January 1, 1996 would have been approximately $196,053,338 and $6,164,019, respectively, related to PFI and FHMS.

        (3) It is expected that substantially all of the excess purchase price over the net assets acquired in connection with the acquisition of the FHMS entities will be allocated to the Foundation Payor agreements which have terms of 30 years. As the value of the Payor agreements will be amortized over 30 years, the same amortization period as goodwill, and there would be no difference in the amortization expense, no amount has been allocated between the goodwill and the Payor agreements for the purposes of the pro forma condensed consolidated financial statements.

     (D) Reflects the increase in interest expense as a result of the notes issued in connection with the acquisitions of PFI and FHMS. The debt in the amount of approximately $116,000,000 that was issued or assumed in connection with the FHMS acquisition bears interest at LIBOR plus .45%. A one-eighth percent change in the interest rate would have had an impact to interest expense of approximately $145,000 for the year ended December 31, 1996.

     (E) Reflects the estimated income tax effects of the pro forma adjustments. No valuation allowance has been recognized related to the pro forma tax benefits based on FPA management's belief that it is more likely than not, based on the assessment of future taxable income and available tax planning strategies, that such benefit would be realized in future periods. If FPA had incurred the losses before income taxes of $153,549,841 for the year ended December 31, 1996 included in the pro forma condensed consolidated statement of operations, FPA would need to generate a comparable amount of future taxable income over the next 15 years (this net operating loss carryforward period) in order to fully realize the benefit of these net operating losses.

     (F) Reflects the effects of the assumed issuance of 5,227,273 shares of FPA Common Stock in exchange for 100% of the shares of outstanding HPI Voting Securities and HPI Options based on an assumed Adjusted FPA Value of $22 per share.

     (G) The weighted average shares outstanding was calculated based on the historical weighted average shares outstanding of FPA giving effect to the assumed 5,227,273 shares of FPA Common Stock to be issued in connection with the Merger. In addition, for the year ended December 31, 1996 the weighted average shares outstanding give effect to the 4,076,087 shares of FPA Common Stock issued in connection with the FHMS acquisition and the 525,000 shares of FPA Common Stock issued in connection with the PFI acquisition.

     (H) The HPI consolidated financial statements have been adjusted to conform with FPA's consolidation policies. Accordingly, certain professional corporations affiliated with HPI have not been consolidated due to HPI's lack of direct or indirect unilateral and perpetual control over the assets and operations of these professional corporations.

     (I) Reflects the effect of the issuance of HPI Common Stock valued at an aggregate of $15,000,000 in connection with the Roll-up Transactions.

     (J) Reflects the conversion of the HPI Preferred Stock into 8,000,025 shares of HPI Common Stock.

     (K) Reflects the amortization of goodwill incurred as a result of the Roll-up Transactions.

     (L) Reflects the elimination of the minority interests share in net losses as a result of the Roll-up Transactions.

                   SELECTED HISTORICAL FINANCIAL DATA -- FPA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Selected Historical Financial Data of FPA set forth below for the years ended December 31, 1994, 1995 and 1996 which give effect to the merger with AHI, accounted for as a pooling of interests, have been derived from FPA's audited supplemental consolidated financial statements incorporated herein by reference. The Selected Historical Financial Data for the years ended December 31, 1993 and 1992 and the three months ended March 31, 1997 and 1996 are unaudited. In the opinion of FPA's management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of FPA's financial position and results of operations for such unaudited periods, have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the year. The data set forth below should be read in conjunction with FPA's supplemental consolidated financial statements and the notes thereto incoporated herein by reference.

                                                                                             THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                          MARCH 31,
                                --------------------------------------------------------   -----------------------
                                 1992      1993        1994         1995         1996         1996         1997
                                -------   -------   ----------   ----------   ----------   ----------   ----------
COMBINED STATEMENTS OF
  OPERATIONS:
Operating revenue.............  $39,959   $58,853   $  118,437   $  282,636   $  559,105   $  103,953   $  222,840
Medical services expense......   28,477    41,346       84,816      202,740      431,618       74,726      158,105
                                -------   -------     --------     --------     --------     --------     --------
                                 11,482    17,507       33,621       79,896      127,487       29,227       64,735
General and administrative
  expense.....................   12,382    14,406       28,850       74,490      139,646       26,478       51,706
Merger, restructuring and
  other unusual charges.......                                        1,590       52,572                    36,834
                                -------   -------     --------     --------     --------     --------     --------
Income (loss) from
  operations..................     (900)    3,101        4,771        3,816      (64,731)       2,749      (23,805)
Other income (expense), net...      197       135          237       (1,579)      (4,173)        (173)      (3,232)
                                -------   -------     --------     --------     --------     --------     --------
Income (loss) before income
  taxes.......................     (703)    3,236        5,008        2,237      (68,904)       2,576      (27,037)
Income tax (expense)
  benefit.....................      (10)      (84)      (1,667)      (1,504)      (1,080)      (1,160)       8,111
                                -------   -------     --------     --------     --------     --------     --------
Net income (loss).............  $  (713)  $ 3,152   $    3,341   $      733   $  (69,984)  $    1,416   $  (18,926)
                                -------   -------     --------     --------     --------     --------     --------
PRO FORMA PER SHARE DATA:
Net income (loss) per share...            $  0.37   $     0.30   $     0.04   $    (2.56)  $     0.05   $    (0.59)
Weighted average shares
  outstanding.................            8,602,201 11,271,046   18,306,992   27,381,279   25,814,913   32,288,183

                                                              DECEMBER 31,
                                        --------------------------------------------------------     MARCH 31,
                                         1992       1993        1994         1995         1996         1997
                                        ------     -------     -------     --------     --------     ---------
COMBINED BALANCE SHEET DATA:
Cash and marketable securities........  $3,542     $ 4,037     $12,872     $ 43,009     $ 55,472     $ 35,196
Working capital surplus (deficit).....    (973)        (81)     17,289       42,521      (38,092)     (72,845)
Total assets..........................   7,710      11,543      65,756      228,663      579,664      598,923
Long-term liabilities.................     112         371      12,270       24,043      194,432      175,724
Stockholders' equity (deficit)........     125      (1,001)     27,236      137,615      134,374      116,644

                  SELECTED CONSOLIDATED FINANCIAL DATA -- HPI
                                 (IN THOUSANDS)

     The selected consolidated financial data set forth below for the period September 15, 1993 (date of inception of operations) to December 31, 1993 and for the years ended December 31, 1994, 1995 and 1996 have been derived from HPI's consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data as of and for the three months ended March 31, 1996 and 1997 have been derived from unaudited financial statements of HPI. In the opinion of HPI's management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of HPI's financial position and results of operations for such unaudited periods, have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations-HPI" and HPI's consolidated financial statements and the notes thereto and the other financial and statistical information included elsewhere in this Proxy Statement/Prospectus.

                                                                              THREE MONTHS ENDED MARCH
                                        YEARS ENDED DECEMBER 31,                        31,
                                -----------------------------------------    --------------------------
                                1993(1)     1994       1995        1996         1996           1997
                                -------    -------    -------    --------    -----------    -----------
                                                                                    (UNAUDITED)
Revenue:
  Net patient services
     revenue..................  $   866    $20,172    $87,277    $139,874      $33,063        $48,853
  Other revenue...............       10         36        165         255           76            130
                                -------    -------    -------    --------      -------        -------
          Net revenue.........      876     20,208     87,442     140,129       33,139         48,983
Operating Expenses:
  Cost of affiliated physician
     services.................      317      4,579     12,327      16,419        3,967          5,120
  Clinic salaries, wages and
     benefits.................      445      5,743     11,457      13,995        3,063          4,622
  Medical claims..............      108      5,099     53,481      94,267       24,116         29,928
  Network operating
     expenses.................        0        897      2,889       4,676          931          1,231
  Other clinic expenses.......      862      4,745      9,797      13,371        3,001          6,248
  General corporate
     expenses.................      329      2,152      3,904       4,974        1,106          1,507
  Depreciation and
     amortization.............       20      1,865      1,372       2,462          551            863
  Net interest expense
     (income).................      (10)      (156)      (106)        117           25             15
                                -------    -------    -------    --------      -------        -------
          Total operating
            expenses..........    2,071     24,924     95,121     150,281       36,760         49,534
  Loss before minority
     interests and provision
     for income taxes.........   (1,195)    (4,716)    (7,679)    (10,152)      (3,621)          (551)
  Minority interests..........        0        367        683         866          220            102
  Provision for income
     taxes....................        0        (40)      (175)       (185)         (27)             0
                                -------    -------    -------    --------      -------        -------
  Net loss....................  $(1,195)   $(4,389)   $(7,171)   $ (9,471)     $(3,428)       $  (449)
                                =======    =======    =======    ========      =======        =======

                                              DECEMBER 31,                           MARCH 31,
                                -----------------------------------------    --------------------------
                                 1993       1994       1995        1996         1996           1997
                                -------    -------    -------    --------    -----------    -----------
Balance Sheet Data:
  Cash........................  $ 3,543    $ 4,672    $ 5,634    $  9,335      $ 4,158        $11,037
  Working capital (deficit)...    3,125      4,200       (170)     (1,837)      (1,801)          (284)
  Total assets................    6,308     21,836     39,310      56,719       40,312         60,904
  Long-term debt..............        0        719        696         670          690            661
  Stockholders' equity........    3,810     12,335     17,164      25,193       16,236         27,247

---------------

(1) For the period September 15, 1993 (date of inception of operations) through December 31, 1993.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS -- HPI

     The discussion and analysis set forth below is qualified in its entirety, and should be read in conjunction with HPI's Consolidated Financial Statements and notes thereto, and the other financial and business information related to HPI included elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     HPI was incorporated and commenced operations in September 1993 and completed its first affiliation with a physician group practice in November 1993. Through June 30, 1997, HPI has entered into administrative services agreements with a total of eight physician group practices representing 150 physicians and six IPAs representing 1,572 physicians. As a result of HPI's limited period of affiliation with the group practices and IPAs, as well as the significant number of acquisitions made by HPI, HPI does not believe that the period to period comparisons and percentage relationships within periods set forth below are meaningful. The following table sets forth information regarding HPI's physician group practice and IPA affiliations and capitated patients under risk contracts as of April 1, 1997:

                                DATE OF      NUMBER OF   NUMBER OF PRIMARY   NUMBER OF       NUMBER OF
  AFFILIATED PRACTICE/IPA     AFFILIATION    PHYSICIANS   CARE PHYSICIANS    SPECIALISTS CAPITATED PATIENTS
---------------------------  --------------  ---------   -----------------   ---------   ------------------
PHYSICIAN GROUPS

Mednet Healthcare Group      November 1993       13              10               3             6,700
  Brooklyn, New York
Virginia Medical Associates   August 1994        42              27              15            16,500
  Northern Virginia
Manhattan Primary Care        October 1994        7               7               0             6,700
  Manhattan, New York
Patient First Physicians       July 1995         28              22               6             8,000
  Group
  Northern Kentucky
Vento Medical Services         June 1996         13               7               6             2,000
  Brooklyn, New York
Clarkstown Pediatric
Associates                     July 1996         21              21               0             6,500
  Rockland County, New York
Primary Care Associates       October 1996       14              14               0             4,000
  Northern Kentucky
Gerald Family Care           November 1996       12              12               0            14,000
  Washington, DC
IPAS
Mednet Healthcare Group      November 1993      248              42             206             1,900
  Brooklyn, New York
Medica                        August 1994       285              91             194            10,900
  Brooklyn, New York
Manhattan Primary Care        October 1994      156              48             108            16,300
  Manhattan, New York
Brooklyn Physician            January 1995      253              71             182            24,500
  Associates
  Brooklyn, New York
Health One Associates         August 1995       252              77             175            28,000
  Brooklyn, New York
San Antonio Network of Phy-    June 1996        295              85             210             6,000
sicians
  San Antonio, Texas
Vento Medical Group            June 1996         83               4              79                 0
  Brooklyn, New York

     HPI has affiliated with physician group practices and IPAs through subsidiaries. When affiliating with a group practice or IPA, HPI has permitted the physician-owners of the group practice or IPA to purchase shares of the relevant HPI Subsidiary, which represents a minority interest in that HPI Subsidiary. In connection with the minority interests, HPI has entered into shareholders agreements with all minority shareholders which require that, at the closing of the Merger, the holders of the minority interests exchange their stock and options in HPI subsidiaries for HPI Common Stock with an equal value. These exchanges are referred to in this Proxy Statement/Prospectus as the "Roll-up Transactions." HPI and the holders of the minority interests have initiated discussions required to reach agreement on valuation without the need for a formal valuation. See "THE MERGER AGREEMENT -- Roll-up Transactions."

     HPI's revenue is derived from affiliated group practices which earn revenue from providing medical services to enrollees of HMOs and Payors, on both a capitated and fee-for-service basis, and from affiliations with IPAs, which earn revenue by providing medical services to enrollees of HMOs and Payors on a capitated basis. HPI, its affiliated group practices and its affiliated IPAs contract directly with HMOs and managed care Payors for the provision of specified medical services and to coordinate all inpatient and outpatient care for the assigned enrollees. Generally, HPI or an affiliated group practice or IPA receives a capitation payment from the Payor for members of the Payor who selects one of the affiliated group practice's or IPA's primary care physicians as the member's primary care provider. The capitation payment may be either a fixed amount or a percentage of the premium related to the enrollee. In addition, such contracts provide for the establishment of shared risk pools, which represent an annual hospital budget fund against which all payments for hospital services are credited. Under the Payor contracts, the networks are entitled to receive a portion of any surplus remaining in the hospital funds at the end of specified periods. Some of the Payor contracts obligate the networks to bear a portion of any deficits in the hospital funds. Revenue earned by the affiliated group practices and IPAs is reflected in the consolidated financial statements of HPI by either the assignment of revenue under the operating agreement or a security interest in accounts receivable, and the control by HPI over the affiliated group practices or IPAs through the administrative service agreements.

     The cost of medical services provided by the affiliated group practices, IPAs and independent contracting physicians, includes payments to affiliated primary care, specialty care and ancillary providers. Compensation for such health care providers varies typically according to the type of provider. Primary care physicians are compensated on a capitated basis, in which they receive a fixed monthly fee for each enrollee selecting such physician, or on a fee-for-service basis. Specialist and ancillary providers are typically compensated on a fee-for-service basis. Hospitals are typically compensated on a per diem basis.

     The nature of affiliated group practices affects the cost of affiliated physician services, clinic salaries, wages and benefits, medical claims (if the affiliated group practice has capitation arrangements), other clinic expenses and depreciation and amortization. These expenses as a percentage of net revenues will vary based upon the mix of primary care and specialist providers, the percentage of net revenue received on a capitated basis and the scope of the risk of providing health care services undertaken in a particular capitation agreement.

     The nature of the IPAs affects the costs of medical claims, network operating expenses and depreciation and amortization. These expenses as a percentage of net revenues will vary based upon the scope of risk of providing medical care undertaken in a specific capitation agreement and the underlying variations in margin for commercial, Medicaid and Medicare contracts and the growth in enrollment for these product lines.

     Net patient services revenue also includes fee-for-service revenue generated by physicians employed by the affiliated group practices. Fee-for-service revenue is reduced by provisions for contractual adjustments which arise under the terms of certain reimbursement arrangements and managed care contracts, and represent the difference between charges at the established rates and estimated reimbursable amounts. Contractual adjustments are recognized in the period services are rendered.

     Cost of affiliated physician services includes amounts paid to physicians employed by the affiliated group practices under various compensation plans at each professional corporation. The physician compensation plans are intended to encourage clinical efficiency and productivity, and are based on factors such as the amount of prepaid revenue, the mix between primary care and specialty physicians in the group and community standards for physician compensation.

     Clinic salaries, wages and benefits includes all amounts paid to non-provider personnel employed at the affiliated group practices. The personnel includes clinical, administrative and management personnel.

     Medical claims includes the cost of services rendered by network providers as well as by non-network providers for which the affiliated group practices and IPAs are financially responsible under capitated agreements. These amounts are paid by either a subsidiary of HPI, the affiliated group practices, IPAs or the Payor depending on the terms of the Payor contract. In certain contracts, funds are advanced to an affiliated group practice or IPA which is responsible for the payment of the claims. Under other contracts, the Payor pays the claims and performs periodic settlements pursuant to which surpluses are paid to the affiliated group practice or IPA or deficits are offset against future payments.

     Network operating expenses includes all the administrative costs, including salaries, wages and benefits associated with subsidiaries who provide service to IPAs.

     Other clinic expenses include all other operating expenses attributable to affiliated group practices except for costs of affiliated physician services, clinic salaries, wages and benefits, medical claims (if applicable), and depreciation and amortization, interest income and expense and provision for income taxes. These costs typically include occupancy costs, professional liability insurance and medical and pharmaceutical supplies, among others.

     Minority interests represent the proportionate share of the net income or loss of each subsidiary attributable to the minority shareholders of such subsidiaries. If the equity in net losses exceeded the minority interests' share in the equity, HPI recognized all losses in the consolidated statements of operations.

     HPI's profitability depends upon effectively managing the cost and quality of providing care in a prepaid environment, and enhancing the efficiency of group practice and IPA operations.

     HPI's quarterly operating results are subject to fluctuations resulting from the timing and amount of costs associated with HPI's development and acquisition of group practices and IPAs, by trends in medical costs and by other operational or external factors. Additionally, quarterly results may be affected by significant differences between the actual and estimated amounts receivable from or payable to Payors relating to capitation arrangements and incurred but not reported medical claims. Such payables and receivables are settled periodically, and the timing of the settlements vary by Payor and are governed by the terms of the capitation agreement. In addition, changes in enrollment from one Payor to another, particularly during the periods of open enrollment for employer groups, could impact quarterly results.

RESULTS OF OPERATIONS

     THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996.

     Net patient services revenues were $46.5 million for the three months ended March 31, 1997 compared to $33.1 million for the three months ended March 31, 1996, an increase of $13.4 million, or 40%. This increase resulted from four new affiliations with group practices which contributed revenues of $5.4 million and the affiliation with an additional IPA which contributed revenues of $.6 million. Affiliation with group practices occurred in June, July, October and November 1996 and affiliation with the IPA occurred in June 1996. Further, the net revenue of HPI's existing affiliated group practices and IPAs in New York increased by $10.0 million due to an increase in risk sharing percentages with Oxford. This increase, which allowed HPI to recognize additional revenue, is directly offset by an increase in medical claims expense.

     Cost of affiliated physician services were $5.1 million for the three months ended March 31, 1997, compared to $3.9 million for the three months ended March 31, 1996, an increase of $1.2 million, or 31%. This increase is primarily attributable to four new affiliations with affiliated group practices. The increase is not in proportion to the growth in revenue due to the increase in revenue due to risk sharing increases in the Oxford contracts.

     For the three months ended March 31, 1997, medical claims were $29.9 million compared to $24.1 million for the three months ended March 31, 1996, an increase of $5.8 million, or 24%. This increase is attributable to $10.0 million of additional medical claims recognized due to an increase in the risk sharing percentages with Oxford. This increase in medical claims is offset by a $4.7 million decrease resulting from the termination of an Oxford contract with an IPA. Furthermore, increases in HPI's medical claims as the result of increases in membership is offset by cost savings achieved through medical management initiatives.

     For the three months ended March 31, 1997, other clinic expenses increased $.7 million or 23% to $3.7 million from $3.0 million in 1996. This increase is primarily attributable to the four new medical group affiliations.

     For the three months ended March 31, 1997, HPI's general corporate expenses increased 36% to $1.5 million from $1.1 million for the same prior year period. HPI continued to expand its corporate management and operations team and install and operate its information systems.

     FISCAL 1996 COMPARED TO FISCAL 1995.

     For the year ended December 31, 1996, net patient services revenue increased $52.6 million or 60% to $139.9 million from $87.3 million in 1995. The increase resulted from four new affiliations with group practices which contributed revenues of $5.9 million and an affiliation with an additional IPA which contributed $.9 million. Affiliations with the group practices occurred in June, July, October and November 1996 and affiliation with the IPA occurred in June 1996. Full year results of the operations of an affiliated group practice acquired in 1995 contributed an additional $6.8 million in revenue and an affiliation with an additional IPA contributed an additional $15.3 million. The remaining increase in net patient services revenue is attributable to increases in enrollment of capitated membership, an increase in the number of primary care physicians in the managed care network and an increase in fee-for-service revenue.

     Cost of affiliated physician services increased $4.1 million or 33% to $16.4 million from $12.3 million in 1995. The increase resulted from four new affiliations with group practices which contribute $2.0 million and full year results of the affiliated group practice acquired in 1995 contributed an additional $2.1 million in 1996. This increase was offset by a $.4 million decrease attributable to a reduction in the number of employed physicians at a group practice. The growth in cost of affiliated physician services has not increased in proportion to net patient services revenue since HPI has experienced a higher level of revenue growth in capitation revenue for IPAs.

     Clinic salaries, wages and benefits increased to $14.0 million or 22% for the year ended December 31, 1996 from $11.5 million in 1995. The increase is primarily attributable to the four new affiliations with group practices which contributed $1.5 million.

     Medical claims increased $40.8 million or 76% to $94.3 million for 1996 from $53.5 million in 1995. The increase is attributable to the full year results of an IPA which affiliated with HPI in August 1995 which contributed $17.0 million. The remaining increase is primarily attributable to an increase in enrollment of capitated members in New York. Medical claims has increased from 61% to 67% of net revenue due to the increase in HPI's IPA business.

     Other clinic expenses increased $3.6 million or 36% to $13.4 million for 1996 from $9.8 million in 1995. The increase is attributable to the new group practice affiliations which contributed $1.3 million in 1996. Full year results for the group practice acquired in 1995 contributed $2.1 million.

     For the year ended December 31, 1996, general corporate expenses were $5.0 million, an increase of $1.1 million or 27% from $3.9 million in 1995. HPI continued to expand its management team and infrastructure to manage its acquisitions and growth strategy. HPI expects general corporate expenses to increase in gross dollars but not in proportion to growth in revenue and other expenses.

     FISCAL 1995 COMPARED TO FISCAL 1994.

     For the year ended December 31, 1995, net patient services revenue increased $67.1 million or 334% to $87.3 million from $20.2 million for 1994. The increase resulted from HPI's affiliation with an additional affiliated group practice in July 1995 and two additional IPAs in January and August 1995, respectively, which produced approximately $32.7 million of revenue. The full year results of the operations of the affiliated physician group practices with which HPI affiliated in 1994 which produced approximately $23.4 million of revenue, and increases in existing businesses. The increases in revenue of HPI's affiliated group practices and IPAs resulted from increases in enrollment of capitated membership and an increase in fee-for-service revenue. The increase in fee-for-service revenue resulted from affiliation with an additional affiliated group practice and an increase in the revenue generated by physicians already employed by affiliated group practices.

     Cost of affiliated physician services increased to $12.3 million for the year ended December 31, 1995 from $4.6 million for 1994. This increase is attributable to affiliation with additional affiliated group practices in 1995, which cost approximately $2.1 million and the full year results of affiliation with additional affiliated group practices in 1994, which cost approximately $5.1 million. Costs of physician services has decreased from 23% to 14% of net revenues due to the increase in HPI's network business.

     Clinic salaries, wages and benefits increased $5.8 million or 100% to $11.5 million for the year ended December 31, 1995 from $5.7 million for 1994. The increase is attributable to new affiliations with additional group practices and the full year results for affiliation with additional group practices in 1994. Clinic salaries, wages and benefits decreased as a percentage of revenue due to the addition of IPAs, which do not require clinical staffing

     Medical claims for the year ended December 31, 1995 increased to $53.5 million from $5.1 million for 1994. The increase in medical claims is due primarily to HPI's affiliation with additional IPAs in January and August 1995. The increase is also attributable to growth after HPI's affiliation with these additional IPAs as physicians were added and covered lives increased for existing physicians.

     General corporate expenses increased in gross dollars as HPI has continued to expand its management team, corporate office and install and operate its information systems. HPI expects general corporate expenses to increase in the future in gross dollars. However, the expense should decline as a percentage of revenue.

LIQUIDITY AND CAPITAL RESOURCES

     HPI requires capital primarily to acquire the assets of group practices, develop managed care networks around its affiliated group practices, develop affiliations with new IPAs and expand the managed care contracting network of its affiliated IPAs. To fund this development and growth, HPI has sold HPI Preferred Stock to Oxford and WellPoint pursuant to the 1994 Securities' Purchase Agreement. As of March 31, 1997, Oxford and WellPoint had purchased an aggregate of $50 million of HPI Preferred Stock.

     Cash was $11.0 million at March 31, 1997, compared to $9.3 million at December 31, 1996. At March 31, 1997, HPI had a working capital deficit of $.3 million, compared to a deficit of $1.8 million at December 31, 1996. Cash used in operating activities was $.1 million, $.8 million, $4.9 million, and $4.5 million for the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. The operating deficits are attributable to general corporate expenses required to generate growth for HPI into additional markets and to fund operating resources required to increase the operational effectiveness of the managed care networks. HPI has no planned material capital expenditures or capital commitments.

     HPI expects that its existing cash resources and anticipated cash flow from operations will not be sufficient to meet HPI's anticipated acquisition, expansion, and working capital needs for the next 12 months. If HPI is unable to consummate the Merger and is unable to increase its cash flow from operations, HPI will be required to explore other financing alternatives. These alternatives will include a potential offering of HPI Common Stock, the issuance of long-term or short-term indebtedness or the issuance of its securities in a private transaction. No assurances can be made that such financings will be available to HPI on satisfactory terms and conditions.

                                BUSINESS OF HPI

     HPI is a PPM which invests in and manages multi-specialty physician medical groups and IPAs. HPI or its affiliated medical group or IPA, contracts with HMOs and other Payors on a capitated or global fee basis in selected metropolitan markets. HPI's strategy is to affiliate with physicians who are seeking a partner to assist the medical group or network in transitioning from a fee-for-service oriented health care system to a managed care system. In each market, HPI seeks to affiliate with a locally prominent medical group or IPA and assist the medical group or IPA in building a managed care infrastructure and developing a high quality, geographically strong network of physicians. The network is designed to increase the number of available primary care physicians, which provides an opportunity for HPI to increase the number of patients served under a capitated or global fee contract. HPI believes this approach enables physicians to provide high quality, cost-effective health care, is highly desirable to both Payors and patients and is more likely to assist physicians in successfully adapting to a managed care environment. HPI has targeted major metropolitan markets with lower HMO penetration. HPI should benefit as managed health care grows in these geographic markets by an increase in new Payor and physician relationships.

     The key elements of HPI's strategy are as follows:

          Focus on High Quality Physician Group Practices. HPI develops managed care networks in local communities by affiliating with high quality and locally prominent physician groups. These physicians are often community leaders, are sought after by both Payors and patients, and are likely to better lead and adapt to a managed care system that requires significantly more efficient delivery of health care resources. In such affiliations, HPI purchases substantially all of the practices' operating assets and enters into long-term administrative services agreements, which align the incentives of HPI and the physicians to provide high quality efficient care. HPI's affiliation with these physician group practices and IPAs serves as the hub for the development of managed care networks.

          Develop Primary Care-Oriented Networks. HPI develops primary care-oriented multispecialty physician networks which deliver high quality, low cost health care to patients and HMOs. Primary care physicians, as the "gatekeepers" of the managed care system, control patient access to specialist, hospital and other services. By controlling patient access, primary care physicians can exert significant control over the quality and price of specialist and hospital services, which control often exceeds that of Payors. Furthermore, this control is enhanced through the addition of primary care physicians, which has the capability of increasing the number of covered members in the managed care network.

          Manage the Delivery of Quality Medical Care. HPI seeks to enhance the ability of its affiliated physicians to provide efficient, high quality care to their patients. HPI empowers its affiliated physicians to develop and lead the implementation of quality and utilization management programs. By placing physicians in the decision making and oversight roles, HPI believes it can generate greater physician enthusiasm and patient satisfaction in the managed care environment and achieve superior quality and cost of care results.

          Develop Sophisticated Information Systems. Sophisticated information technology is critical for HPI and its affiliated physicians to manage the financial and clinical risk of its capitation arrangements. HPI's information system is a comprehensive system which administers patient eligibility and benefits, claims payment, physician referrals, case management and data management. The system enables HPI to administer physician-designed quality and utilization management programs, pay for specialist services at rates below HMO fees, and analyze financial and clinical data.

          Negotiate Capitated Arrangements with Payors. HPI has negotiated multiple shared and full risk contracts with Payors. Such arrangements give HPI and its affiliated physicians incentives to deliver high quality, cost effective services to their patients. HPI believes that the marketplace for such services is increasing.

          Target Local Communities in Major Metropolitan Areas. HPI has targeted local communities in major metropolitan areas for its development areas. Large markets offer significant growth opportunities that can leverage existing management and physician infrastructure. A concentrated community presence increases both the attractiveness of HPI's managed care networks and its ability to negotiate favorable rates and contract terms with Payors and other providers. In addition, many metropolitan markets have a substantial oversupply of specialist physicians and hospital beds, which provide HPI the opportunity to obtain significant contractual discounts on specialist and hospital services.

       SECURITY OWNERSHIP OF CERTAIN HPI BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of HPI's securities as of June 30, 1997 by: (i) each of HPI's directors (other than David B. Snow Jr., Howard Phansteil and Max Brown, who do not own any securities of HPI) and executive officers, (ii) all directors and named executive officers of HPI as a group and (iii) each person known to HPI to be a beneficial owner of 5% or more of any class of HPI's voting securities.

                                                                       NUMBER OF SHARES
                                                                      OF HPI COMMON STOCK    PERCENT OF
          NAME AND ADDRESS OF PERSONS           CLASS OF SECURITIES      BENEFICIALLY           HPI
              HOLDING SECURITIES                  CURRENTLY OWNED          OWNED(1)         COMMON STOCK
----------------------------------------------- -------------------   -------------------   ------------
Directors and Executive Officers:
Charles G. Berg(2)                                    Common                 834,000             8.38%
  800 Connecticut Ave.
  Norwalk, CT 06854
Charles D. Phillips(3)                                Common                  12,500                *
  800 Connecticut Ave.
  Norwalk, CT 06854
Paul Conlin(4)                                        Common                  25,000                *
  800 Connecticut Ave.
  Norwalk, CT 06854
Stephen F. Wiggins(5)                                 Common                 475,000             4.91%
  800 Connecticut Ave.
  Norwalk, CT 06854
All Directors and Named Executive Officers            Common               1,346,500            13.47%
  as a Group (4 persons)(6)
5% Stockholders:
Oxford Health Plans, Inc.(7)                    Series B Preferred         4,700,043            48.59%
  800 Connecticut Ave.                                 Stock
  Norwalk, CT 06854
WellPoint Development Company, Inc.(8)          Series A Preferred         3,299,982            34.11%
  21555 Oxnard Street                                  Stock
  Woodland Hills, CA 91367

---------------

(1) Includes shares of HPI Common Stock subject to options which may be exercised within 60 days of June 30, 1997. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in this table.

(2) The number of shares of HPI Common Stock for Mr. Berg includes vested HPI Options to purchase 44,850 shares of HPI Common Stock and unvested HPI Options to purchase 239,150 shares of HPI Common Stock which will vest at the Effective Time pursuant to the termination of the HPI Employment Agreement.

(3) The number of shares of HPI Common Stock for Mr. Phillips represents vested HPI Options to purchase 12,500 shares of HPI Common Stock.

(4) The number of shares of HPI Common Stock for Mr. Conlin represents vested HPI Options to purchase 25,000 shares of HPI Common Stock.

(5) Mr. Wiggins serves as Chairman and Chief Executive Officer of Oxford. Mr. Wiggins disclaims beneficial ownership of the shares of HPI Preferred Stock owned by Oxford.

(6) Includes HPI Options to purchase 321,500 shares of HPI Common Stock.

(7) Oxford owns all 25,000 shares of the HPI Series B Convertible Preferred Stock, which is convertible into 4,700,043 shares of HPI Common Stock. Pursuant to a Shareholder Agreement dated July 1, 1997, Oxford agreed to convert its shares of HPI Series B Convertible Preferred Stock into HPI Common Stock prior to the Closing of the Merger. Therefore, for purposes of this table, such shares are being treated as if converted.

(8) WellPoint owns all 25,000 shares of the HPI Series A Convertible Preferred Stock, which is convertible into 3,299,982 shares of HPI Common Stock. Pursuant to a Shareholder Agreement, dated July 1, 1997, WellPoint agreed to convert its shares of HPI Series A Convertible Preferred Stock into shares of HPI Common Stock prior to the Closing of the Merger. Therefore, for purposes of this table, such shares are being treated as if converted.

 *  Less than one percent.

                           EXECUTIVE OFFICERS OF HPI

     Charles G. Berg, 40, has served as the President and Chief Executive Officer of HPI since September 1993 and is a founder of HPI. From 1987 to 1992, Mr. Berg was a Senior Vice President and Managing Director of WSGP Partners, L.P., a Los Angeles, California-based investment firm. Mr. Berg specialized in corporate investments and served as a director of various portfolio companies. From 1982 to 1987, Mr. Berg was an attorney with Gibson, Dunn & Crutcher LLP in Los Angeles, California and London, England specializing in corporate acquisitions and financings.

     Charles D. Phillips, 42, has served as Chief Operating Officer of HPI since May 1996, and has been Chief Operating Officer of Cincinnati Health Partners, Inc., an HPI Subsidiary, since September 1995. Prior to joining HPI, Mr. Phillips was employed by Community Mutual Insurance Company of Columbus, Ohio from 1991 to 1995 as Vice President/General Manager for the national account strategic business unit and as Vice President/Chief Financial Officer for Community Mutual's life insurance affiliates. From 1989 to 1990, he served as Executive Vice President/Chief Financial and Operating Officer for Credit Life Companies, Inc. where he directed the finance, treasury, claims, information systems and legal functions at this financial services company. From 1981 to 1989, Mr. Phillips was employed by Ernst & Young LLP. As a Senior Manager, Mr. Phillips was responsible for various client audit matters and strategic and financial planning engagements. His specialties included insurance, health care, and S.E.C. reporting. Mr. Phillips is a Certified Public Accountant.

     Paul Conlin, 39, has served as Executive Vice President, New York Region of HPI since May 1996 and has served as Chief Operating Officer of Brooklyn Health Partners, Inc., an HPI Subsidiary, since March 1995. Mr. Conlin has eleven years of managed care experience with the Prudential Health Care Plans. From 1992 to 1995, he served as Vice President of Managed Care Operations where he was responsible for the northeastern regional managed medical, managed dental and customer service operations. From 1988 to 1992, he was the Executive Director of Prudential's St. Louis, Missouri managed care operations where he oversaw an 80,000 member plan. From 1987 to 1988, Mr. Conlin was the Regional Director in Houston, Texas where he oversaw an eight city network expansion for a 250,000 member point-of-service account (Southwestern Bell) and established new networks in Little Rock, Arkansas and Corpus Christi and El Paso, Texas. From 1985 to 1986, he was responsible for establishing Prudential's managed care operations in the Dallas/Ft Worth, Texas area. From 1984 to 1985, he served as a Manager in PruCare's Group Model operations in Memphis, Tennessee responsible for health center development and claim operations.

                HPI EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

EXECUTIVE OFFICER COMPENSATION

     HPI believes that it employs only three people who will be employed by HPI or FPA as executive officers after the Merger. The following sets table sets forth information for the fiscal year ended December 31, 1996 for such persons:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                               ANNUAL COMPENSATION                     ---------------
      NAME AND PRINCIPAL        --------------------------------------------------       SECURITIES
        POSITION WITH                                               OTHER ANNUAL         UNDERLYING
             HPI                YEAR      SALARY       BONUS       COMPENSATION(1)      OPTIONS/SARS
------------------------------  ----     --------     --------     ---------------     ---------------
Charles G. Berg...............  1996     $250,000           --              --             125,000(2)
  Chief Executive Officer
Charles D. Phillips...........  1996      160,000      103,750          52,687              50,000(2)
  Chief Operating Officer
Paul Conlin...................  1996      156,000       66,300              --              50,000(3)
  Executive Vice President,
  New York Region

---------------

(1) Includes benefits paid by HPI, such as auto allowance, long-term disability and life insurance premiums and relocation expenses, which amounts exceeded the lesser of $50,000 or 10% of annual salary and bonus for each of the named executive officers.

(2) HPI options become exercisable in four equal annual installments commencing on the first anniversary of the date of grant.

(3) One-fourth of Mr. Conlin's options became exercisable on the date of grant, and three-fourths will become exercisable in three equal annual installments commencing on the first anniversary of the date of grant.

     The following table presents information with respect to grants of stock options pursuant to the HPI 1994 Stock Option Plan, during the year ended December 31, 1996, to the named executive officers reflected in the Summary Compensation Table:

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                                                                POTENTIAL
                                             INDIVIDUAL GRANTS                              REALIZABLE VALUE
                       --------------------------------------------------------------       AT ASSUMED ANNUAL
                                      PERCENT OF                                             RATES OF STOCK
                        NUMBER OF    TOTAL OPTIONS                                         PRICE APPRECIATION
                       SECURITIES     GRANTED TO                                                   FOR
                       UNDERLYING      EMPLOYEES                                             OPTION TERM(1)
                       OPTION/SARS     IN FISCAL     EXERCISE PRICE                       ---------------------
        NAME             GRANTED         YEAR          PER SHARE      EXPIRATION DATE        5%          10%
---------------------  -----------   -------------   --------------   ---------------     --------     --------
Charles G. Berg......    125,000(2)      25.20           $ 3.25           1/29/06         $255,488     $647,458
Charles D.
  Phillips...........     50,000(2)      10.08             3.25           1/29/06          102,195      258,983
Paul Conlin..........     50,000(3)      10.08             3.25           1/29/06          102,195      258,983

---------------

(1) The 5% and 10% assumed annual rates of appreciation were set by the Commission and are not intended to forecast future appreciation, if any, of the stock underlying such options.

(2) Messrs. Berg and Phillips' options become exercisable in four equal annual installments commencing on the first anniversary of the date of grant.

(3) One-fourth of Mr. Conlin's options became exercisable on the date of grant, and three-fourths will become exercisable in three equal annual installments commencing on the first anniversary of the date of grant.

     No HPI options were exercised by any of the named executive officers during the fiscal year ended December 31, 1996.

     The following table presents information concerning the HPI option values as of December 31, 1996 for unexercised HPI options held by each of the named executive officers:

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

                                                                                         VALUE OF UNEXERCISED
                                                           NUMBER OF SECURITIES        IN-THE-MONEY OPTIONS/SARS
                                 NUMBER                   UNDERLYING UNEXERCISED
                                OF SHARES                OPTIONS/SARS AT YEAR END        AT FISCAL YEAR END(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------   --------   -----------   -------------   -----------   -------------
Charles G. Berg..............         --           --      44,850        114,150        $89,036       $ 180,430
Charles D. Phillips(2).......         --           --      12,500         37,500         12,500          37,500
Paul Conlin..................         --           --      25,000         25,000         25,000          25,000

---------------

(1) Represents the number of unexercised shares multiplied by the difference between (i) the per share fair market value of HPI Common Stock at December 31, 1996 and (ii) the exercise price per share.

(2) In addition to the options listed in the table, Mr. Phillips has been issued options to purchase 75,000 shares in an HPI Subsidiary which employed Mr. Phillips prior to HPI. To date, Mr. Phillips' options to purchase 15,000 of such shares, representing an estimated $13,500 in value, have vested; Mr. Phillips' options to purchase 60,000 of such shares, representing an estimated $59,250 in value, are unvested. Upon consummation of the Merger, the outstanding option in such subsidiary will be cancelled and substitute HPI Option will be issued. See "THE MERGER AGREEMENT -- Roll-up Transactions."

DIRECTOR COMPENSATION

     Directors of HPI do not receive any compensation for servicing as a director of HPI, other than reimbursement for travel costs and other out-of-pocket expenses incurred in attending each director's meeting and committee meeting.

                                 LEGAL MATTERS

     The validity of the FPA Common Stock offered hereby and certain federal income tax consequences of the Merger will be passed upon for FPA by Pillsbury Madison & Sutro LLP, San Diego, California. Certain federal income tax consequences of the Merger and certain legal matters in connection with the Merger will be passed upon for HPI by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                             ADDITIONAL INFORMATION

     The HPI Board is not aware of any additional business to be acted upon at the HPI Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and applicable rules of the Commission.

                                    EXPERTS

     The consolidated financial statements of FPA incorporated in this Proxy Statement/Prospectus by reference from FPA's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period June 1, 1994 to December 31, 1994 of Sterling, incorporated herein by reference, have been audited by Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Supplemental Consolidated Financial Statements of FPA incorporated in this Proxy Statement/Prospectus by reference from FPA's Current Report on Form 8-K dated July 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of AHI as of December 31, 1996 and the year then ended incorporated in this Proxy Statement/Prospectus by reference from FPA's Current Report on Form 8-K, as amended by Form 8-K/A, dated March 17, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in the consolidated financial statements of FPA for such periods, which statements appear in the Current Reports on Form 8-K filed on July 31, 1997 and May 30, 1997, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports therein and incorporated herein by reference, and have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of HPI and subsidiaries as of December 31, 1994, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             HEALTH PARTNERS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
Consolidated Financial Statements -- Years Ended December 31, 1996, 1995 and 1994
  Independent Auditors' Report.......................................................    F-2
  Consolidated Statements of Financial Position......................................    F-3
  Consolidated Statements of Operations..............................................    F-4
  Consolidated Statements of Cash Flows..............................................    F-5
  Consolidated Statements of Changes in Stockholders' Equity.........................    F-6
  Notes to Consolidated Financial Statements.........................................    F-7
Consolidated Financial Statements (Unaudited) -- Quarters Ended March 31, 1997 and
  1996
  Consolidated Statements of Financial Position (Unaudited)..........................   F-19
  Consolidated Statements of Operations (Unaudited)..................................   F-20
  Consolidated Statements of Cash Flows (Unaudited)..................................   F-21
  Notes to Consolidated Financial Statements (Unaudited).............................   F-22

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Health Partners, Inc.:

     We have audited the accompanying consolidated statements of financial position of Health Partners, Inc. and Subsidiaries as of December 31, 1994, 1995 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Partners, Inc. and Subsidiaries as of December 31, 1994, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

February 28, 1997

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
             FOR THE YEARS ENDING DECEMBER 31, 1994, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                               1994         1995         1996
                                                              -------     --------     --------
Current assets:
  Cash and cash equivalents.................................. $ 4,672     $  5,634     $  9,335
  Accounts receivable, net of allowance for bad debts of $365
     in 1994, $699 in 1995 and $1,750 in 1996................   4,000       10,231       13,503
  Prepaid expenses and other current assets..................     419        1,510        1,385
                                                              -------     --------     --------
          Total current assets...............................   9,091       17,375       24,223
Net property, equipment and leasehold improvements...........   3,646        7,354        8,662
Net intangible assets........................................   8,667       14,017       23,337
Other long-term assets.......................................     432          564          497
                                                              -------     --------     --------
          Total assets....................................... $21,836     $ 39,310     $ 56,719
                                                              =======     ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................... $ 2,982     $  6,180     $ 10,498
  Accrued medical costs......................................   1,447        6,308       11,527
  Other current liabilities..................................     443        2,146        2,131
  Notes payable, current.....................................      --        2,887        1,877
  Current portion of long-term debt..........................      19           24           27
                                                              -------     --------     --------
          Total current liabilities..........................   4,891       17,545       26,060
Other long-term liabilities..................................     255          175          228
Long-term debt...............................................     719          696          670
Notes payable, long-term.....................................   1,750        2,437        3,653
                                                              -------     --------     --------
          Total liabilities..................................   7,615       20,853       30,611
                                                              -------     --------     --------
Minority Interests...........................................   1,886        1,293          915
                                                              -------     --------     --------
Stockholders' Equity:
  Preferred stock:
     Series A convertible preferred stock....................   9,000       15,000       22,500
     Series B convertible preferred stock....................   9,000       15,000       25,000
  Common stock ($.001 par value, 15,000 shares authorized,
     1,550, 1,550 and 1,624 shares issued and outstanding in
     1994, 1995
     and 1996)...............................................       2            2            2
  Accumulated deficit........................................  (5,667)     (12,838)     (22,309)
                                                              -------     --------     --------
          Total stockholders' equity.........................  12,335       17,164       25,193
                                                              -------     --------     --------
            Total liabilities and stockholders' equity....... $21,836     $ 39,310     $ 56,719
                                                              =======     ========     ========

        See accompanying notes to the consolidated financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                                1994        1995         1996
                                                               -------     -------     --------
Revenue:
  Net patient services revenue...............................  $20,172     $87,277     $139,874
  Other revenue..............................................       36         165          255
                                                               -------     -------     --------
          Net revenue........................................   20,208      87,442      140,129
                                                               -------     -------     --------
Operating Expenses:
  Cost of affiliated physician services......................    4,579      12,327       16,419
  Clinic salaries, wages and benefits........................    5,743      11,457       13,995
  Medical claims.............................................    5,099      53,481       94,267
  Network operating expenses.................................      897       2,889        4,676
  Other clinic expenses......................................    4,745       9,797       13,371
  General corporate expenses.................................    2,152       3,904        4,974
  Depreciation and amortization..............................    1,865       1,372        2,462
  Net interest expense (income)..............................     (156)       (106)         117
                                                               -------     -------     --------
          Total operating expenses...........................   24,924      95,121      150,281
                                                               -------     -------     --------
  Loss before minority interests and provision for income
     taxes...................................................   (4,716)     (7,679)     (10,152)
  Minority interests' share in net loss......................      367         683          866
  Provision for income taxes.................................      (40)       (175)        (185)
                                                               -------     -------     --------
  Net loss...................................................  $(4,389)    $(7,171)    $ (9,471)
                                                               =======     =======     ========

        See accompanying notes to the consolidated financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                                1994        1995         1996
                                                               -------     -------     --------
Cash flows from operating activities:
  Net loss...................................................  $(4,389)    $(7,171)    $ (9,471)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization...........................    1,865       1,372        2,462
     Provision for bad debts.................................      418         727        1,052
     Minority interests' share in net loss...................     (367)       (683)        (866)
  Changes in assets and liabilities:
     Increase in accounts receivable.........................   (2,146)     (5,812)      (2,586)
     (Increase) decrease in prepaid expenses and other
       current assets........................................      (88)     (1,016)         268
     (Increase) decrease in other long-term assets...........      (19)       (160)         104
     (Decrease) increase in accounts payable and accrued
       expenses..............................................     (853)      2,159        3,000
     Increase in accrued medical costs.......................    1,140       3,798        5,199
     (Decrease) increase in other long-term liabilities......      (37)      1,927           38
                                                               -------     -------     --------
          Net cash used by operating activities..............   (4,476)     (4,859)        (800)
                                                               =======     =======     ========
Cash flows from investing activities:
  Payments for acquisitions, net of cash acquired............   (6,764)     (3,321)      (7,700)
  Additions to property, equipment and improvements..........   (1,149)     (3,972)      (2,347)
                                                               -------     -------     --------
          Net cash used by investing activities..............   (7,913)     (7,293)     (10,047)
                                                               -------     -------     --------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock..................   13,000      12,000       17,500
  Proceeds from long-term debt...............................      738          --           --
  Proceeds from notes payable................................       --       1,450          800
  Payments on notes payable and long-term debt...............      (95)       (336)      (3,771)
  Other......................................................     (125)         --           19
                                                               -------     -------     --------
          Net cash provided by financing activities..........   13,518      13,114       14,548
                                                               -------     -------     --------
          Net change in cash and cash equivalents............    1,129         962        3,701
          Cash and cash equivalents at beginning of period...    3,543       4,672        5,634
                                                               -------     -------     --------
          Cash and cash equivalents at end of period.........  $ 4,672     $ 5,634     $  9,335
                                                               =======     =======     ========

        See accompanying notes to the consolidated financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                            OLD-SERIES A        NEW-SERIES A          SERIES B
                             CUMULATIVE          CONVERTIBLE        CONVERTIBLE
                           PREFERRED STOCK     PREFERRED STOCK    PREFERRED STOCK        COMMON STOCK
                          -----------------   -----------------   ----------------   --------------------   ACCUMULATED
                          SHARES    AMOUNT    SHARES    AMOUNT    SHARES   AMOUNT      SHARES      AMOUNT     DEFICIT      TOTAL
                          -------   -------   -------   -------   ------   -------   -----------   ------   -----------   -------
BALANCE, DECEMBER 31,
  1993..................    5,000   $ 5,112         0   $     0        0   $     0     4,875,000    $  5     $  (1,307)   $ 3,810
Net loss................       --        --        --        --       --        --            --      --        (4,389)    (4,389)
Series A preferred stock
  dividend
  (8% per annum)........       --       131        --        --       --        --            --      --          (131)         0
Payment of preferred
  stock dividend........       --       (52)       --        --       --        --            --      --            --        (52)
Elimination of preferred
  stock dividend........       --      (191)       --        --       --        --            --      --           191          0
Purchase of common
  stock.................       --        --        --        --       --        --    (4,200,000)     (4)           --         (4)
Stock dividend..........       --        --        --        --       --        --       675,000       1            (1)         0
Issuance of common
  stock.................       --        --        --        --       --        --       200,000       0            --          0
Exchange of preferred
  stock.................   (5,000)   (5,000)       --        --    5,000     5,000            --      --            --          0
Issuance of preferred
  stock (Series A and
  B)....................       --        --     9,000     9,000    4,000     4,000            --      --            --     13,000
Costs related to
  issuance of preferred
  stock.................       --        --        --        --       --        --            --      --           (30)       (30)
                            -----    ------    ------   -------   ------   -------     ---------     ---      --------    -------
BALANCE, DECEMBER 31,
  1994..................        0         0     9,000     9,000    9,000     9,000     1,550,000       2        (5,667)    12,335
Net loss................       --        --        --        --       --        --            --      --        (7,171)    (7,171)
Issuance of preferred
  stock (Series A and
  B)....................       --        --     6,000     6,000    6,000     6,000            --      --            --     12,000
                            -----    ------    ------   -------   ------   -------     ---------     ---      --------    -------
BALANCE, DECEMBER 31,
  1995..................        0         0    15,000    15,000   15,000    15,000     1,550,000       2       (12,838)    17,164
Net loss................       --        --        --        --       --        --            --      --        (9,471)    (9,471)
Issuance of common stock
  pursuant to stock
  options...............       --        --        --        --       --        --        73,500       0            --          0
Issuance of preferred
  stock (Series A and
  B)....................       --        --     7,500     7,500   10,000    10,000            --      --            --     17,500
                            -----    ------    ------   -------   ------   -------     ---------     ---      --------    -------
BALANCE, DECEMBER 31,
  1996..................        0   $     0    22,500   $22,500   25,000   $25,000     1,623,500    $  2     $ (22,309)   $25,193
                            =====    ======    ======   =======   ======   =======     =========     ===      ========    =======

        See accompanying notes to the consolidated financial statements.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

 (1) ORGANIZATION AND OPERATION

     Health Partners, Inc. ("HPI" or the "Company") was incorporated and commenced operations on September 15, 1993. HPI, through its majority owned subsidiaries, provides management systems and services, non-physician health care personnel and equipment to affiliated medical corporations, independent practice associations ("IPAs") and managed care contracting networks. HPI operates primarily in the managed health care business and supports health care networks of multi-specialty physicians, through which managed health care is provided under contracts with prepaid health plans. Affiliated medical corporations, IPAs and managed care contracting networks employ physicians, contract with physicians and professional medical corporations, and/or contract with health maintenance organizations ("HMOs"). All transactions and account balances of the affiliated medical corporations, IPAs and managed care contracting networks are reflected in the consolidated financial statements of HPI by either the assignment of revenue under the operating agreements (See Note 2 -- Revenue and Cost Recognition) or a security interest in the accounts receivable, and the control maintained by the Company over the affiliated medical corporations, IPAs or managed care contracting networks. The Company believes it has control over the assets and operations of the affiliated medical corporations, IPAs and managed care contracting networks exclusive of medical decisions, and notwithstanding the lack of technical majority ownership of the stock of such entities, consolidation of the affiliated medical corporations is necessary to present fairly the financial position and results of operations of the Company. Control by the Company is demonstrated by (i) the length of the original terms of the administrative services agreements, (ii) the successive extension periods provided by the administrative services agreements, (iii) the continuing investment of capital by the Company, (iv) the employment of the majority of the non-physician personnel and (v) the nature of the services provided to the affiliated medical corporations, IPA's and managed care contracting networks by the Company.

 (2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of HPI and its majority owned subsidiaries and its affiliated medical corporations, IPAs and managed care contracting networks. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Minority Interests

     Minority interests represent the minority stockholders' proportionate share of the equity of subsidiaries. Brooklyn Health Partners, Inc. ("BHPI"), Gotham Practice Management, Inc. ("GPMI"), Network Management Strategies Corporation ("NMS"), San Antonio Health Partners, Inc. ("SAHPI") and Comprehensive Primary Care MSO, Inc. ("CPC") have incurred net losses which exceed the minority interests' share of equity. To the extent the net losses exceed the equity of the minority interests, the Company recognizes all losses in the consolidated statements of operations. As these subsidiaries generate net income, the Company will recognize all net income until such losses have been fully offset. At December 31, 1994, 1995 and 1996, cumulative net losses of minority interests recognized by the Company were approximately $491,000, $1,033,000, and $1,551,000, respectively.

  Revenue and Cost Recognition

     Operating revenue consists of capitation revenue (including shared-risk revenue) and fee-for-service revenue. Revenue is recognized on an accrual basis based upon the management agreement with the affiliated medical corporations. Revenue earned by the affiliated medical corporations and IPAs is reflected in the consolidated financial statements of the Company by either the assignment of revenue under the operating agreement or a security interest in the accounts receivable, and the control by the Company over the affiliated

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

medical corporations, IPAs or managed care contracting networks. The Company recognizes capitation revenue from HMOs contracting with affiliated medical corporations and independent practice associations for the delivery of health care services. Amounts due to affiliated medical corporations, independent practice associations and other health care providers for the provision of health care services in connection with HMO contracts are accrued as incurred. The HMO contracts contain shared-risk provisions whereby additional incentive revenue can be earned or penalties can be incurred based upon the utilization of inpatient services by assigned HMO enrollees. The Company records estimated shared-risk amounts receivable from (or payable to) HMOs based upon inpatient utilization and associated costs incurred by assigned HMO enrollees compared to budgeted costs. Differences between actual contract settlements and amounts estimated as receivable (or payable) relating to HMO shared-risk arrangements are recorded in the year of final settlement. Management believes that accrued medical costs, which represent the amounts payable for services incurred by patients but not yet paid at December 31, 1994, 1995 and 1996, is adequate to cover claims that will ultimately be paid.

  Contractual Adjustments

     Contractual adjustments arise due to the terms of certain reimbursement arrangements and managed care contracts. These adjustments represent the difference between charges at established rates and estimated reimbursable amounts and are recognized in the period the services are rendered. Any differences between the estimated reimbursable amounts and actual payments under reimbursement arrangements are reported in the year the payments are received.

  Property, Equipment and Leasehold Improvements

     Property, equipment and leasehold improvements are stated at cost. Depreciation is computed using the straightline method over the estimated useful lives of the assets. The principal estimated useful lives are 5 years for medical, computer and office equipment and 30 years for buildings. Leasehold improvements are amortized over the estimated useful lives of the improvements or the terms of the leases, whichever is shorter. The principal estimated useful life is 10 years.

     Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts and any resultant gains or losses are included in the consolidated statements of operations.

  Intangible Assets

     Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets acquired ("goodwill"). Goodwill is amortized on a straight-line basis over 20 to 30 years based upon its estimated useful life.

     Other intangible assets are amortized on a straight-line basis over their estimated useful lives.

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. If events and circumstances occur which indicate impairment, SFAS No. 121 requires that impairment losses be recognized based on the difference between the fair value and carrying value of the assets. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company has

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

complied with the provisions of SFAS No. 121. The adoption of SFAS No. 121 did not have a material effect on the accompanying consolidated financial statements.

     Accumulated amortization of intangible assets resulting from business acquisitions was approximately $1,916,000, $2,335,000 and $2,991,000 as of December 31, 1994, 1995 and 1996, respectively.

  Income Taxes

     The Company follows Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires accounting for income taxes on an asset and liability method. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and respective tax bases. Under this method, deferred tax liabilities and assets are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Certain entities file tax returns on a stand alone basis.

  Accounting for Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued SFAS Statement No. 123, "Accounting for StockBased Compensation" ("SFAS No. 123") which is effective for financial statements for fiscal years beginning after December 15, 1995. As permitted under SFAS No. 123, the Company has elected not to adopt the fair value based method of accounting for its stock-based compensation plans, but has complied with the disclosure requirements of SFAS No. 123 (note 10) and will continue to account for such compensation under the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees".

  Cash and Cash Equivalents

     HPI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. A substantial portion of HPI's cash and cash equivalents is deposited in three banks. HPI monitors each bank's financial status and does not believe the deposits are subject to a significant degree of risk.

  Disclosures about the Fair Value of Financial Instruments

     The Company values its financial instruments as required by SFAS Statement No. 107, "Disclosures about Fair Values of Financial Instruments." The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term variable-rate debt approximate fair value.

  Management's Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the 1996 presentation.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

 (3) ACQUISITIONS

     During 1994, 1995 and 1996 the Company acquired the medical organizations described below and accounted for the transactions in accordance with the purchase method of accounting. The results of operations of the acquired companies are included in the Company's consolidated statements of operations for the periods in which they were owned by the Company. The acquisitions are generally financed through various combinations of cash payments, notes payable and the assumption of certain liabilities. Simultaneous with its acquisitions, the Company's majority owned subsidiaries enter into an administrative services agreement ("ASA") with affiliated medical corporations and/or IPAs. After an initial term, the ASAs relative to the medical organizations have automatic long-term renewal options, except for SAHPI which has a forty year ASA and Gateway Physician Services, L.P. ("GPS") which has an indefinite term, and can only be terminated if the subsidiaries breach the ASA or at the option of the subsidiary.

     In August 1994, the Company acquired a majority interest in VMA, Inc. for an aggregate purchase price of approximately $5,250,000. The stock of VMA, Inc. was transferred by the Company to Gateway Physician Services, L.P. for an equal ownership interest in GPS. The minority shareholders also exchanged their ownership interests in VMA, Inc. for an equivalent ownership interest in GPS. Simultaneous with the transaction, GPS entered into non-compete agreements with certain physicians.

     In October 1994, GPMI acquired the property, medical equipment and office equipment of Gotham Practice Management Services, Inc. for approximately $700,000.

     In January 1995, Network Management Strategies Corporation ("NMS") was organized to provide management services to independent practice associations. In August 1995, NMS acquired the stock of Health One Associates, Inc. and certain of the assets of Palm Lake Administrators, Inc. for an aggregate purchase price of $2,000,000.

     In July 1995, Cincinnati Health Partners, Inc. ("CHPI") acquired the property, medical and office equipment of Timmerman & Saelinger, P.S.C. and Family Physicians of Northern Kentucky, P.S.C. and entered into non-compete agreements for an aggregate purchase price of approximately $3,700,000.

     In June 1996, Paramount Medical Management, Inc. ("PMM") acquired the property, medical and office equipment of Vento Medical Services, P.C. and entered into non-compete agreements for an aggregate purchase price of approximately $1,900,000.

     In June 1996, San Antonio Health Partners, Inc. was organized to provide management services to independent practice associations.

     In July 1996, Hudson Valley Health Partners, Inc. ("HVHPI") acquired the property, medical and office equipment of Clarkstown Pediatrics Associates, P.C. and entered into non-compete agreements for an aggregate purchase price of $2,475,000.

     In October 1996, CHPI acquired the property, medical and office equipment of Primary Care Associates of Northern Kentucky, P.S.C. and entered into non-compete agreements for an aggregate purchase price of $3,275,000.

     In November 1996, CPC acquired the property, medical and office equipment of Gerald Family Practice, P.C. and entered into non-compete agreements for an aggregate purchase price of $2,050,000.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

     The following financial information sets forth the unaudited pro forma consolidated results of operations for the years ended December 31, 1995 and 1996 as if the acquisitions had occurred effective January 1, 1995:

                                                           1995            1996
                                                       ------------     -----------
            Operating revenue........................  $122,316,000     $152,803,000
            Net loss.................................  $ (5,975,000)    $(8,902,000)

     The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made on January 1, 1995 or future results of operations of the consolidated companies.

 (4) PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements at December 31, 1994, 1995 and 1996 consist of the following:

                                                          1994           1995            1996
                                                       ----------     -----------     -----------
Building.............................................. $  842,000     $   842,000     $   842,000
Medical, computer and office equipment................  1,862,000       4,994,000       6,928,000
Leasehold improvements................................  1,078,000       2,631,000       3,745,000
Construction in progress..............................    176,000          73,000              --
                                                       ----------     -----------     -----------
                                                        3,958,000       8,540,000      11,515,000
Less accumulated depreciation and amortization........   (312,000)     (1,186,000)     (2,853,000)
                                                       ----------     -----------     -----------
                                                       $3,646,000     $ 7,354,000     $ 8,662,000
                                                       ==========     ===========     ===========

     Depreciation and leasehold improvement amortization expense for the years ended December 31, 1994, 1995 and 1996 was $292,000, $1,006,000 and $1,785,000.

 (5) LEASES

     The Company has operating leases covering facilities and equipment for which rental expense for the years ended December 31, 1994, 1995 and 1996 was $1,668,000, $2,750,000 and $4,474,000, respectively. Minimum rental commitments under noncancelable capital and operating leases are as follows:

                1997............................................   $ 4,190,000
                1998............................................   $ 3,378,000
                1999............................................   $ 2,669,000
                2000............................................   $ 2,234,000
                2001............................................   $ 1,765,000
                Thereafter......................................   $ 5,339,000

 (6) CREDIT FACILITIES

     In October 1994, GPS executed a credit agreement with a bank that provided a line of credit (the "line") of $800,000 and an equipment loan with maximum permitted borrowing of $600,000 ("equipment loan"). The agreement required GPS to meet both financial and non-financial covenants and contained covenants restricting the payment of dividends, incurrence of debt and sale of assets. As of December 31, 1994, GPS had no borrowings under this agreement.

     In September 1995, GPS converted outstanding borrowings under its equipment loan into a term note. The principal balance of approximately $315,000 bears interest at 8.9% and is payable over five years.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

     In October 1995, GPS amended its credit agreement with a bank to provide a $1,500,000 line of credit and increase the equipment loan to $500,000. GPS's requirement to meet both financial and non-financial covenants remained unchanged.

     In May 1996, GPS amended its credit agreement with a bank regarding its existing line of credit and equipment loan. The line, which provided for borrowing based upon 80% of eligible accounts receivable, as defined, was terminated in August 1996. The principal balance was repaid in two installments in July and August 1996. The equipment loan, which was based on 90% of the purchased equipment's value and bore interest at the bank's prime rate plus a spread based on GPS's financial ratios, was terminated in May 1996. Effective with this amendment, GPS maintained its existing deed of trust note, term note and the covenants contained in GPS's prior agreement with the bank.

     As of December 31, 1996, GPS was in default on both financial and non-financial covenants. GPS is in discussions with the bank regarding curing the default.

     Borrowings under the line are collateralized by the accounts receivable, and borrowings under the equipment loan are collateralized by the underlying equipment. Also, the bank maintains an additional security interest in all current and future assets of GPS and is superior to all current and future indebtedness of GPS.

     The following schedule summarizes the activity with respect to the credit agreements and term note:

                                                DECEMBER 31, 1994   DECEMBER 31, 1995   DECEMBER 31, 1996
                                                -----------------   -----------------   -----------------
Line of Credit:
  Borrowings..................................        $   0            $ 1,450,000          $       0
  Interest rate...............................          N/A                   10.5%              10.5%
Term Note:
  Borrowings..................................        $   0            $   300,000          $ 246,000
  Interest rate...............................          N/A                    8.9%               8.9%

     In December 1996, HVHPI entered into a $250,000 line of credit agreement with a bank. The line of credit bears interest at the bank's prime rate plus
 1/2 percentage point, is collateralized by HVHPI's accounts receivable and expires on December 10, 1997. At December 31, 1996, there were no borrowings under this agreement.

     See Note 7, Long-Term Debt and Notes Payable, for information regarding the deed of trust note.

 (7) LONG-TERM DEBT AND NOTES PAYABLE

     In December 1994, GPS executed a $738,000 deed of trust note ("the note") collateralized by GPS's building. Payment of the note is based on a 15 year payment schedule with a five year balloon payment and bears a fixed rate of interest at 10.35%. GPS is subject to the same financial, non-financial and restrictive covenants as in its credit facilities (See Note 6 -- Credit Facilities). The balance of the note was $738,000, $720,000 and $697,000 as of December 31, 1994, 1995 and 1996, respectively.

     In conjunction with the acquisition of VMA, Inc., the Company agreed to a deferred purchase price of $1,750,000 payable over 3 years beginning in 1996. In 1996 the deferred purchase price was renegotiated to $1,450,000.

     Obligations under capital leases at December 31, 1996 totaled $315,000 of which $87,000 was current.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

     The following is a summary of notes payable and long-term debt at December 31, 1996:

                                                  ORIGINAL    INTEREST
                  DESCRIPTION                    PRINCIPAL      RATE      BALANCE       EXPIRATION
-----------------------------------------------  ----------   --------   ----------   --------------
Deferred Purchase Price (GPS)..................  $1,750,000      (5)     $  942,000      August 1998(1)
Term Note (GPS)................................  $  315,000     8.90%       246,000   September 2000(2)
Notes Payable (CHPI)...........................  $1,303,000     8.25%       788,000        June 2000(2)
Notes Payable (CHPI)...........................  $  764,000      (5)        382,000      August 1997(1)
Notes Payable (CHPI)...........................  $  579,000     7.00%       579,000    November 2000(2)
Term Note (CHPI) (7)...........................  $  800,000     7.25%       781,000    November 2003(2)
Note Payable (PMM).............................  $  588,000     8.00%       524,000        June 2000(3)
Note Payable (PMM).............................  $   85,000     8.00%        85,000     October 2000(3)
Note Payable (CPC).............................  $  400,000     7.00%       400,000    November 2000(3)
Notes Payable (HVHPI)..........................  $  536,000     8.00%       496,000        July 1999(3)
Note Payable (HVHPI)...........................  $  150,000      (5)        148,000    December 2001(2)
Term Note (HVHPI) (7)..........................  $  100,000      (4)        100,000        July 1999(2)
Other Notes Payable............................  $   65,500      (6)         59,000          various
                                                                         ----------
Total Notes Payable............................                           5,530,000
Long-Term Debt (GPS)...........................                             697,000
                                                                         ----------
Total Notes Payable and LongTerm Debt..........                          $6,227,000
                                                                         ==========

---------------

(1) Annual payments each August

(2) Payable monthly

(3) Payable quarterly

(4) Interest at the bank's prime rate plus 1/2 percentage point

(5) Note is non-interest bearing

(6) Interest at 8% and the prime rate

(7) Secured by accounts receivable and equipment

     Aggregate maturities of long-term debt and notes payable are as follows:

                1997.............................................  $1,904,000
                1998.............................................  $1,568,000
                1999.............................................  $1,082,000
                2000.............................................  $1,345,000
                2001.............................................  $  138,000
                Thereafter.......................................  $  190,000

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

(8) INCOME TAXES

     The provision for income taxes for the years ended December 31, 1994, 1995 and 1996 consisted of the following:

                                                       1994         1995         1996
                                                      -------     --------     --------
        Current provision:
          Federal...................................  $    --     $     --     $     --
          State.....................................   40,000      175,000      185,000
                                                      -------     --------      -------
                  Total Current.....................   40,000      175,000      185,000
                                                      -------     --------      -------
        Deferred provision:
          Federal...................................       --           --           --
          State.....................................       --           --           --
                                                      -------     --------      -------
                  Total Deferred....................       --           --           --
                                                      -------     --------      -------
        Provision for income taxes..................  $40,000     $175,000     $185,000
                                                      =======     ========      =======

     The Company has established a valuation allowance for the net deferred tax assets that arose during 1994, 1995 and 1996. Therefore, no tax benefit has been reflected in the consolidated statements of operations.

     The components of deferred tax assets and liabilities as of December 31, 1994, 1995 and 1996 are as follows:

                                                       1994             1995             1996
                                                    -----------     ------------     ------------
Deferred tax assets:
Net operating loss carry forwards.................  $ 2,406,000     $  5,155,000     $  7,665,000
Management fee payable............................    4,259,000       10,085,000       11,865,000
Accounts payable..................................    1,597,000        9,465,000        3,446,000
Other.............................................       49,000          285,000        4,810,000
                                                    -----------     ------------     ------------
          Total deferred tax assets...............    8,311,000       24,990,000       27,786,000
                                                    -----------     ------------     ------------
Deferred tax liabilities:
Accounts receivable...............................    2,200,000        9,873,000        3,789,000
Management fee receivable.........................           --        1,913,000        1,627,000
Property, equipment and leasehold improvements....      127,000          270,000          250,000
Intangible Assets.................................           --               --        3,038,000
Prepaid expenses..................................       20,000           72,000           33,000
Other.............................................        4,000          194,000        1,506,000
                                                    -----------     ------------     ------------
Total deferred tax liabilities....................    2,351,000       12,322,000       10,243,000
Less valuation allowance..........................   (5,960,000)     (12,668,000)     (17,543,000)
                                                    -----------     ------------     ------------
Net deferred tax asset liability..................  $        --     $         --     $         --
                                                    ===========     ============     ============

     Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1996 will be applied to reduce future tax provisions, except for certain tax benefits resulting from acquisitions which may be allocated to goodwill depending on the timing and the nature of their use.

     At December 31, 1996, the Company had net operating loss carryforwards of approximately $17,450,000 which will begin to expire in 2008.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

 (9) STOCKHOLDERS' EQUITY

     In May 1994, the Company underwent a capital restructuring whereby the Articles of Incorporation were amended to redefine the Company's Series A preferred stock and establish a Series B preferred stock. The capital restructuring eliminated the redemption feature of the Old-Series A preferred stock and added a conversion feature, at the holder's option or under certain circumstances as defined below, to the Company's common stock based upon a predetermined conversion price.

     The preferred stock is subject to a mandatory conversion if the Company consummates a public offering of its common stock in excess of stated levels. Also, the preferred stock has a liquidation preference equal to the original issuance price, accrued dividends and declared but unpaid dividends. The Series B preferred stock maintains the same provisions as the New-Series A preferred stock except for the conversion price.

     In May 1994, Oxford Health Plans, Inc. ("Oxford"), a minority shareholder, purchased all outstanding Old-Series A preferred stock for stated value. Oxford then exchanged the Old-Series A preferred stock for Series B preferred stock and payment of cumulative unpaid dividends, which approximated $52,000, on Oxford's Old-Series A preferred stock.

     In conjunction with the restructuring, the Company purchased 4,200,000 shares of its common stock for $4,200 and declared and paid a stock dividend, which amounted to 675,000 shares. Subsequent to the dividend, the Company issued an additional 200,000 shares of common stock for $200.

     The following is a summary of the shares of the Series A preferred stock and the Series B preferred stock that the Company has sold to Foxfield Ventures, Inc. and Oxford, respectively:

                                                    NUMBER OF SHARES
                                                  ---------------------       AGGREGATE
                         DATE SOLD                SERIES A     SERIES B     PURCHASE PRICE
            ------------------------------------  --------     --------     --------------
            May 1994............................    5,000        5,000       $ 10,000,000
            August 1994.........................    4,000        4,000          8,000,000
            May 1995............................    6,000        6,000         12,000,000
            May 1996............................    2,500        2,500          5,000,000
            July 1996...........................    5,000        5,000         10,000,000
            November 1996.......................       --        2,500          2,500,000
                                                   ------       ------        -----------
                      Total.....................   22,500       25,000       $ 47,500,000
                                                   ======       ======        ===========

     In February 1997, the Company sold 2,500 shares of the Series A preferred stock to Foxfield for $2,500,000.

     Stockholders' equity consists of the following at December 31, 1994, 1995 and 1996:

                                                          1994           1995            1996
                                                       ----------     -----------     -----------
Series A convertible preferred stock, $1,000 stated
  value, 25,000 shares authorized, 9,000, 15,000 and
  22,500 shares issued and outstanding in 1994, 1995
  and 1996...........................................  $9,000,000     $15,000,000     $22,500,000
Series B convertible preferred stock, $1,000 stated
  value, 25,000 shares authorized, 9,000, 15,000 and
  25,000 shares issued and outstanding in 1994, 1995
  and 1996...........................................  $9,000,000     $15,000,000     $25,000,000
Common Stock, $.001 par value, 15,000,000 shares
  authorized in 1994, 1995 and 1996, 1,550,000 shares
  issued and outstanding in 1994 and 1995, 1,624,000
  shares issued and outstanding in 1996..............  $    1,550     $     1,550     $     1,624

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

     Both the Series A and Series B preferred stock bear a cumulative dividend of $80 per annum per share. As of December 31, 1994, 1995 and 1996, the Company had cumulative unpaid dividends on the Series A and Series B preferred stock of approximately $760,000, $2,829,000 and $6,006,000, respectively. If a stockholder exercises the preferred stock's conversion feature, the cumulative dividend is not required to be paid in accordance with the Company's Articles of Incorporation.

     In connection with the capital restructuring, HPI entered into a securities purchase agreement with certain corporate and management investors. This agreement provides for additional sales of HPI's Series A and Series B convertible preferred stock and superseded the existing securities purchase agreement.

(10) STOCK OPTION PLAN

     In 1994, the Company adopted a fixed stock option plan ("1994 Option Plan") for key employees and consultants to acquire 450,000 shares of common stock of the Company. In 1995, the Company allocated 1,000,000 additional shares of common stock to the 1994 Option Plan. Options vest over four to five years, become exercisable as specified in the individual stock option agreements and expire ten years after the date of grant. The following schedule summarizes the activity within the stock option plan:

                                                           1994         1995         1996
                                                         --------     --------     --------
    Options outstanding, January 1.....................         0      381,000      491,000
    Options granted....................................   381,000      110,000      496,000
    Options exercised..................................         0            0      (73,500)
    Options forfeited..................................         0            0      (99,000)
    Options expired....................................         0            0            0
                                                         --------     --------     --------
    Options outstanding, December 31...................   381,000      491,000      814,500
                                                         ========     ========     ========
    Options exercisable, December 31...................    23,700      100,900      146,100
    Compensation expense recorded......................  $      0     $      0     $      0

     Weighted average option exercise price information for the years ended December 31, 1994, 1995 and 1996 are as follows:

                                                          1994      1995      1996
                                                          -----     -----     -----
            (1) Outstanding, January 1................      N/A     $.001     $.314
            (2) Granted during the year...............    $.001     $1.40     $3.39
            (3) Grant date fair value.................    $ 001     $1.40     $3.39
            (4) Outstanding, December 31..............    $.001     $.314     $2.21
            (5) Exercisable, December 31..............    $.001     $.001     $ .44

     At December 31, 1996, the exercise price of options outstanding ranged from $.001 to $5.32 per share and the weighted-average remaining contractual life of the options outstanding was approximately 8.5 years.

     The fair value of stock options was determined based on market factors, exercise prices, the lives of the options, expected dividends and the value of the underlying stock. The following financial information sets forth the unaudited proforma consolidated results of operations for the years ended December 31, 1994, 1995 and 1996 as if the Company had determined compensation cost based on fair value in accordance with SFAS 123:

                                                     1994          1995          1996
                                                  -----------   -----------   -----------
        Proforma net loss.......................  $(4,389,000)  $(7,176,000)  $(9,550,000)

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

(11)  401(k) PLAN

     Effective September 1, 1994, the Company adopted the Health Partners, Inc. 401(k) Savings Plan ("Plan"). The Plan is a Code Section 401(k) plan that requires one-half year of service to become a participant in the Plan. Service for a predecessor employer will be considered for participation requirements in the Plan for all employees employed by the Company through its acquisition activities. Eligible employees may contribute up to 17% of their compensation. The Company matches employee contributions at 50% up to the first 4% of compensation. Employees vest in matching contributions according to a graduated 5-year schedule. Company contributions to the plan were approximately $24,000, $182,000 and $301,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

(12)  CONCENTRATION OF CREDIT RISK

     As of December 31, 1994, 1995 and 1996, various affiliated medical groups had net receivables from Oxford of approximately $1,687,000, $3,542,000 and $2,106,000, respectively, as a result of their capitated contracts (see Note 2 - Revenue and Cost Recognition). Also, Oxford accounted for 62%, 69% and 70% of HPI's operating revenue for the years ended December 31, 1994, 1995 and 1996, respectively.

(13)  RELATED PARTY TRANSACTIONS

     The laws of various states prevent corporations, such as HPI and its subsidiaries, from providing medical care to patients. Various agreements for the provision of medical services have been made with affiliated medical groups primarily owned by the presidents of HPI's subsidiaries. The agreements for the provision of medical services, including services required under certain HMO contracts, are held by the affiliated medical groups. HPI is dependent upon the performance of medical services by the affiliated medical groups, insofar as medical care delivery is concerned.

     The presidents and other physicians of certain HPI subsidiaries have entered into lease arrangements whereby medical space and/or medical equipment is leased to certain HPI subsidiaries at fair market value and terms ranging from one to fifteen years. The following schedule summarizes the rental expense under these arrangements:

                      HPI SUBSIDIARY                   1994         1995         1996
        ------------------------------------------    -------     --------     --------
        GPS (a)...................................    $45,000     $142,000     $238,000
        CHPI (b)..................................         --     $333,000     $821,000
        PMM (c)...................................         --           --     $133,000
        HVHPI (d).................................         --           --     $ 83,000
                                                      -------     --------     --------

---------------

(a) Lease payments began on August 1, 1994.

(b) Lease payments began on July 11, 1995.

(c) Lease payments began on June 10, 1996.

(d) Lease payments began on July 10, 1996

     The Company leases office space and utilizes certain services from Oxford. All such arrangements are at fair market value.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1994, 1995 AND 1996

(14) COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company has entered into Employment Agreements with certain of its management employees, which include, among other terms, noncompete provisions and provision for salary and benefit continuation.

  Insurance

     The Company, its subsidiaries and affiliated medical organizations are insured with respect to medical malpractice and other professional liability risks on either an occurrence or claims-made basis. Claims-made policies cover claims reported to the insurance carrier prior to the end of the policy period. The Company and its affiliated medical organizations intend to renew the existing or similar claims-made policies annually and expect to be able to reasonably obtain such coverage. Management is not aware of any claims against it or the affiliated medical organizations that might have a material impact on the Company's financial position.

(15) SUPPLEMENTAL CASH FLOW INFORMATION

     Cash disbursements for the years ending December 31, 1994, 1995 and 1996 included interest of $120,000, $225,000 and $399,000, respectively, and income taxes of $40,000, $151,000 and $66,000, respectively. For the years ending December 31, 1994, 1995 and 1996, non-cash investing activities included the deferred purchase prices relating to the acquisitions of VMA, Inc., CHPI, PMM, HVHPI and CPC and the purchase of computer and office equipment through capital leases totaling $201,000 in 1994, $38,000 in 1995 and $120,000 in 1996.

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

            UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                            MARCH 31, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1996          1997
                                                                       ---------     ---------
Current assets:
  Cash and cash equivalents..........................................  $   4,158     $  11,037
  Accounts receivable, net of allowance for bad debts of $1,061 in
     1996 and $2,400 in 1997.........................................     12,631        15,603
  Prepaid expenses and other current assets..........................      1,088         1,682
                                                                         -------       -------
          Total current assets.......................................     17,877        28,322
Net property, equipment and leasehold improvements...................      8,025         8,515
Net intangible assets................................................     13,892        23,155
Other long-term assets...............................................        518           912
                                                                         -------       -------
          Total assets...............................................  $  40,312     $  60,904
                                                                         =======       =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..............................  $   6,648     $  10,491
  Accrued medical costs..............................................      8,471        13,959
  Other current liabilities..........................................      1,824         2,116
  Notes payable, current.............................................      2,711         2,013
  Current portion of long-term debt..................................         24            27
                                                                         -------       -------
          Total current liabilities..................................     19,678        28,606
Other long-term liabilities..........................................        252           210
Long-term debt.......................................................        690           661
Notes payable, long-term.............................................      2,383         3,367
                                                                         -------       -------
          Total liabilities..........................................     23,003        32,844
                                                                         -------       -------
Minority Interests...................................................      1,073           813
                                                                         -------       -------
Stockholders' Equity:
  Preferred stock:
     Series A convertible preferred stock............................     15,000        25,000
     Series B convertible preferred stock............................     17,500        25,000
     Common stock ($.001 par value, 15,000 shares authorized, 1,550
      and
       1,674 issued and outstanding in 1996 and 1997)................          2             2
  Accumulated deficit................................................    (16,266)      (22,755)
                                                                         -------       -------
          Total stockholders' equity.................................     16,236        27,247
                                                                         -------       -------
          Total liabilities and stockholders' equity.................  $  40,312     $  60,904
                                                                         =======       =======

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE QUARTERS ENDED MARCH 31, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1996        1997
                                                                           -------     -------
Revenue:
  Net patient services revenue...........................................  $33,063     $46,329
  Other revenue..........................................................       76         130
                                                                           -------     -------
          Net revenue....................................................   33,139      46,459
                                                                           -------     -------
Operating Expenses:
  Cost of affiliated physician services..................................    3,967       5,120
  Clinic salaries, wages and benefits....................................    3,063       4,622
  Medical claims.........................................................   24,116      29,928
  Network operating expenses.............................................      931       1,231
  Other clinic expenses..................................................    3,001       3,724
  General corporate expenses.............................................    1,106       1,507
  Depreciation and amortization..........................................      551         863
  Net interest expense...................................................       25          15
                                                                           -------     -------
          Total operating expenses.......................................   36,760      47,010
                                                                           -------     -------
  Loss before minority interests and provision for income taxes..........   (3,621)       (551)
  Minority interests' share in net loss..................................      220         102
  Provision for income taxes.............................................      (27)          0
                                                                           -------     -------
  Net loss...............................................................  $(3,428)    $  (449)
                                                                           =======     =======

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE QUARTERS ENDED MARCH 31, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1996        1997
                                                                           -------     -------
Cash flows from operating activities:
  Net loss...............................................................  $(3,428)    $  (449)
  Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation and amortization.......................................      551         863
     Provision for bad debts.............................................      362         649
     Minority interests' share in net loss...............................     (220)       (102)
  Changes in assets and liabilities:
     Increase in accounts receivable.....................................   (2,762)     (2,749)
     Decrease (increase) in prepaid expenses and other current assets....      422        (297)
     Decrease (increase) in other long-term assets.......................       46        (415)
     Increase (decrease) in accounts payable and accrued expenses........      468          (4)
     Increase in accrued medical costs...................................    2,163       2,431
     Decrease in other long-term liabilities.............................     (245)        (33)
                                                                            ------     -------
     Net cash used by operating activities...............................   (2,643)       (106)
                                                                            ------     -------
Cash flows from investing activities:
  Additions to property, equipment and improvements......................   (1,096)       (533)
                                                                            ------     -------
     Net cash used by investing activities...............................   (1,096)       (533)
                                                                            ------     -------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock..............................    2,500       2,500
  Payments on notes payable and long-term debt...........................     (237)       (159)
                                                                            ------     -------
     Net cash provided by financing activities...........................    2,263       2,341
                                                                            ------     -------
     Net change in cash and cash equivalents.............................   (1,476)      1,702
     Cash and cash equivalents at beginning of period....................    5,634       9,335
                                                                            ------     -------
     Cash and cash equivalents at end of period..........................  $ 4,158     $11,037
                                                                            ======     =======

                     HEALTH PARTNERS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997

(1) SUBSEQUENT EVENTS

     The Company has entered into an Agreement and Plan of Merger dated as of July 1, 1997 with FPA Medical Management, Inc. ("FPA") whereby the Company will become a wholly owned subsidiary of FPA and all outstanding securities of the Company will be exchanged for FPA common stock. The total merger consideration to be received will be subject to adjustment depending upon the average closing stock price of FPA as reported on the Nasdaq for the ten consecutive trading days ending on the date that is two trading days prior to the closing of the transaction. All outstanding options at the time of the merger will be cancelled in exchange for a number of shares of fully paid FPA common stock. The FPA common stock will have a market value equal to the fair value of such option by applying a variation of the Black-Scholes option pricing model by an investment banking firm.

     In connection with the aforementioned transaction, WellPoint and Oxford have agreed to convert the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, respectively, into 3,299,982 and 4,700,043 shares of Company common stock, respectively.

     As the result of the Merger, the Company has exercised its right to exchange the minority stockholders' share of the equity of the Company's subsidiaries for the Company's common stock. The Company has entered into negotiations with the minority stockholders in order to reach an agreement as to the fair value of the subsidiaries as prescribed in the shareholders' agreements with the minority stockholders.

                                                                      APPENDIX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 1, 1997

                                  BY AND AMONG

                         FPA MEDICAL MANAGEMENT, INC.,

                             FPA ACQUISITION CORP.

                                      AND

                             HEALTH PARTNERS, INC.

================================================================================

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I  THE MERGER...................................................................   A-1
  Section 1.1    The Merger.............................................................   A-1
  Section 1.2    Effective Time of the Merger...........................................   A-1

ARTICLE II  THE SURVIVING CORPORATION AND PARENT........................................   A-1
  Section 2.1    Certificate of Incorporation...........................................   A-1
  Section 2.2    Bylaws.................................................................   A-1
  Section 2.3    Directors and Executive Officers of the Surviving Corporation..........   A-2
  Section 2.4    Effects of Merger......................................................   A-2

ARTICLE III  CONVERSION OF SHARES.......................................................   A-2
  Section 3.1    Conversion of Shares in the Merger.....................................   A-2
  Section 3.2    Equitable Adjustment...................................................   A-3
  Section 3.3    Exchange of Certificates...............................................   A-3
  Section 3.4    No Fractional Securities...............................................   A-4
  Section 3.5    Options to Purchase Company Stock......................................   A-5
  Section 3.6    Closing................................................................   A-5
  Section 3.7    Closing of the Company's Transfer Books................................   A-5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT
AND ACQUISITION.........................................................................   A-6
  Section 4.1    Organization and Qualification.........................................   A-6
  Section 4.2    Capitalization.........................................................   A-6
  Section 4.3    Authority; Non-Contravention; Approvals................................   A-7
  Section 4.4    Reports and Financial Statements.......................................   A-8
  Section 4.5    Absence of Undisclosed Liabilities.....................................   A-8
  Section 4.6    Absence of Certain Changes or Events...................................   A-8
  Section 4.7    Litigation.............................................................   A-9
  Section 4.8    Registration Statement and Proxy Statement.............................   A-9
  Section 4.9    No Violation of Law....................................................   A-9
  Section 4.10   Compliance.............................................................  A-10
  Section 4.11   Taxes..................................................................  A-10
  Section 4.12   No Parent Stockholders' Approval Required..............................  A-10
  Section 4.13   Pooling and Tax-Free Reorganization Matters............................  A-10
  Section 4.14   Brokers................................................................  A-11

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................  A-11
  Section 5.1    Organization and Qualification.........................................  A-11
  Section 5.2    Capitalization.........................................................  A-11
  Section 5.3    Subsidiaries...........................................................  A-12
  Section 5.4    Authority; Non-Contravention; Approvals................................  A-12
  Section 5.5    Financial Statements...................................................  A-13
  Section 5.6    Absence of Undisclosed Liabilities.....................................  A-13
  Section 5.7    Absence of Certain Changes or Events...................................  A-14
  Section 5.8    Litigation.............................................................  A-14
  Section 5.9    Registration Statement and Proxy Statement.............................  A-14
  Section 5.10   No Violation of Law....................................................  A-14
  Section 5.11   Compliance.............................................................  A-15
  Section 5.12   Taxes..................................................................  A-15
  Section 5.13   Employee Benefit Plans; ERISA..........................................  A-15

                                                                                          PAGE
                                                                                          ----
  Section 5.14   Labor Controversies....................................................  A-16
  Section 5.15   Environmental Matters..................................................  A-16
  Section 5.16   Title to Assets........................................................  A-16
  Section 5.17   Company Stockholders' Approval.........................................  A-17
  Section 5.18   Pooling and Tax-Free Reorganization Matters............................  A-17
  Section 5.19   Insurance..............................................................  A-17
  Section 5.20   Opinion of Company's Financial Advisor.................................  A-17
  Section 5.21   Brokers................................................................  A-17
  Section 5.22   Contracts and Commitments..............................................  A-17
  Section 5.23   Intellectual Property..................................................  A-18

ARTICLE VI  CONDUCT OF BUSINESS PENDING THE MERGER......................................  A-18
  Section 6.1    Conduct of Business by the Company Pending the Merger..................  A-18
  Section 6.2    Conduct of Business by Parent and Acquisition Pending the Merger.......  A-20
  Section 6.3    Control of the Company's Operations....................................  A-21
  Section 6.4    Control of Parent's Operations.........................................  A-21
  Section 6.5    Conduct of Business of Acquisition.....................................  A-21

ARTICLE VII  ADDITIONAL AGREEMENTS......................................................  A-21
  Section 7.1    Access to Information..................................................  A-21
  Section 7.2    Registration Statement and Proxy Statement.............................  A-22
  Section 7.3    Company Stockholders' Approval.........................................  A-22
  Section 7.4    Affiliates of the Company and Parent...................................  A-22
  Section 7.5    Exchange Listing.......................................................  A-23
  Section 7.6    Expenses and Fees......................................................  A-23
  Section 7.7    Agreement to Cooperate.................................................  A-23
  Section 7.8    Public Statements......................................................  A-23
  Section 7.9    Employee Matters.......................................................  A-23
  Section 7.10   Notification of Certain Matters........................................  A-24
  Section 7.11   Corrections to the Proxy Statement/Prospectus and Registration
                 Statement..............................................................  A-24
  Section 7.12   Insurance; Indemnity...................................................  A-24
  Section 7.13   No Solicitations.......................................................  A-25
  Section 7.14   Roll-up Transactions...................................................  A-25
  Section 7.15   Bank Consent...........................................................  A-26
ARTICLE VIII CONDITIONS.................................................................  A-26
  Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.............  A-26
  Section 8.2    Conditions to Obligation of the Company to Effect the Merger...........  A-27
  Section 8.3    Conditions to Obligations of Parent and Acquisition to Effect the
                 Merger.................................................................  A-27
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER............................................  A-28
  Section 9.1    Termination............................................................  A-28
  Section 9.2    Effect of Termination..................................................  A-29
  Section 9.3    Amendment..............................................................  A-29
  Section 9.4    Waiver.................................................................  A-30
ARTICLE X GENERAL PROVISIONS............................................................  A-30
  Section 10.1   Non-Survival of Representations and Warranties.........................  A-30
  Section 10.2   Notices................................................................  A-30
  Section 10.3   Interpretation.........................................................  A-31
  Section 10.4   Miscellaneous..........................................................  A-31
  Section 10.5   Counterparts...........................................................  A-31

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is made this 1st day of July, 1997 ("Agreement"), by and among FPA Medical Management, Inc., a Delaware corporation ("Parent"), FPA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and Health Partners, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the boards of directors of Parent, Acquisition and the Company believe it to be advisable and in the best interests of their respective stockholders that Acquisition merge with and into the Company on the terms set forth in this Agreement (the "Merger");

     WHEREAS, the Merger is intended for Federal income tax purposes to qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Merger also is intended to qualify for treatment as a pooling of interests under Accounting Principles Board Opinion No. 16 ("APB No. 16").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1  The Merger.

     Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), in accordance with the Delaware General Corporation Law ("DGCL"), Acquisition shall be merged with and into the Company and the separate existence of Acquisition shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

SECTION 1.2  Effective Time of the Merger.

     The Merger shall become effective at the date and time (the "Effective Time") when a duly prepared and executed Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Merger Filing") in accordance with the DGCL. The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.6 hereof.

                                   ARTICLE II

                      THE SURVIVING CORPORATION AND PARENT

SECTION 2.1  Certificate of Incorporation.

     The Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

SECTION 2.2  Bylaws.

     The bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by law and the Certificate of Incorporation of the Surviving Corporation.

SECTION 2.3  Directors and Executive Officers of the Surviving Corporation.

     The directors of the Surviving Corporation shall be the directors of Acquisition serving immediately prior to the Effective Time and the executive officers of the Surviving Corporation shall be the executive officers of the Company in office immediately prior to the Effective Time, and such directors and executive officers shall serve in accordance with the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

SECTION 2.4  Effects of Merger.

     The Merger shall have the effects set forth in Section 259 of the DGCL.

                                  ARTICLE III

                              CONVERSION OF SHARES

SECTION 3.1  Conversion of Shares in the Merger.

     (a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of Company Common Stock, par value $.001 per share (the "Company Common Stock"), other than shares to be canceled in accordance with
Section 3.1(c) hereof and other than Dissenting Shares (as defined in Section 3.1(d) hereof), shall be converted into the right to receive the number of shares of fully paid and nonassessable common stock, par value $.002 per share, of Parent ("Parent Common Stock") determined by dividing the "Numerator" by the "Denominator" (the quotient herein referred to as the "Exchange Ratio"). The Denominator shall be the maximum number of shares of Company Common Stock issued and outstanding at the Effective Time plus shares of Company Common Stock issuable pursuant to Section 7.14 hereof. The Numerator shall be the remainder which results when (y) the Stock Option Shares is subtracted from (z) the quotient which results when $115,000,000 is divided by the Effective Valuation Amount. The Effective Valuation Amount shall be:

          (i) the average of the closing prices of Parent Common Stock as reported on the Nasdaq National Market ("NNM") for the ten (10) consecutive trading days ending on the date that is two (2) trading days prior to the Closing Date (as defined in Section 3.6) (the "Parent Value") if such average is greater than or equal to $18.00 but less than or equal to $22.00; or

          (ii) $18.00, if the Parent Value is less than $18.00; or

          (iii) $22.00, if the Parent Value is greater than $22.00.

The Stock Option Shares shall equal the number of shares of Parent Common Stock issuable pursuant to Section 3.5 hereof in respect of Company Stock Options (as defined in Section 3.5 hereof) outstanding on the Closing Date whether or not the same are vested immediately after giving effect to the Merger.

     The Company shall provide to Parent, no later than the date on which the Parent Value is determinable pursuant to this Section 3.1, a certificate (the "Denominator Certificate") reasonably acceptable to Parent setting forth the Denominator and the method used in the calculation thereof. If, prior to the Effective Time, the announcement of a transaction by the Parent requires the amendment or re-filing of the Registration Statement (as defined in Section 4.8), and, as a result of the re-filing or amendment of the Registration Statement, the Closing occurs more than 90 days after the date of this Agreement, notwithstanding clause (ii) of the definition of Effective Valuation Amount, the Effective Valuation Amount shall equal the Parent Value if the Parent Value is less than $18.00. Except as set forth in the immediately preceding sentence, in no event will the number of shares of Parent Common Stock issued upon the Merger (including shares issued under Section 3.5 hereof) exceed 6,388,889 shares.

     (b) Company Preferred Stock. The Company shall use its reasonable best efforts to cause, immediately prior to the Effective Time, each issued and outstanding share of the Company's Series A Convertible Preferred Stock, par value $.001 per share, and Series B Convertible Preferred Stock, par value $.001 per share (collectively, the "Company Preferred Stock") to be converted into shares of Company Common Stock, in accordance with the provisions of the relevant Certificate of Designations for such Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, such shares of Common Stock, other than shares to be canceled in accordance with Section 3.1(c) hereof and other than Dissenting Shares, shall be converted into the right to receive a number of shares of fully paid and nonassessable shares of Parent Common Stock based on the Exchange Ratio.

     (c) Cancellation of Company Stock. All shares of Company Common Stock and Company Preferred Stock (collectively, "Company Stock") which, immediately prior to the Effective Time, are held by the Company in its treasury shall be canceled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto.

     (d) Dissenting Shares. (i) If applicable, notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock, the holder of which (x) has not voted in favor of the Merger, (y) has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and (z) has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 3.1(a) or 3.1(b), as applicable, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive Parent Common Stock pursuant to Section 3.1(a) or 3.1(b), as applicable.

     (ii) The Company shall give Parent prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and shall allow Parent the right to direct any proceedings and the resolution thereof relating to such process.

     (e) Acquisition Shares. Each share of capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 3.2  Equitable Adjustment.

     The calculations set forth in Section 3.1 hereof shall be subject to equitable adjustment in the event of, or the setting of a record date prior to the Effective Time with respect to, any stock split, stock dividend, reverse stock split, recapitalization, reclassification or combination of Company Stock or Parent Common Stock or dividend or distribution with respect to Parent Common Stock or Company Stock or other change in the number of shares of Company Stock outstanding prior to the Closing (as defined in Section 3.6 hereof) other than issuances of shares pursuant to the exercise of outstanding stock options and issuance of shares pursuant to the transactions contemplated by Section 7.14 hereof.

SECTION 3.3  Exchange of Certificates.

     (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Stock shall be entitled to receive in exchange therefor, upon surrender thereof to a bank or trust company designated before the Effective Time by Parent and reasonably acceptable to the Company (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.1 hereof. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates theretofore representing shares of Company Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Company Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Company Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

     (b) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any applicable transfer or other taxes required by reason of such issuance.

     (c) Promptly after the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 3.4 hereof.

     (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1 hereof, and the Company Certificates so surrendered shall be canceled.

     (e) Promptly following the date which is nine (9) months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Parent Common Stock, without any interest thereon. If any certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock entitled to payment pursuant to
Section 3.1 hereof shall not have been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become property of any governmental agency or other governmental entity, such shares of Company Stock shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other payment will be due to the holder thereof.

     (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Parent Common Stock deliverable in respect thereof determined in accordance with
Section 3.1 hereof. When authorizing such payment in exchange therefor, the board of directors of Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

SECTION 3.4  No Fractional Securities.

     Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company

Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (in the aggregate) upon surrender of Company Certificates for exchange pursuant to Section 3.3 hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Parent Value.

SECTION 3.5  Options to Purchase Company Stock.

     (a) Each option to purchase shares of Company Common Stock (a "Company Stock Option") which is outstanding immediately prior to the Effective Time pursuant to any stock option plan of the Company in effect on the date hereof (the "Company Stock Plans") shall be canceled at the Effective Time and the holder of such Company Stock Option shall be entitled to receive a number of shares of Parent Common Stock, decreased to the nearest whole share, equal to the quotient which results when the "Fair Market Value" of such Company Stock Option at the Effective Time is divided by the Parent Value. The Fair Market Value of all Company Stock Options shall be the fair value thereof determined by an investment banking firm selected by the Company that is acceptable to the Parent based upon the Effective Valuation Amount and the Exchange Ratio and otherwise using valuation techniques reasonably acceptable to Parent and the Company and consistent with the requirements of APB No. 16.

     (b) Parent shall not issue fractional shares or pay cash to the holders of Company Stock Options receiving shares of Parent Common Stock in lieu of issuing fractional shares of Parent Common Stock. Instead, all fractional shares of Parent Common Stock issuable under this Section 3.5 shall be decreased to the nearest whole share.

     (c) The Company shall use its reasonable best efforts to cause the holders of Company Stock Options to execute prior to the Closing Date a form of acknowledgement reasonably acceptable to Parent regarding their acceptance of the treatment of Company Stock Options set forth in this Section 3.5 (each a "Stock Option Acknowledgement").

SECTION 3.6  Closing.

     The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway, Suite 1800, San Diego, California, or at any other location mutually agreeable to Parent and the Company on the second business day immediately following the date on which the last of the conditions set forth in
Article VIII is fulfilled or waived, or at such other time as Parent and the Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

SECTION 3.7  Closing of the Company's Transfer Books.

     At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for (a) the right to an appraisal for Dissenting Shares pursuant to Section 3.1(d) hereof (but solely as provided by the DGCL), (b) the right to receive shares of Parent Common Stock pursuant to Section 3.3 hereof and (c) the right to receive cash for payment of fractional shares pursuant to Section 3.4 hereof. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for Parent Common Stock in accordance with this Article III.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition each represent and warrant to the Company as follows:

SECTION 4.1  Organization and Qualification.

     Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Acquisition is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect. As used in this Agreement, a "Parent Material Adverse Effect" shall mean any event, circumstance, development or occurrence, individually or when taken together with all other such events, circumstances, developments or occurrences, causing, resulting in or having, or reasonably likely to cause, result in or have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries (as defined in Section 4.2 hereof), taken as a whole. True, accurate and complete copies of each of Parent's and Acquisition's Certificates of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

SECTION 4.2  Capitalization.

     (a) The authorized capital stock of Parent consists of (i) 98,000,000 shares of Parent Common Stock, par value $.002, of which 33,234,157 shares were outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of preferred stock, par value $.002 per share ("Parent Preferred Stock"), of which no shares were outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock are validly issued and are fully paid, nonassessable and free of preemptive rights.

     (b) The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, par value $.01, of which 10 shares are issued and outstanding, which shares are owned beneficially and of record by Parent.

     (c) Except as set forth on Schedule 4.2(c) attached hereto, as of the date of this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or by which Parent or any subsidiary of Parent is bound with respect to the voting of any shares of capital stock of Parent. The shares of Parent Common Stock issued to stockholders of the Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. As used in this Agreement, "subsidiary" means, with respect to any party hereto (a "Subject Party"), any corporation or other organization, whether incorporated or unincorporated, (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Subject Party or (ii) which is a professional corporation as to which such Subject Party or a subsidiary thereof has executed a succession or similar stockholder agreement.

SECTION 4.3  Authority; Non-Contravention; Approvals.

     (a) Parent and Acquisition each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.3(c) hereof), to consummate the transactions contemplated hereby. This Agreement has been approved by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Acquisition of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Acquisition enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, and except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought.

     (b) Except as set forth on Schedule 4.3(b) attached hereto, the execution and delivery of this Agreement by each of Parent and Acquisition do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Acquisition of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject to (x) in the case of the terms, conditions or provisions described in clause (ii) above, obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in Section 4.3(c) hereof) and
(y) in the case of the terms, conditions or provisions described in clause (iii) above, obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties named in Schedule 4.3(b) attached hereto. Set forth on Schedule 4.3(b) attached hereto is a list of hospital contracts with respect to which the consent of any party other than Parent is required in order that consummation by Parent of the transactions contemplated hereby will not result in a breach or termination of the respective contracts. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not have a Parent Material Adverse Effect.

     (c) Except for (i) the filings by Parent and the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Proxy Statement/Prospectus (as defined in Section
4.8 hereof) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the Commission and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger and (iv) any other required filings with or approvals from applicable Federal and state governmental authorities (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have a Parent Material Adverse Effect.

SECTION 4.4  Reports and Financial Statements.

     Since October 20, 1994, Parent has filed with the Commission all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects at the time of filing with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered or made available to the Company a copy of its (a) Annual Report on Form 10-K, as amended, for the fiscal years ended December 31, 1994, 1995 and 1996, and its report on Form 10-Q for the quarter ended March 31, 1997, each as filed with the Commission, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from October 20, 1994, until the date hereof, and (c) all other reports, including quarterly and current reports, or registration statements filed by Parent with the Commission (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act and/or the Securities Act and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports, including the notes and schedules thereto (collectively, the "Parent Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

SECTION 4.5  Absence of Undisclosed Liabilities.

     Except as disclosed in the Parent SEC Reports or with respect to acquisitions or potential transactions or commitments heretofore disclosed to the Company in writing or as set forth on Schedule 4.5 attached hereto, neither Parent nor any of its subsidiaries had at December 31, 1996, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1996 and were incurred in the ordinary course of business and consistent with past practices; and (b) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Parent and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business (provided that no liabilities, obligations or contingencies excepted by subparagraphs (a)(ii) or (b) hereof will have, individually or in the aggregate, a Parent Material Adverse Effect).

SECTION 4.6  Absence of Certain Changes or Events.

     Except as disclosed in the Parent SEC Reports or with respect to acquisitions or potential transactions or commitments heretofore disclosed to the Company in writing or as set forth on Schedule 4.6 attached hereto, since December 31, 1996, there has not been any change or event (other than changes generally affecting the

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

industry in which Parent and its subsidiaries operate or arising from general business or economic conditions or as a result of this Agreement) that would have a Parent Material Adverse Effect.

SECTION 4.7  Litigation.

     Except as disclosed in the Parent SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the Merger or which would have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Reports, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Parent Material Adverse Effect.

SECTION 4.8  Registration Statement and Proxy Statement.

     None of the information to be supplied by Parent or its subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the Commission by Parent in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the Company's meeting of its stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement/Prospectus, as of its Effective Time, will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Acquisition with respect to information supplied by the Company for inclusion therein.

SECTION 4.9  No Violation of Law.

     Except as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law) of any governmental or regulatory body or authority, except for violations which would not have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, to the knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Parent Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not have a Parent Material Adverse Effect. Parent and its subsidiaries are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which would not have a Parent Material Adverse Effect.

SECTION 4.10  Compliance.

     Except as disclosed in the Parent SEC Reports or on Schedule 4.10 attached hereto, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under (a) the respective charters, bylaws or other similar organizational instruments of Parent or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.10, would have a Parent Material Adverse Effect.

SECTION 4.11  Taxes.

     (a) Parent and its subsidiaries have (i) duly filed (or timely requested and received an extension to file) with the appropriate governmental authorities all Tax Returns (as defined in Section 4.11(c) hereof) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Parent Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in Section 4.11(b) hereof) for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the Parent balance sheet included in the latest Parent SEC Report are adequate to cover all Taxes for all periods ending at or prior to the date of such balance sheet and there are no material liens for Taxes upon any property or assets of Parent or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of Parent or any of its subsidiaries which, if decided adversely would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a subsidiary of Parent other than agreements the consequences of which are adequately reserved for in the Parent Financial Statements. Neither Parent nor any of its subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
Section 341(f) of the Code.

     (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

     (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

SECTION 4.12  No Parent Stockholders' Approval Required.

     No vote of stockholders of Parent is required by Parent's Certificate of Incorporation, bylaws, any applicable law or any national securities exchange or The NNM for the approval of this Agreement or the consummation of the transactions contemplated hereby (including the issuance, registration and inclusion on the NNM of Parent Common Stock)

SECTION 4.13  Pooling and Tax-Free Reorganization Matters.

     To the knowledge of Parent and based upon consultation with its independent accountants, neither Parent nor Acquisition nor any of their affiliates has taken or agreed to take any action that would interfere with the ability of Parent to (a) account for the business combination to be effected by the Merger as a pooling of

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

interests under APB No. 16 for accounting and financial statement purposes or
(b) treat the Merger as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

SECTION 4.14  Brokers.

     Parent and Acquisition represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Acquisition as follows:

SECTION 5.1  Organization and Qualification.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect. As used in this Agreement, a "Company Material Adverse Effect" shall mean any event, circumstance, development or occurrence, individually or when taken together with all other such events, circumstances, developments or occurrences, causing, resulting in or having, or reasonably likely to cause, result in or have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries (as defined in Section 4.2 hereof), taken as a whole. True, accurate and complete copies of the Company's Certificate of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

SECTION 5.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, par value $.001 per share, and 50,000 shares of Company Preferred Stock, par value $.001 per share, of which 25,000 shares have been designated Series A Convertible Preferred Stock and 25,000 shares have been designated Series B Convertible Preferred Stock. As of the date of this Agreement, 1,673,500 shares of Company Common Stock and 50,000 shares of Company Preferred Stock were issued and outstanding (25,000 and 25,000 shares of which are designated Series A Convertible Preferred Stock and Series B Convertible Preferred Stock respectively). All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth on Schedule 5.2(b) attached hereto, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as set forth on Schedule 5.2(b) attached hereto, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or by which the Company or any subsidiary of the Company is bound with respect to the voting of any shares of capital stock of the Company.

     (c) Each Stock Option Acknowledgement executed and delivered by the holder of a Company Stock Option as contemplated by Section 3.5(a) above shall, from and after the Effective Time, be binding upon the holder of the Company Stock Option to which such Stock Option Acknowledgement relates on the terms and

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

subject to the conditions provided in Section 3.5(a) and such Stock Option Acknowledgement. Except as set forth on Schedule 5.2(c) attached hereto, none of the benefits available under the Company Stock Options are subject to acceleration as a result of the Merger or otherwise, and the Company shall take no action to permit or foster any such acceleration.

SECTION 5.3  Subsidiaries.

     Schedule 5.3 sets forth the name, state of incorporation and stockholders of each subsidiary of the Company. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company, free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever except as set forth on Schedule 5.3 attached hereto. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement except as disclosed on Schedule 5.3 attached hereto.

SECTION 5.4  Authority; Non-Contravention; Approvals.

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval of the Merger (as defined in Section 7.3(a)) and the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
(ii) general equitable principles, and except that the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceedings may be brought.

     (b) Except as set forth on Schedule 5.4(b) attached hereto, the execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the

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

transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject to (x) in the case of the terms, conditions or provisions described in clause (ii) above, obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholders' Approval and
(y) in the case of the terms, conditions or provisions described in clause (iii) above, obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Set forth on Schedule 5.4(b) attached hereto is a list of hospital contracts with respect to which the consent of any party other than the Company is required in order that consummation by the Company of the transactions contemplated hereby will not result in a breach or termination of the respective contracts. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not have a Company Material Adverse Effect.

     (c) Except for (i) the filings by Parent and the Company required by the HSR Act, (ii) the filing of the Proxy Statement/Prospectus with the Commission pursuant to the Securities Act and the declaration of the effectiveness thereof by the Commission and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger and (iv) any other required filings with or approvals from applicable Federal and state governmental authorities (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have a Company Material Adverse Effect.

SECTION 5.5  Financial Statements.

     The Company has previously delivered or made available to Parent a copy of the following financial statements (the "Company Financial Statements"), all of which have been prepared on a consolidated basis (except as otherwise indicated) in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto):

          (a) Audited Consolidated Statements of Financial Position, Operations, Cash Flows and Changes in Stockholders' Equity of the Company and its consolidated subsidiaries at or for the twelve (12) months ended December 31, 1994, 1995, 1996 and related Notes to the Consolidated Financial Statements as of and for the years ended December 31, 1994, 1995, 1996; and

          (b) Unaudited Consolidated Statements of Financial Position and Operations at or for the three (3) months ended March 31, 1997.

The Company Financial Statements fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, although the unaudited Company Financial Statements do not contain the footnotes required by generally accepted accounting principles and are subject to normal year-end and audit adjustments and any other adjustments described therein.

SECTION 5.6  Absence of Undisclosed Liabilities.

     Except with respect to acquisitions or potential transactions or commitments disclosed on Schedule 5.6 attached hereto, neither the Company nor any of its subsidiaries had at December 31, 1996, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1996 and were incurred in the ordinary course of business and consistent with past practices; and (b)

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liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business (provided that no liabilities, obligations or contingencies excepted by subparagraphs (a)(ii) or (b) hereof will have, individually or in the aggregate, a Company Material Adverse Effect).

SECTION 5.7  Absence of Certain Changes or Events.

     Except as set forth on Schedule 5.7 attached hereto, since December 31, 1996, there has not been any change or event (other than changes generally affecting the industry in which the Company and its subsidiaries operate or arising from general business or economic conditions or as a result of this Agreement) that would have a Company Material Adverse Effect.

SECTION 5.8  Litigation.

     Except as set forth on Schedule 5.8 attached hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which would have a Company Material Adverse Effect. Except as referred to in Schedule 5.8 attached hereto, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Company Material Adverse Effect.

SECTION 5.9  Registration Statement and Proxy Statement.

     None of the information to be supplied by the Company or its subsidiaries for inclusion in (a) the Registration Statement or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement/Prospectus, as of its Effective Time, will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition for inclusion therein.

SECTION 5.10  No Violation of Law.

     Except as set forth on Schedule 5.10 attached hereto, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders,

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

authorizations, consents and approvals the absence of which would not have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not have a Company Material Adverse Effect.

SECTION 5.11  Compliance.

     Except as set forth on Schedule 5.11 attached hereto, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective charters, bylaws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this Section 5.11, would have a Company Material Adverse Effect.

SECTION 5.12  Taxes.

     The Company and its subsidiaries have (i) duly filed (or timely requested and received an extension to file) with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for Taxes reflected in the most recent audited Company balance sheet are adequate to cover all Taxes for all periods ending at or prior to the Effective Time and there are no material liens for Taxes upon any property or assets of the Company or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which, if decided adversely would have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company other than agreements the consequences of which are adequately reserved for in the Company Financial Statements. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

SECTION 5.13  Employee Benefit Plans; ERISA.

     (a) All material employee benefit plans, programs, arrangements or practices covering current or former employees of the Company, including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Schedule 5.13(a) attached hereto (such plans, programs, arrangements or practices of Company together with those of its subsidiaries being referred to as the "Company Plans"). True and complete copies of each Company Plan has been made available to the Company. To the extent applicable, each Company Plan complies in all material respects with the requirements of its terms, ERISA and the Code. Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS. No Company Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Company Plan. To the knowledge of the Company, there are no pending, threatened or anticipated claims against or otherwise involving the Company Plans, except routine claims for benefits. All material contributions required to be made as of the date of this Merger Agreement to the Company Plans have been made or properly accounted for. Neither the Company nor any entity under "common control" with the Company within the meaning of Section 4001 of ERISA has contributed to or been required to contribute to, any "multiemployer plan" (as defined in Section 3(37) of ERISA). No Company Plan provides for post-retirement medical benefits, other than as required by applicable law.

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

SECTION 5.14  Labor Controversies.

     Except as set forth on Schedule 5.14 attached hereto, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees, (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, (c) the Company and its subsidiaries have, to the knowledge of the Company, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and
(d) no person has, to the knowledge of the Company, asserted that the Company or any of its subsidiaries is liable in any amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, noncompliance and liabilities which would not have a Company Material Adverse Effect.

SECTION 5.15  Environmental Matters.

     Except as set forth on Schedule 5.15 attached hereto, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company and its subsidiaries, threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of the Company or its subsidiaries relating to the activities of the Company or its subsidiaries which have not been delivered to Parent prior to the date hereof, (viii) there are, to the knowledge of Company and its subsidiaries, no underground storage tanks on, in or under any properties owned by the Company or any of its subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (ix) there is, to the knowledge of Company and its subsidiaries, no asbestos or asbestos containing material present in any of the properties owned by the Company and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (x) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (x) that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.16  Title to Assets.

     Except as set forth on Schedule 5.16 attached hereto, the Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other

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

properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in Schedule 5.16 attached hereto, and except for such matters which would not have a Company Material Adverse Effect. All leases under which the Company leases any substantial amount of real or personal property have been made available to Parent and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which would not have a Company Material Adverse Effect.

SECTION 5.17  Company Stockholders' Approval.

     The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock and sixty percent (60%) of the holders of each class of Company Preferred Stock.

SECTION 5.18  Pooling and Tax-Free Reorganization Matters.

     To the knowledge of the Company and based upon consultation with its independent accountants, neither the Company nor any of its affiliates has taken or agreed to take any action that would interfere with the ability of Parent to
(a) account for the business combination to be effected by the Merger as a pooling of interests or (b) treat the Merger as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

SECTION 5.19  Insurance.

     Except as set forth on Schedule 5.19 attached hereto, the Company maintains insurance with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of its business and its properties. Copies of such policy or policies have been made available to Parent.

SECTION 5.20  Opinion of Company's Financial Advisor.

     The Board of Directors of the Company has received the opinion of Smith Barney Inc. ("Smith Barney"), financial advisor to the Company, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (the "Smith Barney Opinion").

SECTION 5.21  Brokers.

     The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company (except for fees, expenses and amounts of indemnity payable to Smith Barney).

SECTION 5.22  Contracts and Commitments.

     (a) There is no default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any of its subsidiaries under any of the material contracts (a "Material Contract") to which it is a party. Neither the Company nor any of its subsidiaries has received written notice of an outstanding, uncured default under any Material Contract by any other party thereto. Except as set forth in Schedule 5.22 attached hereto, neither the Company nor any of its subsidiaries has any knowledge (i) that any hospital, hospital system, independent practice association ("IPA"), physician group, physician, pharmacy, laboratory, home health care agency, nursing facility, mental health provider, therapist or other allied health care professional or institution (each a "Provider" and collectively "Providers") representing individually or in the aggregate in excess of ten percent (10%) of the enrollees of the Company or of the total number of Providers are organized or attempting to organize any entity (whether or not incorporated) for the purpose of bargaining or otherwise dealing with the Company on a collective basis (except with respect to individual Providers who have formed professional corporations or partnerships with respect to IPAs and medical groups which already contract with the Company or its subsidiaries); (ii) that IPAs, medical groups or individual physicians which contract with the Company or its subsidiaries and which serve individually or in the aggregate more than ten percent (10%) of the enrollees of the Company or its subsidiaries have provided written notice of an intent (whether or not legally binding) to terminate or not to renew their respective contracts with the Company or its subsidiaries; (iii) of any circumstances likely to result in disenrollment of enrollees, the loss of which individually and in the aggregate would have a Company Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other conditions or developments that are not unique to the Company and its subsidiaries but also affect other persons who participate or are engaged in the lines of business in which the Company and its subsidiaries participate or are engaged; or (iv) of any Provider providing services to the Company and its subsidiaries that does not maintain professional liability insurance.

     (b) Each of the Material Contracts is enforceable against the Company or any of its subsidiaries, as the case may be, in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Neither the Company nor any of its subsidiaries has received written notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or not exercise any options under any of the Material Contracts.

SECTION 5.23  Intellectual Property.

     Except as set forth on Schedule 5.23 attached hereto, the Company does not have any patents, trademarks, service marks, trade names, corporate names (including all registrations and applications therefor) and copyright registrations and applications that are material to the business or condition of the Company or any of its subsidiaries.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1  Conduct of Business by the Company Pending the Merger.

     Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned subsidiary solely to its parent corporation, (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (v) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any

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

     class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company (i) may grant options to the extent required to be granted automatically under the Company's Plans or pursuant to written employment agreements disclosed on a Schedule hereto,
     (ii) may issue shares upon conversion of convertible securities and exercise of options outstanding on the date hereof, or options granted pursuant to subsection (c)(i) of this Section 6.1 and (iii) may issue shares necessary to effect the transactions contemplated by Section 7.14;

          (d) not (i) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000 (net of any amounts of any such indebtedness discharged during such period), or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $5,000,000, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iv) knowingly take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (v) knowingly take or fail to take any action which action or failure would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for Federal income tax purposes as a result of the consummation of the Merger, (vi) make any acquisition of any assets or businesses in an aggregate amount in excess of $250,000, (vii) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) not, except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any governmental or regulatory body or authority;

          (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (g) confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

          (h) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

          (i) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; and

          (j) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

SECTION 6.2  Conduct of Business by Parent and Acquisition Pending the Merger.

     Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing, Parent and Acquisition shall, and shall cause their subsidiaries, to:

          (a) not (i) amend or propose to amend their respective charters or bylaws, (ii) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned subsidiary solely to its parent corporation, (iii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except in connection with the potential acquisitions described on Schedule 6.2 attached hereto or subsequently disclosed to Company in writing) or (v) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto;

          (b) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of Parent Common Stock, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Parent may issue shares
     (i) upon conversion of convertible securities and exercise of options outstanding on the date hereof or granted following the date hereof consistent with Parent's prior practices and (ii) in connection with the potential acquisitions described on Schedule 6.2 attached hereto or subsequently disclosed to Company in writing;

          (c) not (i) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $300,000,000 (net of any amounts of any such indebtedness discharged during such period), (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $300,000,000, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iv) knowingly take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (v) knowingly take or fail to take any action which action or failure to take action would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for Federal income tax purposes as a result of the consummation of the Merger, (vi) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business and as described on
     Schedule 6.2 attached hereto or subsequently disclosed to Company in writing, (vii) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement; and

          (e) be reasonably available to confer on a regular and frequent basis with one or more representatives of the Company to report operational matters of materiality and the general status of ongoing operations.

SECTION 6.3  Control of the Company's Operations.

     Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

SECTION 6.4  Control of Parent's Operations.

     Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct Parent's or Acquisition's operations prior to the Effective Time. Prior to the Effective Time, Parent and Acquisition shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

SECTION 6.5  Conduct of Business of Acquisition.

     During the period from the date of this Agreement to the Effective Time, Acquisition shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Parent shall take all actions necessary to cause Acquisition to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1  Access to Information.

     (a) The Company and its subsidiaries shall afford to Parent and Acquisition and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") and Parent and its subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") reasonable access during normal business hours throughout the period prior to the earlier of the termination of this Agreement or the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of Federal or state securities laws or filed by any of them with the Commission in connection with the transactions contemplated by this Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning their respective businesses, properties and personnel as Parent, Acquisition or the Company, as the case may be, shall reasonably request; provided that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold, and the Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, in strict confidence all such information in accordance with the terms of the confidentiality agreement dated as of November 6, 1996 (the "Confidentiality Agreement"), between Parent and the Company.

     (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly return to the other all non-public written material provided pursuant to this Section 7.1 or the Confidentiality Agreement and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Company based on the information in such material shall be destroyed (and Parent and the Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

     (c) The Company shall promptly advise Parent and Parent shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which could reasonably be expected to have, any Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

SECTION 7.2  Registration Statement and Proxy Statement.

     Parent shall file with the Commission as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky, securities laws or rules or regulations of any national securities exchange or the NNM in connection with the issuance of Parent Common Stock pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding two sentences.

SECTION 7.3  Company Stockholders' Approval.

     The Company, Parent and Stockholders of the Company holding, in the aggregate, a number of shares of Company Common Stock and Company Preferred Stock sufficient to approve and adopt this Agreement are parties to a Stockholder Agreement dated the date of this Agreement whereby such stockholders have agreed to vote for approval and adoption of the Agreement and the transactions contemplated hereby, among other matters (the "Stockholder Agreement"). The Stockholder Agreement is in form attached hereto as Exhibit
7.3. The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and shall use its best efforts to seek to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the board of directors of the Company under applicable law, the Company shall, through its board of directors, recommend to its stockholders approval of the transactions contemplated by this Agreement. Subject to the foregoing, the Company (i) acknowledges that a breach of its covenant contained in this Section 7.3(a) to convene a meeting of its stockholders and call for a vote thereat with respect to the approval of this Agreement and the Merger will result in irreparable harm to Parent which will not be compensable in money damages and
(ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Parent for a breach of such covenant.

SECTION 7.4  Affiliates of the Company and Parent.

     On or prior to July 15, 1997, the Company and Parent shall each deliver to the other a letter pursuant to Staff Accounting Bulletins 65 & 76 and Accounting Series Releases 130 & 135 (the "APB No. 16 Affiliate Letter") identifying all persons who may be deemed affiliates of the Company or Parent, respectively, for the purposes of the foregoing, including, without limitation, all directors and executive officers of the Company or of the Parent as of the date of the APB No. 16 Affiliate Letter. On or prior to the date that is five (5) days prior to the Closing Date, (i) the Company shall deliver to Parent another letter (the "Rule 145 Letter") identifying all persons who may be affiliates of the Company, as defined under Rule 145 under the Securities Act ("Rule 145"), as of the date of the Rule 145 Letter, and (ii) the Company shall advise the persons identified in the Rule 145 Letter of the resale restrictions imposed by applicable securities laws. Each of the Company and Parent shall use its reasonable best efforts to obtain as soon as practicable from each person listed on the respective APB No. 16 Affiliate Letter and from any person who may be deemed to have become an affiliate of the Company or Parent for the purposes of the foregoing after such party's delivery of the APB No. 16 Affiliate Letter and in any event not later than July 31, 1997, an agreement not to sell shares of Company Common Stock or Parent Common Stock in excess of an amount which would, in the aggregate, contravene the provisions of the foregoing until combined results of operations of the Company and Parent covering at least thirty (30) days of combined operations are made public. Parent will keep current its filings under the Exchange Act for purposes of reliance by Company affiliates upon the resale provisions of Rule 145.

SECTION 7.5  Exchange Listing.

     Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for inclusion on the NNM, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger.

SECTION 7.6  Expenses and Fees.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 7.7  Agreement to Cooperate.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals and Commission "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to (i) take all actions necessary to cause the Merger to
(a) qualify as a tax-free merger under Section 368 of the Code and (b) be treated as a pooling of interests under APB No. 16 for accounting and financial statement purposes, and (ii) file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of such parties.

SECTION 7.8  Public Statements.

     The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation unless required by law, by regulation of the NNM or upon written advice of counsel.

SECTION 7.9  Employee Matters.

     (a) From and after the Effective Time, Parent and the Surviving Corporation, and their respective affiliates will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, employee or consultant to the Company.

     (b) Parent agrees that, for one year after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide employee benefit plans and programs for the benefit of employees and former employees of the Company ("Company Employees"), which, in the aggregate, are no less favorable than the Company employee benefit plans and programs in effect immediately prior to the Effective Time. Parent further agrees that, for the two year period beginning on the date one year following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, Company Employees with employee benefit plans and programs that are no less favorable in the aggregate to those provided from time to time to employees of Parent of comparable status and seniority. Except with respect to plans and programs set forth on Schedule 7.9 attached hereto, with respect to such benefits, past service, compensation and expense credits of such Company Employees shall be recognized, whenever reasonably possible consistent with the terms of such plans and programs, for all purposes under such plans (including, but not limited to, participation, eligibility, vesting and calculation of benefits), and each employee or fringe benefit plan or program available to Company Employees as contemplated hereby shall be applied to such Company Employees.

SECTION 7.10  Notification of Certain Matters.

     Each of the Company, Parent and Acquisition agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.11 Corrections to the Proxy Statement/Prospectus and Registration Statement.

     Prior to the date of the Company Stockholders' Approval of the Merger, each of the Company, Parent and Acquisition shall correct promptly any information provided by it to be used in the Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all reasonable steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company and Parent, in each case to the extent required by applicable law.

SECTION 7.12  Insurance; Indemnity.

     For a period of six (6) years following the Effective Time, Parent shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now or has been an officer, director, employee, trustee or agent of the Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the full extent and under all circumstances permitted by Delaware law as in effect on the date hereof, upon receipt of any undertaking required by applicable law, and (ii) Parent will direct the defense of any such matter; provided, however, that Parent shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Immediately following the Effective Time, Parent shall purchase and maintain or cause the Surviving Corporation to purchase and maintain, for a period of six (6) years following the Effective Time, policies of directors' and officers' liability insurance covering each person who was a director or officer of the Company at any time prior to the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that are no less advantageous to the insured parties as those in effect immediately prior to the Effective Time for officers and directors of Parent. The provisions of this

Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under the previous sentence hereof, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Company or any of its subsidiaries, under the DGCL or otherwise.

SECTION 7.13  No Solicitations.

     Prior to the Effective Time, the Company agrees (a) that neither it nor any of its subsidiaries shall, and it shall use its best efforts to cause their respective representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any portion of the assets of the Company and its subsidiaries taken as a whole, (ii) any of the outstanding shares of Company Common Stock or (iii) any of the outstanding shares of the capital stock of any subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and (b) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any such person or group. There shall be excepted from this Section 7.13 the transactions effected pursuant to Section 7.14 hereof.

SECTION 7.14  Roll-up Transactions.

     (a) Roll-up Notices. Following the execution of this Agreement, the Company shall deliver notices to each of the holders ("Minority Holders"), excluding the Company and its affiliates, of stock ("Minority Shares") and/or stock options ("Minority Options") in any of the Company's subsidiaries (as defined in Section 4.2(c) above), which notices shall serve to inform the Minority Holders of the Company's intention to undertake the transactions contemplated by the shareholder agreements ("Minority Shareholder Agreements") and stock option plans ("Minority Option Plans") relating to such subsidiaries to eliminate the Minority Holders' interests in each such subsidiary ("Roll-up Transactions"). The Company will use its best efforts to consummate all of the Roll-up Transactions as of the Effective Time.

     (b) Minority Shares. If the Roll-up Transactions relating to the Minority Shares of a particular subsidiary are consummated as of the Effective Time, such Minority Shares shall be exchanged for Company Common Stock at the Effective Time as provided in the related Minority Shareholder Agreement and shall be treated in the Merger as other issued and outstanding Company Common Stock is treated pursuant to Section 3.1 of this Agreement. If the Roll-up Transactions relating to the Minority Shares of a particular subsidiary will not be consummated as of the Effective Time, the Company shall use its best efforts to induce each holder of Minority Shares in such subsidiary to enter into an escrow agreement with Parent and the Company ("Escrow Agreement") providing that such holder shall have no actions, causes of action or claims against the Company or Parent with respect to such holder's Minority Shares other than for a number of shares of Parent Common Stock not to exceed those held in the escrow specifically to complete the Roll-up Transactions for such subsidiary.

     (c) Minority Options. If the Roll-up Transactions relating to the Minority Options issued by a particular subsidiary are consummated as of the Effective Time, such Minority Options shall be exchanged for Company Stock Options at the Effective Time as provided in the related Minority Option Plan and shall be treated in the Merger as other issued and outstanding Company Stock Options are treated pursuant to Section 3.5 of this Agreement. If the Roll-up Transactions relating to the Minority Options of a particular subsidiary will not be consummated as of the Effective Time, the Company shall use its best efforts to induce each holder of such Minority Options to enter into an Escrow Agreement providing that such holder shall have no actions, causes of action or claims against the Company or Parent with respect to such holder's Minority Options other than for a number of shares of Parent Common Stock and/or Parent Stock Options held in the escrow specifically to complete the Roll-up Transactions for such subsidiary.

     (d) Escrow Provisions. Any shares of Parent Common Stock or Parent Stock Options held in any escrow pursuant to this Section 7.14 shall constitute shares or options which would otherwise be issuable to stockholders or optionees of the Company in the Merger. The terms of each Escrow Agreement and any related escrow arrangements shall be reasonably agreed upon by Parent and the Company.

     (e) Adjustments Following Completion of Roll-up Transactions. If, following the completion of a Roll-up Transaction for any subsidiary after the Effective Time, there are shares of Parent Common Stock remaining in any escrow account established with respect to the Minority Shares of or Minority Options issued by such subsidiary, a number of such shares remaining in all such escrow account shall be distributed to the former Company stockholders and option holders who received shares of Parent Common Stock pursuant to Section 3.1 and Section 3.5, respectively.

SECTION 7.15  Bank Consent.

     Parent shall use its reasonable best efforts to obtain the consent of its senior lender with respect to the transactions contemplated by this Agreement on or before August 15, 1997.

                                  ARTICLE VIII

                                   CONDITIONS

SECTION 8.1  Conditions to Each Party's Obligation to Effect the Merger.

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company under the Company's Certificate of Incorporation and applicable law.

          (b) Inclusion of Parent Common Stock. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NNM upon official notice of issuance.

          (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and state blue sky laws, if applicable, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities.

          (e) No Injunction. No preliminary or permanent injunction or other order or decree by any Federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted).

          (f) Pooling. Parent and the Company shall have received letters from Deloitte & Touche LLP and KPMG Peat Marwick LLP, respectively, dated not more than two business days prior to the Effective Time, to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement and if the operations of Parent and the Surviving Corporation are conducted in a manner that do not violate "pooling of interests" accounting treatment.

SECTION 8.2  Conditions to Obligation of the Company to Effect the Merger.

     Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Compliance with Covenants; Accuracy of Representations and Warranties. Parent and Acquisition shall have performed in all material respects their agreements, covenants and obligations contained in this Agreement required to be performed or complied with by Parent and Acquisition on or prior to the Closing Date and the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of Parent and of the President and Chief Executive Officer or a Vice President of Acquisition to that effect.

          (b) Tax Opinion. The Company shall have received from Gibson, Dunn & Crutcher LLP, counsel to the Company, on the date of the Proxy Statement and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Acquisition and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for the Company shall be entitled to rely upon representations of officers and affiliates of Parent, Acquisition and the Company reasonably satisfactory in form and substance to such counsel and to Parent and Acquisition.

          (c) Fairness Opinion. The Smith Barney Opinion shall not have been withdrawn.

          (d) Consents; Approvals. Parent shall have obtained all of the consents set forth on Schedule 4.3(b) attached hereto. With respect to the Parent Required Statutory Approvals, all approvals shall have been obtained and all filings which are required to be made prior to the Effective Time shall have been submitted.

          (e) Employee Matters. Parent shall have entered into employment agreements and have taken such other employee related matters as are listed on a Memorandum of even date herewith initialed among the parties.

          (f) Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement in the form attached hereto as
     Exhibit 8.2(f).

          (g) Opinions of Counsel. The Company shall have received the opinions of Pillsbury Madison & Sutro LLP, and James A. Lebovitz, Esq., counsel to Parent, dated the Closing Date, in form reasonably satisfactory to the Company.

          (h) Bank Consent. Parent shall have received the consent of its senior lender with respect to the transactions contemplated by this Agreement not later than the date set forth in Section 7.15.

SECTION 8.3 Conditions to Obligations of Parent and Acquisition to Effect the Merger.

     Unless waived by Parent and Acquisition, the obligations of Parent and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) Compliance with Covenants; Accuracy of Representations and Warranties. The Company shall have performed in all material respects its agreements, covenants and obligations contained in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a referral to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of the Company to that effect.

          (b) Tax Opinion. Parent shall have received from Pillsbury Madison & Sutro LLP, counsel to Parent, on the date of the Proxy Statement and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Acquisition and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for Parent shall be entitled to rely upon representations of officers and affiliates of Parent, Acquisition and the Company reasonably satisfactory in form and substance to such counsel and to the Company.

          (c) Consents; Approvals. The Company shall have obtained all of the consents set forth on Schedule 5.4(b) attached hereto. With respect to the Company Required Statutory Approvals, all approvals shall have been obtained and all filings which are required to be made prior to the Effective Time shall have been submitted.

          (d) Resignations. Parent shall have received from the Company the resignations of all individuals serving as directors of the Company immediately prior to the Effective Time.

          (e) Master Strategic Agreement for Private Practice Partnerships. The Company and Oxford Health Plans, Inc., a Delaware corporation ("Oxford"), shall have executed a master strategic agreement substantially in the form of Exhibit 8.3(e) hereof.

          (f) Wellpoint Memorandum of Understanding. The Company and Wellpoint Health Networks, Inc., a Delaware corporation ("Wellpoint"), shall have executed a Memorandum of Understanding substantially in the form of Exhibit 8.3(f) hereof.

          (g) Opinion of Counsel. Parent shall receive the opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company, dated the Closing Date, in form reasonably satisfactory to Parent.

          (h) No Preferred Stock Outstanding. The Company and the holders of Company Preferred Stock shall have taken all necessary actions to ensure that all of the outstanding shares of Preferred Stock will be canceled or converted into shares of Company Common Stock no later than immediately prior to the Effective Time.

          (i) Stock Option Acknowledgements. Stock Option Acknowledgements shall have been executed and delivered by the holders of Company Stock Options representing no less than eighty percent (80%) of the shares of Company Stock available under all Company Stock Options (whether such Company Stock Options are vested or unvested) as of immediately prior to the Effective Time.

          (j) Roll Up. Each Roll-up Transaction shall either be complete as of the Effective Time or the parties with respect thereto shall have entered into Escrow Agreements as contemplated by Section 7.14.

          (k) Denominator Certificate. Parent shall have received the Denominator Certificate in form reasonably acceptable to Parent.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1  Termination.

     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company, as follows:

          (a) The Company shall have the right to terminate this Agreement:

             (i) if the Merger is not completed by the date 120 days from the date of this Agreement otherwise than on account of delay or default on the part of the Company, provided that Parent may extend such date for an additional 30 days if all Parent Required Statutory Approvals and all Company Required Statutory Approvals have not then been obtained or if the transactions contemplated by Section
        7.14 shall not have been concluded;

             (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company or any of its 5% stockholders or any of their affiliates or associates;

             (iii) if Parent (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to Parent by the Company;

             (iv) if any condition set forth in Section 8.1 or Section 8.2 hereof is not satisfied, other than as a result of the conduct of the Company;

             (v) if the Parent Value is less than $15.65; or

             (vi) if the Parent shall not have received the consent of its senior lender specified in Section 8.2(h) by not later than August 15, 1997.

          (b) Parent shall have the right to terminate this Agreement.

             (i) if the Merger is not completed by the date 120 days from the date of this Agreement otherwise than account of delay or default on the part of Parent, provided that Company may extend such date for an additional 30 days if all Parent Required Statutory Approvals and Company Required Statutory Approvals have not then been obtained or if the transactions contemplated by Section 7.14 shall not have been concluded;

             (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent or any of its 5% stockholders or any of their affiliates or associates;

             (iii) if the Company (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within thirty (30) days after written notice of such default is given to the Company by Parent; or

             (iv) if any condition set forth in Section 8.1 or Section 8.3 hereof is not satisfied, other than as a result of the conduct of Parent.

          (c) As used in this Agreement, (i) "affiliate" has the meaning assigned to it in the Federal securities laws and (ii) "group" has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

SECTION 9.2  Effect of Termination.

     In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Acquisition or their respective officers or directors with respect to obligations existing thereunder prior to the termination (except as set forth in this Section 9.2 and in Sections 7.1, 7.6 and 7.8 hereof and except for the rights of any non-breaching party in respect of a willful breach or a knowing violation by another party of a covenant, representation or warranty hereunder, all of which shall survive the termination).

SECTION 9.3  Amendment.

     This Agreement may not be amended except by action taken by the parties' respective boards of directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

SECTION 9.4  Waiver.

     At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and
(c) waive compliance with any provisions of this Agreement or conditions contained herein except that, after the vote of the Company's stockholders with respect to this Agreement, the Exchange Ratio shall not be changed from that provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1  Non-Survival of Representations and Warranties.

     All representations and warranties in this Agreement shall not survive the Merger, and after effectiveness of the Merger neither the Company, Parent, the Surviving Corporation or their respective officers or directors shall have any further obligation with respect thereto.

SECTION 10.2  Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by nationally recognized overnight mail service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Parent or Acquisition to:

              FPA Medical Management, Inc.
               3636 Nobel Drive, 2nd Floor
               San Diego, CA 92122
               Attention: Chief Financial Officer

        with copies to:

              James A. Lebovitz, Esq.
               Senior Vice President,
               General Counsel & Secretary
               FPA Medical Management, Inc.
               3636 Nobel Drive, 2nd Floor
               San Diego, CA 92122

        and

              Pillsbury Madison & Sutro LLP
               101 W. Broadway, Suite 1800
               San Diego, CA 92101
               Attention: David R. Snyder, Esq.

        (b) If to the Company, to:

              Health Partners, Inc.
               800 Connecticut Avenue
               Norwalk, CT 06854
               Attention: Charles G. Berg,
                        Chief Executive Officer
        with a copy to:

              Bruce D. Meyer, Esq.
               Gibson, Dunn & Crutcher LLP
               333 South Grand Avenue
               Los Angeles, CA 90071

SECTION 10.3  Interpretation.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

SECTION 10.4  Miscellaneous.

     This Agreement (including the documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) except with respect to the provisions of Sections 3.5 and 7.12, is not intended to confer upon any other person any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto, and their respective successors and assigns, and (c) shall not be assigned by operation of law or otherwise, except that Acquisition may assign this Agreement to any other wholly-owned subsidiary of Parent. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

SECTION 10.5  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each party agrees (i) to accept the facsimile signature of the other party's representatives hereto and (ii) to be bound by its own representative's facsimile signature hereon.

     IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

                                          Parent

                                          FPA MEDICAL MANAGEMENT, INC.

                                          By:       /s/ SETH M. FLAM
                                            ------------------------------------
                                          Print Name: Seth M. Flam
                                          Title: President & Chief Executive
                                                 Officer

                                          Acquisition

                                          FPA ACQUISITION CORP.

                                          By:       /s/ SETH M. FLAM
                                            ------------------------------------
                                          Print Name: Seth M. Flam
                                          Title: President & Chief Executive
                                                 Officer

                                          Company

                                          HEALTH PARTNERS, INC.

                                          By:      /s/ CHARLES G. BERG
                                            ------------------------------------
                                          Print Name: Charles G. Berg
                                          Title: Chief Executive Officer

                                                                      APPENDIX B
July 1, 1997

The Board of Directors
Health Partners, Inc.
800 Connecticut Avenue
Norwalk, Connecticut 06854

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Health Partners, Inc. ("Health Partners") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 1, 1997 (the "Merger Agreement"), by and among FPA Medical Management, Inc. ("FPA"), FPA Acquisition Corp., a wholly owned subsidiary of FPA ("Acquisition Sub"), and Health Partners. As more fully described in the Merger Agreement, (i) Acquisition Sub will be merged with and into Health Partners (the "Merger") and (ii) the outstanding shares of the common stock, par value $0.001 per share, of Health Partners (the "Health Partners Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.002 per share, of FPA (the "FPA Common Stock") having an aggregate value of $115 million (the "Merger Consideration"), subject to adjustment as more fully specified in the Merger Agreement if the average closing prices of FPA Common Stock for the 10 consecutive trading days ending on the date that is two trading days prior to the closing of the Merger is less than $18.00 or greater than $22.00.

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Health Partners and certain senior officers and other representatives of FPA concerning the businesses, operations and prospects of Health Partners and FPA. We examined certain business and financial information relating to Health Partners and certain publicly available business and financial information relating to FPA as well as certain financial forecasts and other information and data for Health Partners and FPA which were provided to or otherwise discussed with us by the respective managements of Health Partners and FPA, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of FPA Common Stock; the historical and projected earnings and other operating data of Health Partners and FPA; and the capitalization and financial condition of Health Partners and FPA. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Health Partners and FPA. We also evaluated the potential pro forma financial impact of the Merger on FPA. In connection with our engagement, we were requested to approach on a limited basis, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Health Partners. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Health Partners and FPA that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Health Partners and FPA as to the future financial performance of Health Partners and FPA and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, and have taken into account to the extent relevant to our analysis, that prior to the consummation of the Merger all outstanding shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of Health Partners and Series B Convertible Preferred Stock, par value $0.001 per share, of Health Partners and all outstanding minority interests in subsidiaries of Health Partners will be converted into shares of Health Partners Common Stock. We are not expressing any opinion as to what the value of the FPA Common Stock actually will be when issued to Health Partners stockholders pursuant to the Merger or the price at which the FPA Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Health Partners or FPA nor have we made any physical inspection of the properties or assets of Health Partners or FPA. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Smith Barney has been engaged to render financial advisory services to Health Partners in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of FPA for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to FPA unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Health Partners and FPA.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Health Partners in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Health Partners Common Stock.

                                          Very truly yours,

                                          SMITH BARNEY INC.

                                                                      APPENDIX C

                         DELAWARE GENERAL CORPORATIONS
                                LAW SECTION 262

SEC. 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     FPA's Certificate of Incorporation, as amended, has the following indemnification provisions:

          "SEVENTH"

     A. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     B. If a claim under Paragraph A of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than a action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     D. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     FPA's By-laws similarly provide that FPA shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

     In addition, FPA has entered into individual indemnification agreements (the "Indemnification Agreements") with each of the directors. The general effect on directors' liabilities is set forth in the provisions of the Indemnification Agreements summarized below:

     Proceedings Other Than Proceedings by or in the Right of FPA. A director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending, or completed proceeding, other than a proceeding by or in the right of FPA. In such case, such director shall be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Proceedings by or in the Right of Company. Generally, a director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending or completed proceeding brought by or in the right of FPA to procure a judgment in its favor. In such case, the director shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA; provided, however, that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director shall have been adjudged to be liable to FPA unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

     Indemnification for Expenses of a Party Who is Wholly or Partly
Successful. Notwithstanding any other provision of the Indemnification Agreements, to the extent that the director is, by reason of his position with FPA, a party to and is successful, on the merits or otherwise, in any proceeding, he shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the director is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, FPA shall indemnify the director against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibit

EXHIBIT
 NUMBER                                           DESCRIPTION
--------       ---------------------------------------------------------------------------------
 2          -- Agreement and Plan of Merger by and among the Registrant, FPA Acquisition Corp.
               and Health Partners, Inc. (included as Appendix A)
 3.1        -- Certificate of Incorporation.*
 3.2        -- Bylaws.*
 3.3        -- Certificate of Amendment of Certificate of Incorporation filed October 20, 1994
               (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended
               December 31, 1994 at Exhibit No. 3.3.
 4.1        -- Specimen of Common Stock Certificate.*
 4.2        -- Form of Warrant.*
 4.3        -- Indenture dated as of December 18, 1996, by and between the Registrant and the
               Trustee for the 6 1/2% Convertible Subordinated Debentures (incorporated by reference to the Registrant's Current Report on Form 8-K dated December 18,
               1996.)
 4.4        -- Registration Rights Agreement dated December 13, 1996 by and among the Registrant and the Initial Purchasers of the 6 1/2% Convertible Subordinated Debentures
               (incorporated by reference to the Registrant's Current Report on Form 8-K dated
               December 18, 1996.)
 4.5        -- Form of Rule 144A Restricted Global Debenture (incorporated by reference to the
               Registrant's Current Report on Form 8-K dated December 18, 1996.)
 4.6        -- Form of Regulation S Global Debenture (incorporated by reference to the
               Registrant's Current Report on Form H-K dated December 18, 1996.)
 4.7        -- Registration Rights Agreement dated June 30, 1997 by and among the Registrant, and certain stockholders of HealthCap, Inc. (incorporated by reference to
               Registration Statement No. 333-21251 at Exhibit No. 4.7)
 4.8        -- Form of Registration Rights Agreement by and among the Registrant and certain holders of Health Partners, Inc. Common Stock and Preferred Stock.
 5          -- Opinion of Pillsbury Madison & Sutro LLP.+
 8          -- Opinion of Pillsbury Madison & Sutro LLP with respect to tax matters.+
10.1        -- IPA Medicare Partial Risk Services Agreement between Pacificare of California and
               Family Practice Associates of San Diego, Inc. ("FPASD") dated January 1, 1993, including an amendment thereto date effective January 1, 1994.* **

EXHIBIT
 NUMBER                                           DESCRIPTION
--------       ---------------------------------------------------------------------------------
10.2        -- [Reserved]
10.3        -- Medical Services Organization Agreement dated January 21, 1995 between FPANJ and
               Medigroup, Inc. (HMO Blue).* **
10.4        -- Pacificare IPA Commercial Services Agreement with FPASD dated May 1, 1995.* **
10.5        -- Amendment to IPA Medicare Partial Risk Services Agreement between Pacificare of
               California and FPASD dated April 1995.* **
10.6        -- [Reserved]
10.7        -- Form of Primary Care Physician Agreement/California.* **
10.8        -- Form of Specialty Care Physician Agreement/California.* **
10.9        -- Form of Administrative Services Agreement between FPA and a Professional
               Corporation.*
10.10       -- Form of Administrative Services Agreement between FPA and a Professional
               Corporation.*
10.11       -- Form of Succession Agreement.*
10.12       -- Employment Agreement between FPA and Dr. Sol Lizerbram effective as of January 1,
               1994, including an amendment thereto effective as of January 1, 1994
               (incorporated by reference to Registration Statement No. 33-79714 at Exhibit No.
               10-13) and amendment thereto effective as of July 1, 1995.*
10.14       -- Employment Agreement between FPA and Dr. Howard Hassman effective as of January
               1, 1994, including an amendment thereto effective as of January 1, 1994
               (incorporated by reference to Registration Statement No. 33-79714 as Exhibit No.
               10.15) and amendment thereto effective as of July 1, 1995.*
10.15       -- Employment Agreement between FPA and Dr. Kevin Ellis effective as of January 1,
               1994, including an amendment thereto effective as of January 1, 1994
               (incorporated by reference to Registration Statement No. 33-79714 at Exhibit No.
               10.16) and amendment thereto effective as of July 1, 1995.*
10.16       -- Amended and Restated Employment Agreement between FPA and Steven M. Lash effective September 1, 1994 (incorporated by reference to FPA's Annual Report on
               Form 10-K for the year ended December 31, 1994 at Exhibit No. 10.26).
10.17       -- Employment Agreement between FPA and Robert J. Burg effective December 1, 1994
               (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended
               December 31, 1994 at Exhibit No. 10.27).
10.18       -- Employment Agreement between FPA and James A. Lebovitz effective March 1, 1996
               (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended
               December 31, 1995).
10.19       -- FPA Omnibus Stock Option Plan (incorporated by reference to Registration
               Statement No. 33-79714 at Exhibit 10.19).
10.20       -- [Reserved]
10.21       -- [Reserved]
10.22       -- [Reserved]
10.23       -- [Reserved]
10.24       -- 401(k) Salary Savings Plan effective January 1, 1994 (incorporated by reference to Registration Statement No. 33-79714 at Exhibit 10.20).
10.25       -- 1995 Directors Stock Option Plan.*
10.26       -- 1994 Physicians Stock Option Plan.*

EXHIBIT
 NUMBER                                           DESCRIPTION
--------       ---------------------------------------------------------------------------------
10.27       -- Credit, Security, Guarantee and Pledge Agreement dated as of January 29, 1996 among FPA and its subsidiaries and certain guarantors and the lenders named therein and Banque Paribas, as amended March 15, 1996 (incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
               1995).
10.28       -- Agreement and Plan of Merger among FPA, FPA Acquisition Corporation and AHI
               Healthcare Systems, Inc. made November 8, 1996, as amended by Amendment No. 1 to
               Agreement and Plan of Merger, dated as of February 5, 1997 (incorporated by reference to Registration Statement No. 333-21721 at Exhibit No. 2).
10.29       -- Form of Indemnification Agreement*
10.30       -- Stock and Note Purchase Agreement by and among, inter alia, the Registrant and
               Foundation Health Corporation dated as of June 28, 1996 (incorporated by reference to Registrant's Current Report on Form 8-K dated June 21, 1996).
10.31       -- Agreement and Plan of Merger dated June 5, 1997 by and among the Registrant, FPA
               Acquisition Corp. and HealthCap, Inc. (incorporated by reference to Registration
               Statement No. 333- 31351 at Exhibit No. 10.31).
10.32       -- Credit Agreement dated as of June 30, 1997 by and among the Registrant, Lehman
               Commercial Paper, Inc. and the lenders parties thereto (incorporated by reference to Registration Statement No. 333-31351 at Exhibit No. 10.32).
10.33       -- HealthCap Management Group, Inc. 1994 Stock Option Plan (incorporated by reference to Registration Statement No. 333- 31341 at Exhibit No. 99.1).
10.34       -- HealthCap Management Group, Inc. Quality Consultant Stock Option Plan
               (incorporated by reference to Registration Statement No. 333-31341 at Exhibit No.
               99.2).
13          -- Annual Report on Form 10-K (incorporated by reference to Registrant's Annual
               Report on Form 10-K, as amended by Form 10-K/A for the fiscal year ended December
               31, 1996).
21          -- Subsidiaries of FPA.
23.1        -- Consent of Deloitte & Touche LLP.
23.2        -- Consent of Coopers & Lybrand LLP.
23.3        -- Consent of KPMG Peat Marwick LLP.
23.4        -- Consent of Ernst & Young LLP.
23.5        -- Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5)
24          -- Power of Attorney (included in Part II of Registration Statement)

---------------

 * Incorporated by reference to the exhibit to the Registrant's Registration Statement on Form S-1, Reg. No. 33-97456, at the exhibit number set forth opposite such exhibit's description above.

** Registrant has requested confidential treatment from the Securities and Exchange Commission for portions of this exhibit, which confidential portions have been filed separately.

 + To be filed by amendment.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final application of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 1, 1997.

                                          FPA MEDICAL MANAGEMENT INC.

                                          By:         /s/ SETH FLAM
                                            ------------------------------------
                                                         Seth Flam
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 1, 1997.

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Seth Flam, Steven M. Lash and James A. Lebovitz, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                   SIGNATURE                                        TITLE
-----------------------------------------------  --------------------------------------------

               /s/ SOL LIZERBRAM                 Director and Chairman of the Board of
-----------------------------------------------  Directors
                 Sol Lizerbram

                 /s/ SETH FLAM                   President, Chief Executive Officer and
-----------------------------------------------  Director (Principal Executive Officer)
                   Seth Flam

            /s/ STEPHEN J. DRESNICK              Director and Vice-Chairman of the Board of
-----------------------------------------------  Directors
              Stephen J. Dresnick

              /s/ STEVEN M. LASH                 Executive Vice President and Chief Financial
-----------------------------------------------  Officer and Treasurer (Principal Financial
                Steven M. Lash                   Officer and Accounting Officer)

              /s/ HOWARD HASSMAN                 Director
-----------------------------------------------
                Howard Hassman

                /s/ KEVIN ELLIS                  Director
-----------------------------------------------
                  Kevin Ellis

              /s/ SHELDON DEREZIN                Director
-----------------------------------------------
                Sheldon Derezin

                                                 Director
-----------------------------------------------
              Herbert A. Wertheim

                                 EXHIBIT INDEX

                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                                    DESCRIPTION                                    NUMBER
-------   ---------------------------------------------------------------------------  ----------
 2        Agreement and Plan of Merger by and among the Registrant, FPA Acquisition
          Corp. and Health Partners, Inc. (included as Appendix A)...................
 3.1      Certificate of Incorporation*..............................................
 3.2      Bylaws*....................................................................
 3.3      Certificate of Amendment of Certificate of Incorporation filed October 20,
          1994 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1994 at Exhibit No. 3.3)...........................
 4.1      Specimen of Common Stock Certificate*......................................
 4.2      Form of Warrant*...........................................................
 4.3      Indenture dated as of December 18, 1996, by and between the Registrant and the Trustee for the 6 1/2% Convertible Subordinated Debentures
          (incorporated by reference to the Registrant's Current Report on Form 8-K dated December 18, 1996)...................................................
 4.4      Registration Rights Agreement dated December 13, 1996 by and among the
          Registrant and the Initial Purchasers of the 6 1/2% Convertible
          Subordinated Debentures (incorporated by reference to the Registrant's
          Current Report on Form 8-K dated December 18, 1996)........................
 4.5      Form of Rule 144A Restricted Global Debenture (incorporated by reference to the Registrant's Current Report on Form 8-K dated December 18, 1996).......
 4.6      Form of Regulation S Global Debenture (incorporated by reference to the
          Registrant's Current Report on Form 8-K dated December 18, 1996)...........
 4.7      Registration Rights Agreement dated June 30, 1997 by and among the
          Registrant and certain stockholders of HealthCap, Inc. (incorporated by reference to Registration Statement No. 333-31351 at Exhibit No. 4.7)......
 4.8      Form of Registration Rights Agreement by and among the Registrant and certain holders of Health Partners, Inc. Common Stock and Preferred
          Stock......................................................................
 5        Opinion of Pillsbury Madison & Sutro LLP+..................................
 8        Opinion of Pillsbury Madison & Sutro LLP with respect to tax matters+......
10.1      IPA Medicare Partial Risk Services Agreement between Pacificare of
          California and Family Practice Associates of San Diego, Inc. ("FPASD")
          dated January 1, 1993, including an amendment thereto effective the date thereof and an amendment thereto date effective January 1, 1994* **........
10.2      [Reserved].................................................................
10.3      Medical Services Organization Agreement dated January 21, 1995 between
          FPANJ and Medigroup, Inc. (HMO Blue)* **...................................
10.4      Pacificare IPA Commercial Services Agreement with FPASD dated May 1, 1995*
          **.........................................................................
10.5      Amendment to IPA Medicare Partial Risk Services Agreement between
          Pacificare of California and FPASD dated April 1995* **....................
10.6      [Reserved].................................................................
10.7      Form of Primary Care Physician Agreement/California* **....................
10.8      Form of Specialty Care Physician Agreement/California* **..................
10.9      Form of Administrative Services Agreement between FPA and a Professional
          Corporation.*..............................................................

                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                                    DESCRIPTION                                    NUMBER
-------   ---------------------------------------------------------------------------  ----------
10.10     Form of Administrative Services Agreement between FPA and a Professional
          Corporation.*..............................................................
10.11     Form of Succession Agreement.*.............................................
10.12     Employment Agreement between FPA and Dr. Sol Lizerbram effective as of
          January 1, 1994, including an amendment thereto effective as of January 1,
          1994 (incorporated by reference to Registration Statement No. 33-79714 at
          Exhibit No. 10.13) and amendment thereto effective as of July 1, 1995.*....
10.14     Employment Agreement between FPA and Dr. Howard Hassman effective as of
          January 1, 1994, including an amendment thereto effective as of January 1,
          1994 (incorporated by reference to Registration Statement No. 33-79714 at
          Exhibit No. 10.15) and amendment thereto effective as of July 1, 1995.*....
10.15     Employment Agreement between FPA and Dr. Kevin Ellis effective as of
          January 1, 1994, including an amendment thereto effective as of January 1,
          1994 (incorporated by reference to Registration Statement No. 33-79714 at
          Exhibit No. 10.16) and amendment thereto effective as of July 1, 1995.*....
10.16     Amended and Restated Employment Agreement between FPA and Steven M. Lash effective September 1, 1994 (incorporated by reference to FPA's Annual
          Report on Form 10-K for the year ended December 31, 1994 at Exhibit No.
          10.26).....................................................................
10.17     Employment Agreement between FPA and Robert J. Burg effective December 1,
          1994 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1994 at Exhibit No. 10.27).........................
10.18     Employment Agreement between FPA and James A. Lebovitz effective March 1,
          1996 (incorporated by reference to FPA's Annual Report on Form 10-K for the year ended December 31, 1995)..............................................
10.19     FPA Omnibus Stock Option Plan (incorporated by reference to Registration
          Statement No. 33-79714 at Exhibit 10.19)...................................
10.20     [Reserved].................................................................
10.21     [Reserved].................................................................
10.22     [Reserved].................................................................
10.23     [Reserved].................................................................
10.24     401(k) Salary Savings Plan effective January 1, 1994 (incorporated by reference to Registration Statement No. 33-79714 at Exhibit 10.20).........
10.25     1995 Directors Stock Option Plan.*.........................................
10.26     1994 Physicians Stock Option Plan.*........................................
10.27     Credit, Security, Guarantee and Pledge Agreement dated as of January 29,
          1996 among FPA and its subsidiaries and certain guarantors and the lenders named therein and Banque Paribas, as amended March 15, 1996 (incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)...................................................
10.28     Agreement and Plan of Merger among FPA, FPA Acquisition Corporation and AHI
          Healthcare Systems, Inc. made November 8, 1996, as amended by Amendment No.
          1 to Agreement and Plan of Merger, dated as of February 5, 1997
          (incorporated by reference to Registration Statement No. 333-21721 at
          Exhibit No. 2).............................................................
10.29     Form of Indemnification Agreement.*........................................

                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                                    DESCRIPTION                                    NUMBER
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
10.30     Stock and Note Purchase Agreement among, inter alia, the Registrant and
          Foundation Health Corporation dated as of June 28, 1996 (incorporated by reference to Registrant's Current Report on Form 8-K dated June 21,
          1996)......................................................................
10.31     Agreement and Plan of Merger dated June 5, 1997 by and among the
          Registrant, FPA Acquisition Corp. and HealthCap, Inc. (incorporated by reference to Registration Statement No. 333-31351 at Exhibit No. 10.31)....
10.32     Credit Agreement dated June 30, 1997 by and among the Registrant, Lehman
          Commercial Paper, Inc. and the lenders parties thereto (incorporated by reference to Registration Statement No. 333-31351 at Exhibit No. 10.32)....
10.33     HealthCap Management Group, Inc. 1994 Stock Option Plan (incorporated by reference to Registration Statement No. 333-31341 at Exhibit No. 99.1).....
10.34     HealthCap Management Group, Inc. Quality Consultant Stock Option Plan
          (incorporated by reference to Registration Statement No. 333-31341 at
          Exhibit No. 99.2)..........................................................
13        Annual Report on Form 10-K (incorporated by reference to Registrant's
          Annual Report on Form 10-K, as amended by Form 10-K/A for the fiscal year ended December 31, 1996)...................................................
21        Subsidiaries of FPA........................................................
23.1      Consent of Deloitte & Touche LLP...........................................
23.2      Consent of Coopers & Lybrand LLP...........................................
23.3      Consent of KPMG Peat Marwick LLP...........................................
23.4      Consent of Ernst & Young LLP...............................................
23.5      Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5)...........
24        Power of Attorney (included in Part II of Registration Statement)..........

---------------

 * Incorporated by reference to the exhibit to the Registrant's Registration Statement on Form S-1, Reg. No. 33-97456, at the exhibit number set forth opposite such exhibit's description above.

** Registrant has requested confidential treatment from the Securities and Exchange Commission for portions of this exhibit, which confidential portions have been filed separately.

 + To be filed by amendment.